Exhibit 2.1

EXECUTION VERSION

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

________________________________________________________________________

ASSET PURCHASE AGREEMENT

by and among

CHILI ACQUISITION, INC.,

SMART GLOBAL HOLDINGS, INC.,

and

CREE, INC.

Dated as of October 18, 2020

________________________________________________________________________

The representations, warranties, and covenants contained in the Asset Purchase Agreement were made only for the purposes of the Asset Purchase Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Asset Purchase Agreement, and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Asset Purchase Agreement. In addition, such representations, warranties, and covenants may have been qualified by certain omitted disclosures not reflected in the text of the Asset Purchase Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by our shareholders. In reviewing the representations, warranties, and covenants contained in the Asset Purchase Agreement, it is important to bear in mind that such representations, warranties, and covenants were not intended by the parties to the Asset Purchase Agreement to be characterizations of the actual state of facts or condition of the registrant or its LED Products business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

-i-

(continued)

-ii-

(continued)

-iii-

EXHIBITS
Exhibit A	Form of Bills of Sale, Instruments of Transfer, Bought and Sold Notes, PRC Equity Transfer Agreement, and Assignment and Assumption Agreements
Exhibit B	Form of Intellectual Property Assignment and License Agreement
Exhibit C	Form of Purchase Price Note
Exhibit D	Form of Real Estate License Agreement
Exhibit E	Form of Supply Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Earnout Note

SCHEDULES
Schedule 1.1(a)	Acquired Subsidiary
Schedule 1.1(b)	Acquired Subsidiary Excluded Liabilities
Schedule 1.1(c)	Business Employees
Schedule 1.1(d)	Closing Net Working Capital Amount
Schedule 1.1(e)	Buyer Knowledge Group
Schedule 1.1(f)	Seller Knowledge Group
Schedule 1.1(g)	Seller Material Adverse Effect
Schedule 1.1(h)	Transferred Subsidiary Interests
Schedule 1.1(i)	Working Capital Accounting Principles
Schedule 2.2(b)	Inventory
Schedule 2.2(c)	Included Tangible Personal Property
Schedule 2.2(d)	Assumed Contracts
Schedule 2.2(g)	Transferred Real Property
Schedule 2.2(j)	Other Acquired Assets
Schedule 2.3(p)	Certain Excluded Equipment
Schedule 2.3(s)	Excluded Assets
Schedule 2.4(i)	Other Assumed Liabilities
Schedule 2.5(g)	Excluded Employment Liabilities
Schedule 2.5(n)	Excluded Liabilities
Schedule 2.11(b)(i)	Earnout Accounting Principles
Schedule 2.11(b)(viii)	Target Gross Profit Amount
Schedule 2.11(b)(ix)	Target Revenue Amount
Schedule 5.1(b)	Consents and Permits
Schedule 5.3(e)	Restructuring
Schedule 5.5(b)	Full Access and Cooperation; Confidentiality
Schedule 6.1(a)	Exclusion from Non-Competition
Schedule 7.2	Seller Severance Plans
Schedule 7.8(a)	International Employees
Schedule 8.2(f)	Transferred Interests
Schedule 8.3(g)	Legal Opinions
Schedule 10.1(e)	Special Indemnity Matters
Schedule 10.3(b)(i)	Special Indemnity Procedures
Schedule 10.1(f)	Special Environmental Matters
Schedule 10.5(d)	Illustrative Examples of Overlapping Indemnification Obligations

SELLER DISCLOSURE SCHEDULE

BUYER DISCLOSURE SCHEDULE

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of October 18, 2020 (the “Agreement Date”) by and among Chili Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer Parent (the “Buyer”), SMART Global Holdings, Inc., a Cayman Islands exempted company (the “Buyer Parent”), and Cree, Inc., a North Carolina corporation (the “Seller”).  The Buyer and the Buyer Parent are sometimes referred to in this Agreement individually as a “Buyer Party” and collectively as the “Buyer Parties.” The Buyer Parties and the Seller are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”  Capitalized terms used herein shall have the meanings ascribed to them in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, the Seller and certain of its direct and indirect Subsidiaries are engaged in, among other things, the Business; and

WHEREAS, the Seller desires to sell or cause to be sold to the Buyer or one or more of its designated Affiliates, and the Buyer or one or more of its designated Affiliates desire to purchase or cause to be purchased from the Seller Entities, all of the Acquired Assets and all of the Transferred Interests, and the Buyer or its designated Affiliates desire to assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1Defined Terms

As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“401(k) Plan” has the meaning set forth in Section 7.5.

“Accounting Firm” has the meaning set forth in Section 2.9(c)(iv).

“Accounts Payable” has the meaning set forth in Section 2.4(b).

“Accounts Receivable” has the meaning set forth in Section 2.2(h).

“Accrued Compensation Obligations” means, as of the Closing Date, any (a) accrued and unpaid salary, commissions, and wages and (b) PTO, in each case (as to both (a) and (b)) with respect to any Transferred Employee, including any payroll, employment or other Taxes attributable to any of the foregoing.

“Acquired Assets” has the meaning set forth in Section 2.2.

“Acquired Entities” means the Acquired Subsidiary and the JV Company.

“Acquired Entity Employees” means the employees of the Acquired Entities as of immediately prior to the Closing.

“Acquired Subsidiary” means the entity set forth on Schedule 1.1(a).

“Acquired Subsidiary Employees” means the employees of the Acquired Subsidiary as of immediately prior to the Closing.

“Acquired Subsidiary Excluded Liabilities” means the Liabilities of the Acquired Entities set forth on Schedule 1.1(b).

“Acquired Subsidiary Intellectual Property” means all Intellectual Property that is either owned by the Acquired Subsidiary or licensed to the Acquired Subsidiary by a third party.

“Action” means any action, claim, suit, charge, complaint, hearing, arbitration, investigation, audit or other proceeding, whether civil, criminal, administrative or investigative, in each case by or before any Governmental Entity or arbitrator.

“Adjustment Amount” means an amount, which may be positive or negative, equal to the Closing Business Cash plus (a) the Working Capital Surplus (if any) minus (b) the Working Capital Deficit (if any) minus (c) the amount of any Indebtedness of the Acquired Subsidiary unpaid as of the Closing.

“Adjustment Dispute Notice” has the meaning set forth in Section 2.9(c)(ii).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. As used herein, “controls,” “control” and “controlled” means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of voting interests of such Person, through Contract or otherwise.

“Affiliated Group” means a group of corporations with which an Acquired Entity has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

“Aggregate Cap” means [****].

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Allocation Accounting Firm” has the meaning set forth in Section 2.10(b).

“Assigned Intellectual Property” has the meaning given such term in the Intellectual Property Assignment and License Agreement.

“Assigned Patent Rights” has the meaning given such term in the Intellectual Property Assignment and License Agreement.

“Assigned Registered Intellectual Property” means (a) all Assigned Intellectual Property that is Registered Intellectual Property, and (b) all Intellectual Property that is owned by an Acquired Subsidiary that is Registered Intellectual Property.

“Assumed Contracts” has the meaning set forth in Section 2.2(d).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Audit” means any audit, examination or assessment of Taxes by any Governmental Entity, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Audited Carve-Out Financials” has the meaning set forth in Section 6.11.

“Bankruptcy and Equity Principles” has the meaning set forth in Section 3.2.

“Base Cash Purchase Price” means $50,000,000.

“Benefit Plan” has the meaning set forth in Section 3.13(a).

“Bills of Sale” means the Bills of Sale, Instruments of Transfer, Bought and Sold Notes, PRC Equity Transfer Agreement, and Assignment and Assumption Agreements, each dated on or about the Closing Date, between the applicable Seller Entities and the Buyer or its designated Affiliates, substantially in the form attached as Exhibit A.

“Business” means (a) designing, developing, fabricating, assembling, testing, making, having made, using, importing, exporting, distributing, marketing, selling, offering to sell, performing, providing, supporting, maintaining, commercializing, engaging in research regarding, licensing or otherwise exploiting (i) LED Modules separately from Luminaires, (ii) LED Chips, or (iii) LED Components, and (b) designing, developing, fabricating, assembling, testing, making, having made, using, importing, exporting, distributing, marketing, selling, offering to sell, performing, providing, supporting, maintaining, commercializing, engaging in research regarding or otherwise exploiting materials for use in (i) LED Modules separately from Luminaires, (ii) LED Chips, or (iii) LED Components, but for the avoidance of doubt and notwithstanding any provision in this Agreement to the contrary, specifically excludes the Wolfspeed Business.

“Business Data” means all business information and all Personal Data that is accessed, collected, used, processed, stored, shared, transferred, disclosed or disposed of by any of the Seller IT Systems.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are permitted or required to close by Law.

“Business Employees” means the employees of the Seller Entities who are primarily providing services related to the Business and are set forth on Schedule 1.1(c), which Schedule 1.1(c) shall be updated periodically by the Seller prior to the Closing Date (but in no event less than every calendar month) and delivered to the Buyer promptly following such update to reflect any employees who are either hired (and are primarily providing services related to the Business) or cease to be employed by the applicable Seller Entity prior to the Closing Date.  With respect to each Business Employee, Schedule 1.1(c) shall include the information required to be provided in Section 3.12(d) of the Seller Disclosure Schedule.

“Business Products” means any and all products or services made, developed, manufactured, sold, licensed, leased, rendered, provided or delivered by (i) a Seller Entity within the scope of the Business, or (ii) an Acquired Entity, but, for the avoidance of doubt, specifically excludes products made, developed or sold within the scope of the Wolfspeed Business or any other Retained Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Action Taxes” means (a) any interest or penalties in respect of Tax Returns of the Acquired Subsidiary filed after the Closing Date incurred as a result of a delay in filing or payment caused by the Buyer or any of its Affiliates (including, after the Closing, the Acquired Subsidiary), (b) Taxes of the Acquired Entities that arise from or in connection with transactions on the Closing Date after the Closing with respect to the assets or operations of the Acquired Subsidiary which are not in the Ordinary Course of Business, (c) Taxes of the Acquired Entities resulting from a breach by the Buyer of any covenant of the Buyer under this Agreement and (d) Taxes resulting from any election (other than an election expressly contemplated by this Agreement) made or caused to be made by the Buyer with respect to the Acquired Subsidiary without the prior written consent of the Seller.

“Buyer Confidential Information” has the meaning set forth in Section 6.10(b).

“Buyer Disclosure Schedule” means the disclosure schedule dated the Agreement Date and delivered by the Buyer Parties to the Seller immediately prior to the execution and delivery of this Agreement.

“Buyer Fundamental Representations” has the meaning set forth in Section 10.4(a)(ii).

“Buyer Group” means (a) each Buyer Party; (b) each direct or indirect parent company of a Buyer Party; and (c) each Person that is both (i) a party to any Transaction Document (including by assignment) and (ii) an Affiliate of any Person described in clauses (a) or (b).

“Buyer Group Member” means any member of the Buyer Group (i.e., any Person specified in the definition of Buyer Group).

“Buyer Group Obligations” has the meaning set forth in Section 11.14.

“Buyer Indemnified Person” has the meaning set forth in Section 10.1.

“Buyer Material Adverse Effect” means any event, change, circumstance, development or effect that, individually or in the aggregate with all other events, changes, circumstances, developments or effects, has had, or would reasonably be expected to have, (a) a material adverse effect on the assets, Liabilities, financial condition or operations of the Buyer Parent and its Subsidiaries, taken as a whole, or (b) a material impairment of a Buyer Party’s or its applicable Affiliates’ ability to perform or consummate the Transactions; provided, however, that clause (a) of Buyer Material Adverse Effect shall not include any adverse event, change, circumstance, development or effect (whether individually or in the aggregate) arising after the Agreement Date to the extent resulting from (i) a Party’s exercise of its rights or performance of its obligations under the terms of this Agreement or the public announcement of this Agreement, including any action taken in proximate response thereto by any Person, including any Person with which the Buyer Parent or any of its direct or indirect Subsidiaries does business; (ii) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Seller; (iii) changes in general business, industry or economic conditions; (iv) changes in Laws or accounting rules or principles, including changes in GAAP, applicable to the Buyer Parent or any of its direct or indirect Subsidiaries, in each case occurring after the Agreement Date; (v) changes in national or international political, regulatory or social conditions, including any act of civil unrest, war, sabotage or terrorism; (vi) changes resulting from any “act of God”, including weather, natural disasters, earthquakes and pandemics (including, for the avoidance of doubt, COVID-19), or (vii) any failure, in and of itself, by Buyer Parent or any of its direct or indirect Subsidiaries to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for Buyer Parent or its direct or indirect Subsidiary for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Material Adverse Effect); provided that the foregoing exclusions in clauses (iii), (iv), (v), and (vi) shall not apply to the extent they affect Buyer Parent or any of its direct or indirect Subsidiaries, taken as a whole, in a disproportionate manner relative to other businesses in the same industry.

“Buyer Parent” has the meaning set forth in the preamble.

“Buyer Parent Guarantee” has the meaning set forth in Section 11.14.

“Buyer Parent SEC Filings” has the meaning set forth in Section 4.4(a).

“Buyer Party” and “Buyer Parties” has the meaning set forth in the preamble.

“Buyer Prepared Returns” has the meaning set forth in Section 6.4(f).

“Buyer Representative” means any director, officer, employee, manager, agent, consultant, distributor or other representative of any Buyer Group Member.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash” means cash and cash equivalents as determined in accordance with GAAP.

“Cash Purchase Price” means the Base Cash Purchase Price, as adjusted pursuant to Section 2.9.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Claim” has the meaning set forth in Section 10.3(a).

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Claiming Party” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 2.7.

“Closing Business Cash” shall mean the amount of any cash and cash equivalents of (a) the Acquired Subsidiary, and (b) the Seller Entities (to the extent contained in the accounts listed on Schedule 1.1(d)), each as of 11:59 p.m. U.S. Eastern Time on the Closing Date, in each case determined in accordance with the Working Capital Accounting Principles.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Date Adjustment Amount Schedule” has the meaning set forth in Section 2.9(b).

“Closing Legal Impediment” has the meaning set forth in Section 8.1(a).

“Closing Net Working Capital Amount” means an amount determined as of 11:59 p.m. U.S. Eastern Time on the Closing Date equal to (a) the aggregate dollar amount of all Acquired Assets and assets of the Acquired Subsidiary (other than, in each case, Closing Business Cash, right-of use assets with respect to the Leases and, with respect to the Acquired Subsidiary, Tax assets (except for receivables of the Acquired Subsidiary for value-added Taxes, which shall be included as a current asset in the Closing Net Working Capital Amount)) properly characterized as current assets in accordance with the Working Capital Accounting Principles, less (b) the aggregate dollar amount of all Assumed Liabilities and Liabilities of the Acquired Subsidiary (other than, in each case, Lease Liabilities, Indebtedness, liabilities for Transfer Taxes described in Section 6.4(a) and liabilities for Property Taxes described in Section 6.4(b)) properly characterized as current liabilities in accordance with the Working Capital Accounting Principles (but, for the avoidance of doubt, without giving effect to any changes that arise solely as a result of the Transactions, including any acquisition accounting adjustments). A representative calculation of the Closing Net Working Capital Amount is attached hereto as Schedule 1.1(d).

“Closing Payment” means an amount equal to (a) the Base Cash Purchase Price plus (b) the Estimated Adjustment Amount.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Competing Transaction” means (a) any transaction whereby an acquirer proposes the acquisition of all or any part of the Business, any merger or consolidation with or involving the Business or any sale or acquisition of any material portion of the Acquired Assets, the Acquired Entities or the Transferred Interests or (b) any other transaction the closing of which would be inconsistent with or interfere with or prevent or delay the Transactions; provided that “Competing Transaction” shall not include (i) a transaction involving any Buyer Party or any Affiliate of any Buyer Party; (ii) a merger, consolidation, share exchange, business combination, acquisition or other similar transaction of or involving the Seller as a whole or any equity interests in the Seller as a whole; (iii) the sale, lease, transfer or other disposition of all or substantially all of the assets of (y) the Seller or (z) any Retained Business; or (iv) sales of Business Products in the Ordinary Course of Business.

“Competition Filings” has the meaning set forth in Section 5.2(b).

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any country or jurisdiction, to the extent applicable to the purchase and sale of the Business, the Transferred Interests, the Acquired Assets, the Acquired Entities, the assets of the Acquired Entities or the assumption of the Assumed Liabilities and the other Transactions, including the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and other similar competition or antitrust Laws of any jurisdiction other than the United States.

“Confidentiality Agreement” has the meaning set forth in Section 5.5(c).

“Continuing Employees” has the meaning set forth in Section 7.1(a).

“Contract” means any contract, lease, license or other commitment or agreement that is legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act.

“Cree Name” has the meaning set forth in Section 2.3(n).

“Damages” means any debts, losses, costs, damages, Liabilities, expenses, fines, fees, Taxes, penalties, deficiencies, obligations, Actions, demands, judgments and settlements, including reasonable legal fees and expenses, interest, court costs, costs of investigators, reasonable fees and expenses of accountants, financial advisors and other experts, and other expenses of investigation or litigation, in each case whether or not asserted by third parties or incurred or sustained in the absence of Third Party Claims, but excluding exemplary or punitive damages (except, in each case, to the extent paid to a third party in connection with a Third Party Claim).

“Data Protection Laws” means Laws governing data privacy, data security or data protection, including the California Consumer Privacy Act, Canada’s Personal Information and Protection Act, the General Data Protection Regulation, Nevada Revised Statutes Section 603A.300 through 603A.360, New York Stop Hacks and Improve Electronic Security Act (SHIELD Act) European Union General Data Protection Regulation, the United Kingdom Data Protection Act,  Japan’s Act on the Protection of Personal Information, the Data Security Law and Civil  Code of the People’s Republic of China, the Personal Data Protection Act 2010 (PDPA) of Malaysia, The Personal Data (Privacy) Ordinance (Cap. 486) of Hong Kong, Personal Data Protection Act (PDPA)  of Taiwan, the CAN-SPAM Act, the Fair Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, the Computer Fraud and Abuse Act, the CAN-SPAM Act, and the Telephone Consumer Protection Act.

“Data Treatment” means the access, collection, use, import, export, processing, storage, sharing, distribution, transfer (including any transfer from one country to another), disclosure, security, destruction or disposal of any Personal Data (whether in electronic or any other form or medium).

“Dispute Notice” has the meaning set forth in Section 10.3(a).

“DOJ” means the U.S. Department of Justice.

“Dollars” or “$” means the lawful currency of the United States.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended.

“Earnout Accounting Principles” has the meaning set forth in Section 2.11(b)(i).

“Earnout Audit” has the meaning set forth in Section 2.11(f)(i).

“Earnout Audit Dispute Notice” has the meaning set forth in Section 2.11(f)(ii).

“Earnout Audit Notice” has the meaning set forth in Section 2.11(e)(ii).

“Earnout Audit Report” has the meaning set forth in Section 2.11(f)(ii).

“Earnout Audit Review Period” has the meaning set forth in Section 2.11(f)(ii).

“Earnout Auditor” has the meaning set forth in Section 2.11(f)(i).

“Earnout Consideration” has the meaning set forth in Section 2.11(b)(ii).

“Earnout Dispute Notice” has the meaning set forth in Section 2.11(e)(ii).

“Earnout Dispute Resolution Period” has the meaning set forth in Section 2.11(e)(iv).

“Earnout Note” has the meaning set forth in Section 2.11(a).

“Earnout Period” has the meaning set forth in Section 2.11(b)(iii).

“Earnout Review Period” has the meaning set forth in Section 2.11(e)(ii).

“Earnout Statement” has the meaning set forth in Section 2.11(d).

“Eligible Claims Threshold” has the meaning set forth in Section 10.5(a)(i).

“Employee Leave” means, with respect to Business Employees, an approved leave of absence for any of the following reasons: (a) vacation or other paid time off in accordance with the written employment policies of the applicable Seller Entity; (b) approved leave pursuant to the Family and Medical Leave Act or otherwise provided in order to comply with Law; or (c) short term or long term disability leave.

“Employee Transfer Date” means (a) for any Business Employee not on an Employee Leave at the time of the Closing, the Closing Date, (b) for any Business Employee on an Employee Leave at the time of the Closing, the date the Business Employee returns to work from the Employee Leave, and (c) for any Acquired Entity Employee, the Closing Date.

“Environmental Excess Amount” means [****].

“Environmental Laws” means all Laws relating to the environment, worker health and safety, preservation or reclamation of natural resources, or the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, release or threatened release of or exposure to Hazardous Materials as the foregoing are enacted and in effect as of or prior to the Agreement Date, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.

“Equivalent Employment” means, with respect to a Business Employee other than a Business Employee entitled to benefits under the Cree, Inc. Severance Plan – Vice President Level, a position of initial employment with the Buyer or one of its Affiliates (a) with a base salary or hourly rate that is at least 90% of the Continuing Employee’s base salary or hourly rate while employed by the Seller or one of its Affiliates immediately prior to the Closing; (b) at a grade level that is equivalent in all material respects with the grade level of the position held by the Business Employee while employed by the Seller or one of its Affiliates immediately prior to the Closing, or no more than the equivalent of one (1) job level below such level, as determined by the Buyer or its applicable Affiliate in consultation with the Seller; and (c) that is in a location that is at or within less than 50 miles from the Business Employee’s job location while employed by the Seller or one of its Affiliates immediately prior to the Closing.  With respect to a Business Employee entitled to benefits under the Cree, Inc. Severance Plan – Vice President Level, “Equivalent Employment” means a position of initial employment with the Buyer or one of its Affiliates that (i) does not or would not result in a material reduction in such Business Employee’s (A) authority, duties or responsibilities with the Seller or one of its Affiliates immediately prior to the Closing or (B) overall annual compensation, including base salary, target annual compensation (bonus), or long-term incentive compensation (including equity compensation) with the Seller or one of its Affiliates immediately prior to the Closing, and (ii) is in a location that is at or within less than 35 miles from such Business Employee’s principal place of employment with the Seller or one of its Affiliates immediately prior to the Closing.  If each applicable prong of this definition is not met, then the employment shall not constitute “Equivalent Employment.”

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included, with respect to the Seller Entities, any Seller Entity or the Acquired Subsidiary and, with respect to the Buyer Parties, any Buyer Group Member.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.9(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Files and Records” means all files and other records, including all available customer lists, customer records, reports, drawings, specifications, files and records regarding product development or research, files and records regarding manufacturing processes, insurance records, files and records regarding other research or development, manufacturing data, facilities records, quality assurance records, test procedures and results, formulae, data, process instructions, purchasing and material specifications, statistics, personnel records (to the extent transferable under Law), training materials, market research materials, advertising or promotional materials, maintenance and asset history records, and all other technical and financial information, whether in paper, electronic or other form.

“Financial Projections” has the meaning set forth in Section 3.4(d).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any government or department, agency or instrumentality thereof, or for or on behalf of any such public international organization, or any political party, party official or candidate thereof, other than officials related to any Governmental Entity in the United States.

“Foreign Plan” has the meaning set forth in Section 3.13(g).

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact material to the Transactions made with the intent of inducing the Seller, on the one hand, or the Buyer Parties, on the other hand, to enter into this Agreement and upon which the Seller or the Buyer Parties, as applicable, have relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“General Representations Cap” means [****].

“Governmental Entity” means any (a) nation, province, state, municipality, county, city, district or other similar jurisdiction of any nature; (b) federal, provincial, state, municipal, regional, territorial, aboriginal, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, ministry branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multinational organization or body; or (e) body or other Person entitled by Law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority.

“Gross Profit” has the meaning set forth in Section 2.11(b)(iv).

“Gross Profit Earnout Consideration” has the meaning set forth in Section 2.11(b)(v).

“Hazardous Materials” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by or are defined as contaminant, hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” means, collectively, buildings, structures, fixtures and other improvements, together with all systems, equipment and other components thereof.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person at any date, any amounts owed, without duplication, in respect of (a) obligations of such Person for borrowed money, (b) obligations of such Person in respect of letters of credit (to the extent drawn), (c) obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than those performance, surety and appeal bonds set forth on Schedule 1.1(d), in respect of which such Person’s liability remains contingent), (d) capital or finance lease obligations of such Person (calculated to be the amount that would be recorded as a liability on a balance sheet in accordance with GAAP), (e) obligations for the deferred purchase price of property or services including the maximum potential amount payable with respect to earnouts, purchase price adjustments, royalties or other payments related to acquisitions, (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by any Seller Entity or the Acquired Subsidiary, (g) off-sheet balance sheet financing of any Seller Entity or the Acquired Subsidiary in existence immediately prior to the Closing with respect to which the Buyer or its Affiliates (including the Acquired Subsidiary) has any obligations following the Closing, (h) unfunded or underfunded pension, retiree or health Liabilities, (i) indebtedness or obligations of the types referred to in the preceding clauses (a) through (h) of any other Person secured by any Lien on any Acquired Assets or any assets of the Acquired Subsidiary, even though none of the Seller Entities nor the Acquired Subsidiary has assumed or otherwise become liable for the payment thereof, and (j) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (i) above of any other Person, in each case with respect to clauses (a) through (i) together with all accrued interest, penalties or fees related to any of the foregoing, including any prepayment premiums, penalties and any other fees or expenses paid or payable to satisfy such Indebtedness.  Notwithstanding the foregoing, Indebtedness shall not include (x) any amounts reflected as a current liability in the final determination of the Closing Net Working Capital Amount or (y) any Lease Liabilities.

“Intellectual Property” means any or all of the following: (a) all United States, international and foreign patents, utility models, industrial rights and applications therefor, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, registrations and filings claiming priority to or serving as a basis for priority thereof; (b) all inventions, invention disclosures, developments and improvements, trade secrets, research data, confidential information, know how, technology, business methods, formulae, technical data and customer lists, tangible or intangible proprietary information, whether or not patented or the subject of an application for patent and whether or not patentable; (c) all computer software, works of authorship, documentation, designs, and graphic works, including all copyrights and other rights of authorship corresponding thereto, whether or not registered or the subject of an application for registration and whether or not registrable; (d) all industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable; (e) all mask works and rights associated therewith, whether or not registered or the subject of an application for registration and whether or not registrable; (f) all trademarks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, and other characters, brand elements or other distinguishing features used in connection with goods or services, whether or not registered or the subject of an application for registration and whether or not registrable, and all related goodwill; (g) all Web addresses, websites and domain names and numbers; and (h) any and all similar or equivalent rights to any of the foregoing anywhere in the world, including any application, registration or renewal therefor.

“Intellectual Property Assignment and License Agreement” means the Intellectual Property Assignment and License Agreement dated on or about the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit B.

“Intercompany Receivables” has the meaning set forth in Section 2.3(b).

“International Employees” has the meaning set forth in Section 7.8(a).

“Inventory” has the meaning set forth in Section 2.2(b).

“IRS” means the U.S. Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations, 22 Code of Federal Regulations Sections 120-130.

“JV Company” means Cree Venture LED Company Limited, a Hong Kong private limited company.

“Knowledge of the Buyer” or “the Buyer’s Knowledge” or words of similar import means the actual knowledge of the individuals set forth on Schedule 1.1(e), in each case after reasonable inquiry.

“Knowledge of the Seller” or “the Seller’s Knowledge” or words of similar import means the actual knowledge of the individuals set forth on Schedule 1.1(f), in each case after reasonable inquiry.

“Land Use Rights” has the meaning set forth in  the definition of Owned Real Property.

“Latest Buyer Balance Sheet” has the meaning set forth in Section 4.4(c).

“Latest Seller Balance Sheet” has the meaning set forth in Section 3.4(b).

“Latest Seller Balance Sheet Date” has the meaning set forth in Section 3.4(b).

“Law” means any applicable constitution, treaty, law, statute, code, ordinance, decree, rule, regulation, by-law, statutory rule, judicial or arbitral or administrative or ministerial or departmental or regulatory Order, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity.

“Lease” has the meaning set forth in Section 3.14(b).

“Lease Liabilities” means, with respect to each Lease that is classified by the Seller as a capital or finance lease in its consolidated financial statements, all obligations for the payment of rent (other than deferred rent or other rent obligations for historical periods) and all other “lease liabilities” (as defined under GAAP) with respect to such Lease.

“Leased Real Property” means all real property, together with the Improvements included therewith or therein or located thereon (in each case, used in or relating to the Business), in which any Seller Entity holds a leasehold, subleasehold or similar interest pursuant to a Lease listed on Schedule 2.2(g), or any Acquired Entity holds a leasehold, subleasehold or similar interest pursuant to a Lease.

“LED Chip” means an inorganic light emitting device in which a body or film consisting of, or having at least one layer or region made of, a semiconductor material being configured to emit infrared, visible or ultraviolet light when a current is applied.

“LED Components” means an arrangement comprising one or more LED Chips attached to a single primary structure and under a contiguous, common encapsulant means.

“LED Module” means an arrangement of one or more LED Chips or LED Components mounted to a circuit carrier, such as a printed circuit board (PCB) or flex foil, including passive or active components, including drive, communication, processing or control circuitry, attached thereto, as well as thermal management components and technologies.  For clarity, “LED Module” does not include Luminaires.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, subordinated or unsubordinated, matured or unmatured, secured or unsecured, vested or unvested, or determined or determinable, or due or to become due, whether or not of a kind required by GAAP to be set forth on a financial statement).

“Licensed Intellectual Property” has the meaning given such term in the Intellectual Property Assignment and License Agreement.

“Licensed Real Property” has the meaning set forth in Section 3.14(e).

“Lien” means any mortgage, claim, pledge, security interest, charge, lien, deed of trust, lease, hypothecation, option or other right to purchase, right of first refusal, right of first offer, attachment, easement, preference, priority, proxy, transfer restriction (other than restrictions arising under federal, state or foreign securities laws), adverse possession claim, real property license, right of way, restrictive covenant or zoning restriction.

“Liquidated Damages” has the meaning set forth in Section 9.2(c).

“Local Agreements” means any agreement or document entered into or delivered in connection with the Transactions and which is required in any applicable jurisdiction to transfer the Transferred Interests or the Acquired Assets, or to assume the Assumed Liabilities, or as otherwise required to transfer or assume assets or Liabilities, respectively, pursuant to this Agreement.

“Luminaire” means a complete lighting unit consisting of a lamp or lamps together with the parts designed to distribute the light, to position and protect the lamps, and to connect the lamps to the power supply.  For avoidance of doubt, the term “Luminaire” does not include light bulbs.

“Mandatory Regulatory Approvals” has the meaning set forth in Section 8.1(b).

“Material Business Contract” means any Contract listed or required to be listed in Section 3.9(h) or Section 3.17(a) (or any subsection thereof) of the Seller Disclosure Schedule or any Lease set forth on Schedule 2.2(g).

“Material Business Customer” has the meaning set forth in Section 3.20.

“Material Business Supplier” has the meaning set forth in Section 3.20.

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or nonoccurrence or possible occurrence or non-occurrence of a Seller Material Adverse Effect or a “materially adverse effect” or a “material and adverse effect” or any similar term.

“Non-Fundamental Representations” has the meaning set forth in Section 10.4(a)(iii).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons license.

“Open Source Software” means any software or content subject to an Open Source License.

“Order” means any judgment, order, writ, injunction, decision, ruling, decree or award issued or entered by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means, (a) with respect to the Seller Entities or the Acquired Entities, the ordinary course of day-to-day operations of the Seller Entities and the Acquired Entities with respect to the Business, consistent with past practice, and (b) with respect to the Buyer Group, the ordinary course of day-to-day operations of the Buyer Group, consistent with past practice; including, in each case ((a) and (b)), any actions taken, or omitted to be taken, in good faith in light of COVID-19 and actions to respond to COVID-19 Measures.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Owned Real Property” means all land use rights in the PRC (“Land Use Rights”), together with the Improvements included therewith or therein or located thereon, owned by the Acquired Subsidiary, as listed on Schedule 2.2(g).

“Party” and “Parties” has the meaning set forth in the preamble.

“Permit” means any foreign or domestic license, import license, export license, franchise, consent, permit, certificate, certification, certificate of occupancy, certificate of need, approval, registration, accreditation or Order issued by any Person.

“Permitted Lien” means any (a) Lien for any Tax (i) that is not yet due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been set forth on the Financial Statements; (b) mechanic’s, materialmen’s, landlord’s or similar Lien arising or incurred in the Ordinary Course of Business that secures any amount that is not overdue or that is being contested in good faith; (c) with respect to any Transferred Real Property,

(X) easements and covenants of record, and (Y) encroachments, zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, in each case of clauses (X) and (Y), that do not, individually or in the aggregate, materially interfere with the use thereof in the Business and that do not materially detract from the value or marketability of the Transferred Real Property; (d) with respect to any Leased Real Property, the interests and rights of the respective lessors with respect thereto, including any statutory landlord Liens, that do not, individually or in the aggregate, materially impair the use or occupancy of any Leased Real Property; (e) Liens created by the Buyer or its successors and assigns at or after the Closing; and (f) other imperfections of title or Liens, if any, that do not and would not reasonably be expected to materially detract from the use or value of the property impacted by such imperfections of title or Liens.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity or association or any Governmental Entity.

“Personal Data” has the same meaning as the term “personal data,” “personal information” or the equivalent under Data Protection Laws.

“Phase II Report” has the meaning set forth in Schedule 5.5(b).

“Post-Closing Protected Period” means the following: (a) for Continuing Employees who were eligible immediately prior to the Closing Date for benefits under the Cree, Inc. Severance Plan – Exempt Employees or the Cree, Inc. Severance Plan – Nonexempt Employees (in each case, as in effect as of the Agreement Date and in the form provided to the Buyer), the [****] period following the Closing Date, and (b) for Continuing Employees who were eligible immediately prior to the Closing Date for benefits under the Cree, Inc. Severance Plan – Vice President Level (as in effect as of the Agreement Date and in the form provided to the Buyer), the [****] period following the Closing Date.

“Post-Closing Purchase Price Allocation” has the meaning set forth in Section 2.10(a).

“Power of Attorney” has the meaning set forth in Section 3.17(a)(xiv).

“PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Pre-Closing Acquired Entity Taxes” means Taxes of an Acquired Entity that relate to the Pre-Closing Tax Period. For purposes of this definition, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date will (a) in the case of any Taxes based upon or related to income, receipts, sales or payroll, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date, and (b) in the case of all other Taxes be deemed to equal the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

“Pre-Closing Employment Liabilities” has the meaning set forth in Section 2.5(g).

“Pre-Closing Occurrences” has the meaning set forth in Section 6.8(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Privileged Deal Communications” has the meaning set forth in Section 11.10(b).

“Property Taxes” has the meaning set forth in Section 6.4(b).

“PTO” means accrued and unused vacation, sick and personal time.

“Purchase Price” means the sum of (a) the original principal amount of the Purchase Price Note, (b) the Cash Purchase Price, (c) the original principal amount of the Earnout Note (when and if issued in accordance with Section 2.11(a)) and (d) the value of the Assumed Liabilities.

“Purchase Price Note” means the promissory note dated on or about the Closing Date, issued by the Buyer Parent to the Seller, substantially in the form attached as Exhibit C.

“Real Estate License Agreement” means the Real Estate License Agreement dated on or about the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit D.

“Real Estate Transition End Date” means the date upon which the Real Estate License Agreement expires or, if earlier, the date as of which the Real Estate License Agreement is terminated in accordance with its terms.

“Real Property Laws” has the meaning set forth in Section 3.14(d)(iv).

“Registered Intellectual Property” means all Intellectual Property that is registered, filed or issued under the authority of any Governmental Entity or registrar for domain names, Internet protocol addresses or autonomous system numbers.

“Regulatory Approvals” has the meaning set forth in Section 5.2(a).

“Released Parties” has the meaning set forth in Section 6.12.

“Remediate” or “Remediation” means any cleanup, response, removal, remedial, corrective or other action to clean up, treat, mitigate or otherwise remedy any release of any Hazardous Materials; any action to comply with any Environmental Law or Governmental Entity; and any inspection, investigation, monitoring, assessment, sampling or testing, or evaluation relating to any Hazardous Materials.

“Responding Party” has the meaning set forth in Section 10.3(a).

“Retained Businesses” means all businesses, including the Wolfspeed Business, now, previously or hereafter conducted by the Seller or any of its controlled Affiliates, other than the Business.

“Revenue” has the meaning set forth in Section 2.11(b)(vi).

“Revenue Earnout Consideration” has the meaning set forth in Section 2.11(b)(vii).

“Review Period” has the meaning set forth in Section 2.9(c)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Authorizations” has the meaning set forth in Section 3.7.

“Seller Benefit Plan” has the meaning set forth in Section 3.13(a).

“Seller Confidential Information” has the meaning set forth in Section 6.10(a).

“Seller Data Security Requirements” means, collectively, all of the following to the extent relating to the Seller Entities’ (solely with respect to the Business) and the Acquired Entities’ Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to the Seller Entities (solely with respect to the Business) and the Acquired Entities, to the conduct of the Business, or to any of the Seller IT Systems or any Business Data: (a) the Seller Entities’ and the Acquired Entities’ own rules, policies and procedures, including Seller Privacy Policies; (b) all Laws, including Data Protection Laws; (c) industry standards applicable to the industry in which the Business operates; and (d) Contracts into which any of the Seller Entities (solely with respect to the Business) or the Acquired Entities has entered or by which they are otherwise bound.

“Seller Disclosure Schedule” means the disclosure schedule dated the Agreement Date and delivered by the Seller to the Buyer Parties immediately prior to the execution and delivery of this Agreement.

“Seller Entities” means each of the Seller, any of its direct or indirect Subsidiaries and any Affiliate of any of the foregoing that (a) owns, leases, licenses, uses or has the right to use any of the Acquired Assets or the assets of the Acquired Entities or (b) owns any of the issued and outstanding shares of capital stock, membership interests or other equity interests of any Acquired Entity; provided, however, that no Acquired Entity shall be considered a Seller Entity for purposes of any of the Transaction Documents.

“Seller Environmental Authorizations” has the meaning set forth in Section 3.18(d).

“Seller Fundamental Representations” has the meaning set forth in Section 10.4(a)(i).

“Seller Indemnified Person” has the meaning set forth in Section 10.2.

“Seller IT Systems” means the computer software, firmware, middleware, data, databases, data communication lines, Internet-related information technology infrastructure, servers, systems, networks, workstations and all other information technology equipment owned, leased or licensed by any Seller Entity or the Acquired Entities and used by any Seller Entity or the Acquired Entities primarily in the conduct of the Business.

“Seller Material Adverse Effect” means any event, change, circumstance, development or effect that, individually or in the aggregate with all other events, changes, circumstances, developments or effects, has had, or would reasonably be expected to have, (a) a material adverse effect on the assets, Liabilities, financial condition or operations of the Business, taken as a whole, or (b) a material impairment on the ability of the Seller or its applicable Affiliates’ to perform or consummate the Transactions; provided, however, that clause (a) of the Seller Material Adverse Effect shall not include any adverse event, change, circumstance, development or effect (whether individually or in the aggregate) arising after the Agreement Date to the extent resulting from: (i) a Party’s exercise of its rights or performance of its obligations under the terms of this Agreement or the public announcement of this Agreement, including any action taken in proximate response thereto by any Person, including any Person with which the Seller or any of its direct or indirect Subsidiaries does business; (ii) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (iii) changes in general business, industry or economic conditions; (iv) changes in Laws or accounting rules or principles, including changes in GAAP, applicable to the Business, in each case occurring after the Agreement Date; (v) changes in national or international political, regulatory or social conditions, including any act of civil unrest, war, sabotage or terrorism; (vi) changes resulting from any “act of God”, including weather, natural disasters, earthquakes and pandemics (including, for the avoidance of doubt, COVID-19), or (vii) any failure, in and of itself, by the Business to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for the Business for any period (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Seller Material Adverse Effect); provided that the foregoing exclusions in clauses (iii), (iv), (v), and (vi) shall not apply to the extent they affect a the Business, taken as a whole, in a disproportionate manner relative to other businesses in the same industry; and provided, further, that Seller Material Adverse Effect shall not include any Specified Environmental Matters.

“Seller Parties” has the meaning set forth in Section 11.10(a).

“Seller Privacy Policies” has means the public facing privacy policies of the Seller Entities (with respect to the Business) and the Acquired Entities.

“Seller Representative” means any director, officer, employee, manager, agent, consultant, distributor or other representative of any Seller Entity or of the Acquired Subsidiary.

“Seller Restricted Party” has the meaning set forth in Section 6.1(a).

“Service Providers” has the meaning set forth in Section 3.26(a).

“Shared Contracts” means any Contract pursuant to which a Person other than a Seller Entity provides assets, services, rights or benefits to one or more of the Seller Entities or the Acquired Entities in respect of (a) the Business and (b) one or more other businesses of any Seller Entity.

“Smith Anderson” has the meaning set forth in Section 11.10(a).

“Special Indemnification Matters Cap” means [****].

“Specified Environmental Liabilities” means reasonable costs and expenses that are actually incurred (including reasonable costs and expenses actually incurred by any Seller Entity or the Acquired Subsidiary) in connection with any Remediation of any Specified Environmental Matters required by Environmental Laws and any Governmental Entity having jurisdiction.

“Specified Environmental Matters” means environmental matters and compliance issues, if any, identified in the Phase II Report that are required to be Remediated under Environmental Laws and by any Governmental Entity having jurisdiction.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” of any Person means another Person (a) for which the first Person holds or controls, directly or indirectly, an amount of the voting securities or other voting rights sufficient to elect at least a majority of its board of directors or other governing body or manager or (b) in which the first Person holds or controls, directly or indirectly, 50% or more of the share capital, equity interests or other economic interests.

“Supply Agreement” means the Wafer Supply and Fabrication Services Agreement dated on or about the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit E.

“Target Gross Profit Amount” has the meaning set forth in Section 2.11(b)(viii).

“Target Net Working Capital Amount” has the meaning set forth in Schedule 1.1(d).

“Target Revenue Amount” has the meaning set forth in Section 2.11(b)(ix).

“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Entity, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, business, alternative or add-on minimum, estimated or other tax of any kind whatsoever.

“Tax Attribute” has the meaning set forth in Section 3.11(k).

“Tax Return” means any return, declaration, report, filing, estimate, statement, claim for refund, information return or other document relating to any Tax, including any schedule or attachment thereto and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity.

“Tax Return Accounting Firm” has the meaning set forth in Section 6.4(g).

“Termination Fee” has the meaning set forth in Section 9.2(b).

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Threshold” means [****].

“Threshold Gross Profit Amount” has the meaning set forth in Section 2.11(b)(x).

“Threshold Revenue Amount” has the meaning set forth in Section 2.11(b)(xi).

“Transaction Documents” means this Agreement, the Bills of Sale, the Intellectual Property Assignment and License Agreement, the Local Agreements, the Real Estate License Agreement, the Purchase Price Note, the Earnout Note (when and if issued in accordance with Section 2.11(a)), the Transition Services Agreement and the Supply Agreement and the exhibits and schedules hereto and thereto, and each other document, instrument, certificate or agreement contemplated hereby or thereby.

“Transaction Expenses” has the meaning set forth in Section 11.7.

“Transactions” means the transactions (or any of them, as the context requires) contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Transferred Employee” has the meaning set forth in Section 7.1(a).

“Transferred Interests” means all capital stock, membership interests or other equity interests of the Acquired Entities.

“Transferred Real Property” means the Leased Real Property and the Owned Real Property.

“Transferred Subsidiary Interests” means all of the issued and outstanding capital stock, membership interests or other equity interests of the Acquired Subsidiary as listed on Schedule 1.1(g).

“Transition Services Agreement” means the Transition Services Agreement dated on or about the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit F.

“Unassignable Rights” has the meaning set forth in Section 2.6(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local Law.

“Wolfspeed Business” means, individually and collectively, the businesses of designing, developing, fabricating, assembling, testing, making, having made, using, importing, exporting, distributing, marketing, selling, offering to sell, performing, providing, supporting, maintaining, commercializing, engaging in research regarding and otherwise exploiting, and providing services (including foundry services) with respect to, (a) chips, packaged chips, modules, devices, and other products based on silicon or wide bandgap semiconductor materials, including silicon carbide (“SiC”), gallium nitride and other nitride alloys (“GaN”), and any other materials, as well as systems and other assemblies incorporating the same, in each case, used for power conversion, power control, power conditioning, or power management, (b) chips, packaged chips, monolithic microwave integrated circuits (MMICS), modules, devices, and other products based on silicon or wide bandgap semiconductor materials, including SiC, GaN, and any other materials, as well as systems and other assemblies incorporating the same, in each case, used in radio-frequency applications, and (c) materials, including conductive and semi-insulating SiC, conductive and semi-insulating GaN, sapphire, insulating and semi-insulating diamond, and silicon or wide bandgap semiconductor materials in (1) bulk crystalline form, including an ingot or boule, (2) bare wafer form, including as-cut, wafer blank, single side polished, double side polished, patterned, or textured, (3) epi wafer form, comprising at least one heteroepitaxial layer or homoepitaxial layer on a bare wafer, such layers not designed to emit infrared, visible or ultraviolet light when a current is applied, (4) ion implanted wafer form, and (5) gemstone form, including gemstone precursors.

“Working Capital Accounting Principles” has the meaning set forth in Schedule 1.1(h).

“Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital Amount exceeds the final Closing Net Working Capital Amount.

“Working Capital Surplus” means the amount, if any, by which the final Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount.

Section 1.2Interpretation

In this Agreement (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby”, “this Agreement” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear) together with all Schedules and Exhibits hereto, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement; (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (e) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (f) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (g) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement; (h) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded; (i) the phrase “the date hereof” means the Agreement Date; and (j) “delivered to the Buyer”, “provided to the Buyer” or “made available to the Buyer” as used in Article III with respect to any documents or information means that such documents or information were made available in the virtual data room entitled “Project Chili” hosted by the Seller at https://datasiteone.merrillcorp.com/ on or before 11:59 p.m. U.S. Eastern Time on the Business Day immediately preceding the Agreement Date or as otherwise set forth in Section 3.17(c) the Seller Disclosure Schedule. The Parties participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the other Transaction Documents, and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and the other Transaction Documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the other Transaction Documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the terms hereof or thereof.

Article II
PURCHASE AND SALE OF ASSETS

Section 2.1Transferred Interests

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (or shall cause the other Seller Entities to) sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and accept from the Seller Entities, all of the Seller Entities’ right, title and interest in the Transferred Interests, free and clear of all Liens.

Section 2.2Acquired Assets

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (or shall cause the other Seller Entities to) sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall (or shall cause its designated Affiliates to) purchase and accept from the Seller Entities, all of the Seller Entities’ right, title and interest in and to any and all of the Sellers Entities’ assets, properties, rights and claims of all types (in each case, whether tangible or intangible) that are primarily used in or primarily related to the operation of the Business or that are otherwise described in this Section 2.2 as an Acquired Asset and that are not included in the Excluded Assets (collectively, the “Acquired Assets”), in each case free and clear of all Liens, except Permitted Liens.  Without limiting the generality of the foregoing, the Acquired Assets include:

(a)all Assigned Intellectual Property and other rights solely to the extent provided for in the Intellectual Property Assignment and License Agreement;

(b)all raw materials, work-in-process, finished goods and other inventory primarily used in or primarily relating to the operation of the Business, whether located at Seller’s or its Affiliates’ facilities, in transit to or from a Seller Entities’ facilities, or held by a Seller Entity or vendors on consignment, in each case (and notwithstanding anything contained in this Agreement to the contrary) to the extent included as a current asset in the final determination of the Closing Net Working Capital Amount, but excluding for the avoidance of doubt the inventory described on Schedule 2.2(b) (the “Inventory”);

(c)all equipment, hardware, computers, machinery, tools and tooling, spare parts, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property primarily used in or primarily relating to the operation of the Business, including the property set forth on Schedule 2.2(c) together with the third-party software products that were provided with and are integrated with or otherwise used in connection with the operation of such machinery, tools, equipment, hardware, computers or other tangible personal property;

(d)subject to Section 2.6, all Contracts (other than the Shared Contracts) primarily used in or primarily relating to the operation of the Business, including those that are set forth on Schedule 2.2(d) (collectively, the “Assumed Contracts”);

(e)all Files and Records in the possession or control of any Seller Entity to the extent primarily used in or primarily relating to the operation of the Business or any Acquired Asset or Assumed Liability, but specifically excluding any Files and Records that are described in Section 2.3(d) or Section 2.3(e); provided that the Seller may provide the Buyer with complete copies and retain the original materials if the Seller determines in good faith that doing so is administratively expedient;

(f)(i) all rights, counterclaims, rights of set off, claims and Actions (including under indemnification agreements in favor of any Seller Entity) (whether known or unknown, matured or unmatured, accrued or contingent) with or against any Person that primarily relate to the Business or any Acquired Asset or Assumed Liability, other than under or with respect to insurance policies, and (ii) all such rights under insurance policies on account of the damage or complete destruction between the Agreement Date and the Closing Date of any assets that would have been included in the Acquired Assets or the assets of the Acquired Subsidiary but for such damage or destruction, in each case net of any deductible and the actual out-of-pocket cost of repair, replacement or remediation incurred by such Seller Entity prior to the Closing and related administrative costs;

(g)all leasehold interests in and to the Leased Real Property listed on Schedule 2.2(g), each of the Leases, all Owned Real Property, and all tangible assets and property primarily related to the Business physically located in the structures, improvements, buildings and facilities located on such Transferred Real Property on the Closing Date;

(h)all trade and other accounts receivable attributable to the Business (the “Accounts Receivable”), including those originated prior to the Closing from external sales of Business Products or pursuant to Assumed Contracts, all rights to invoice and receive payments for Business Products shipped to customers prior to the Closing, and all rights in connection with deposits and prepaid expenses to the extent primarily relating to the Business, in each case (and notwithstanding anything to the contrary contained in this Agreement) to the extent included as a current asset in the final determination of the Closing Net Working Capital Amount;

(i)all prepayments, prepaid expenses, advance payments, overpayments, credits, security and other deposits to the extent primarily related to the Business, other than for insurance, in each case to the extent included as a current asset in the final determination of the Closing Net Working Capital Amount;

(j)any other assets listed on Schedule 2.2(j);

(k)all Seller Authorizations or Seller Environmental Authorizations to the extent primarily used in or primarily related to the Business, any Acquired Assets, the Acquired Entities or the assets of the Acquired Entities or the operation or use thereof, to the extent transferable under Law to the Buyer;

(l)all leasehold interests in and to all personal property primarily used in or primarily relating to the operation of the Business; and

(m)all goodwill and going concern value to the extent related to the Business, the Acquired Assets, the Acquired Entities or the assets of the Acquired Entities.

Notwithstanding anything contained in this Agreement to the contrary, the Cree Name shall not be an Acquired Asset.

Section 2.3Excluded Assets

Other than the Acquired Assets specifically set forth in Section 2.2 and the Transferred Interests, the Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and the Seller Entities are not selling, transferring or assigning, any other assets or properties of the Seller Entities, and all such other assets and properties of the Seller Entities shall be excluded from the Acquired Assets (the “Excluded Assets”). Notwithstanding anything contained herein to the contrary and without limiting the foregoing, the Excluded Assets include the following assets and properties of the Seller Entities and their respective Affiliates (it being acknowledged and agreed that, except as specifically set forth herein or in any other Transaction Document, the assets of each Acquired Entity as of the Closing shall continue to be assets of such Acquired Entity after the Closing and shall not be retained by the Seller or any Seller Entity, except for the Cree Name and all policies, procedures, practices, handbooks, manuals and similar items generally applicable to the Seller and its Affiliates, which shall constitute Excluded Assets):

(a)cash, cash equivalents, bank deposits, similar cash items and securities, or any bank accounts;

(b)all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by the Acquired Subsidiary, on the one hand, from a Seller Entity, on the other hand (the “Intercompany Receivables”);

(c)rights, claims and interests under the Confidentiality Agreement, this Agreement and the other Transaction Documents;

(d)all Files and Records prepared in connection with the sale of the Acquired Assets, the Acquired Subsidiary, the assets of the Acquired Subsidiary, the Transactions or any substantially similar transaction, including any bids and other information received from third parties in respect of the Business and analyses relating to the Business, and all communications among any Seller Entity, any Affiliate of any Seller Entity or any Seller Representative and any of its or their advisors or agents (including financial advisors, legal counsel and accountants), in each case to the extent such communications are related to the Transactions, including communications subject to the attorney-client privilege or any other privilege or protection against disclosure, or in which any Seller Entity or any Affiliate otherwise had a reasonable expectation of confidentiality with respect thereto;

(e)(i) all Files and Records required by Law to be retained by any Seller Entity, and (ii) all personnel Files and Records relating to employees other than (A) the Continuing Employees and,

with respect to Continuing Employees, except as limited or prohibited by Law and (B) any Person that is an employee of the Acquired Subsidiary as of the Closing Date;

(f)all Contracts that are not Assumed Contracts (including, for the avoidance of doubt, the Shared Contracts);

(g)all raw materials and work in process inventories used in manufacturing LEOSiC Wafers, Fabricated Products and WZ Partially-Processed Wafers, other than the Consigned Materials (in each case, as defined in the Supply Agreement), under the Supply Agreement;

(h)any assets under Seller Benefit Plans;

(i)all Tax refunds, Tax deposits and overpayments of Tax, Tax assets and Tax Files and Records whether or not arising out of or relating to the Acquired Assets, the Acquired Subsidiary, the assets of the Acquired Subsidiary or the Business, including deferred Income Tax assets;

(j)all Intellectual Property other than the Assigned Intellectual Property,  Acquired Subsidiary Intellectual Property, and Intellectual Property owned by the JV Company;

(k)all taxpayer and other identification numbers of each Seller Entity;

(l)all seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of any Seller Entity as a legal entity;

(m)all Seller Authorizations or Seller Environmental Authorizations to the extent not transferable under Law or not primarily related to the operation of the Business;

(n)the corporate name of the Acquired Subsidiary, and subject to the Intellectual Property Assignment and License Agreement, any and all rights whatsoever in the name “Cree” in any form, formulation or presentation whatsoever or any other trademark, service mark, trade dress, logo or associated goodwill therein (collectively, the “Cree Name”);

(o)(i) all rights, counterclaims, rights of set off, claims and Actions (including under indemnification agreements) (whether known or unknown, matured or unmatured, accrued or contingent) with or against any Person to the extent primarily related to any Excluded Asset or Excluded Liability, including under or with respect to insurance policies of a Seller Entity; and (ii) insurance policies and all such rights under or with respect to insurance policies, in each case, other than solely those rights included in the Acquired Assets pursuant to Section 2.2(f);

(p)all equipment, hardware, computers, machinery, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property set forth on Schedule 2.3(p);

(q)all real property other than (i) the Transferred Real Property and (ii) the rights granted pursuant to the Real Estate License Agreement;

(r)all assets, properties and rights (other than Intellectual Property, which is separately addressed in Section 2.3(j)) that are not (i) primarily used in or primarily related to the operation of the Business or (ii) included as a current asset in the final determination of the Closing Net Working Capital Amount; and

(s)any assets listed on Schedule 2.3(s).

Section 2.4Assumed Liabilities

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall (or shall cause the other Seller Entities to) assign, transfer, convey and deliver to the Buyer, and the Buyer shall (or shall cause its designated Affiliates to) assume and accept and shall pay, perform and discharge fully as and when required only the following Liabilities of the Seller Entities (collectively, the “Assumed Liabilities”) and no other Liabilities of the Seller Entities:

(a)all Liabilities of the Seller Entities arising under or relating to the Assumed Contracts (which shall include all Liabilities arising under or relating to any breach, violation or default under any Assumed Contract);

(b)all accounts payable and other accrued expenses of the Seller Entities to the extent relating to the Business (“Accounts Payable”), including accounts payable for inventory purchases, property and equipment purchases, and other direct Liabilities, including uninvoiced receipts and manual accruals in the Ordinary Course of Business, each to the extent they are included as a current liability in the final determination of the Closing Net Working Capital Amount;

(c)subject to Section 2.5(g), (i) all Pre-Closing Employment Liabilities to the extent included as a current liability in the final determination of the Closing Net Working Capital Amount; (ii) all Liabilities that are required to be assumed or satisfied by the Buyer Parties or their respective Affiliates (including, following the Closing, the Acquired Entities) pursuant to Article VII; and (iii) any other claims by or Liabilities to or with respect to the Continuing Employees, whenever arising, excluding any claims or Liabilities with respect to any Business Employee that Buyer or its Affiliates cannot discharge solely because the Buyer or any of its Affiliates is not a sponsor or administrator of the applicable Seller Benefit Plan that is a qualified retirement plan or group health, dental or vision plan;

(d)all Liabilities for Taxes (other than Transfer Taxes described in Section 6.4(a) and Property Taxes described in Section 6.4(b)) relating to the Business, the Acquired Assets or the Assumed Liabilities to the extent that such Taxes are imposed with respect to or attributable to any taxable period (or portion thereof) beginning after the Closing Date;

(e)any Liability for Transfer Taxes required to be paid by the Buyer pursuant to Section 6.4(a);

(f)any Liability for Property Taxes for which the Buyer is responsible pursuant to Section 6.4(b);

(g)(A) all Liabilities under any warranty provided with respect to any Business Product or otherwise with respect to the Business and (B) all other Liabilities related to the manufacturing, use, sale or packaging of any Business Product;

(h)except as set forth in Section 2.5(n), all Liabilities arising from or related to any infringement, misappropriation, or violation of any Intellectual Property of any Person to the extent primarily related to the Business;

(i)all Liabilities arising from or related to any Actions to the extent related to the Business that are not pending as of the Closing Date; and

(j)any other Liability listed on Schedule 2.4(i).

Section 2.5Excluded Liabilities

Notwithstanding Section 2.4, the Assumed Liabilities shall not include, and neither the Buyer Parties nor any of their respective Affiliates will assume, nor will any of them be liable for, nor shall any Buyer Party or any of its designated Affiliates be deemed to have assumed or agreed to pay, and the Seller Entities shall retain, all of their Liabilities other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities of the Seller Entities (it being acknowledged and agreed that, except for any Acquired Subsidiary Excluded Liabilities, the Liabilities of each of the Acquired Entities as of the Closing shall continue to be Liabilities of such Acquired Entity after the Closing and shall not be retained by the Seller or any Seller Entity):

(a)any Liability of any nature to the extent (i) not related to the Business or (ii) arising from or primarily relating to the Excluded Assets or any Retained Business;

(b)any Indebtedness;

(c)(i) any Taxes of any Seller Entity, other than Taxes included in the final determination of the Closing Net Working Capital Amount, Transfer Taxes for which the Buyer is responsible pursuant to Section 6.4(a) and Property Taxes for which the Buyer is responsible pursuant to Section 6.4(b), (ii) any Taxes of another Person for which any Seller Entity is liable, including but not limited to Taxes for which any Seller Entity is liable by reason of Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, under any Contractual obligation or otherwise (other than Taxes of other Persons for which any Seller Entity is liable pursuant to Assumed Contracts), and (iii) any Taxes resulting from the sale of the Acquired Assets pursuant to this Agreement  (other than Transfer Taxes for which the Buyer is responsible pursuant to Section 6.4(a));

(d)any Taxes arising out of or relating to the Acquired Assets or the Business that were incurred in or are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, including deferred Income Taxes;

(e)subject to Section 2.4(c), (i) all claims by and all Liabilities to or with respect to any Business Employees who are not Continuing Employees or are otherwise not hired by the Buyer or any Affiliate of the Buyer, but subject to the compliance by the Buyer Parties and their respective Affiliates with their respective obligations under Section 7.1, and (ii) any Liabilities required to be assumed or satisfied by the Seller Entities pursuant to Article VII;

(f)any Transaction Expenses, including any Liabilities relating to legal, accounting, financial advisory, investment banking or other professional services performed in connection with the Transactions (which, for the avoidance of doubt, shall not include any Transaction Expenses of the Buyer or any of its Affiliates, all of which shall be the sole obligation of the Buyer or its respective Affiliate);

(g)(i) any Accrued Compensation Obligations and (ii) any other Liabilities of the Seller Entities or their Affiliates (other than the Acquired Entities) arising from, relating to or in connection with (A) any obligation to pay salary, commissions or any other amounts payable to any former or current employee, agent or independent contractor of any Seller Entity or any of their Affiliates (other than the Acquired Entities) relating to periods prior to the Closing Date; (B) any Seller Benefit Plan maintained or contributed to by any Seller Entity or any of their Affiliates (other than the Acquired Entities) or with respect to which any Seller Entity, any of their Affiliates (other than the Acquired Entities) or any ERISA Affiliate (other than the Acquired Entities) has any Liability (including any retention bonus triggered by the Transaction or other bonuses under any such Seller Benefit Plan) or payroll, vacation, sick leave, workers’ compensation or unemployment benefits of any kind; and (C) the inadequacy or failure to have or maintain any Seller Benefit Plan (collectively (inclusive of clauses (i) and (ii)), the “Pre-Closing Employment Liabilities”), except to the extent the Pre-Closing Employment Liabilities are included as a current liability in the final determination of the Closing Net Working Capital Amount or assumed or required to be paid by the Buyer or an Affiliate of the Buyer pursuant to Section 2.4(c); provided, however, notwithstanding anything in Section 2.4(c) or this Section 2.5(g) to the contrary, any Liabilities (i) with respect to withdrawal, control-group, termination or successor Liability under any defined benefit pension plan or (ii) set forth on Schedule 2.5(g) shall constitute Excluded Liabilities.

(h)all Liabilities of the Seller Entities arising out of or relating to this Agreement and the other Transaction Documents;

(i)any Liability of a Seller Entity to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of a Seller Entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity, in each case on account of matters that occurred prior to or concurrent with the Closing;

(j)intercompany payables among any Seller Entity and any of its Affiliates;

(k)any Liabilities under or Actions arising out of any Environmental Law to the extent arising out of or relating to facts, circumstances or conditions first existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of a Seller Entity;

(l)any Liabilities to a Seller Entity, except to the extent included as a current liability in the final determination of the Closing Net Working Capital Amount;

(m)any agreements with any labor organizations, and any and all Liabilities thereunder;

(n)any Liabilities arising from, relating to or in connection with (A) any Action pending as of the Closing Date (including the Actions described on Schedule 2.5(n)), and (B) any other matter set forth on Schedule 2.5(n); and

(o)the Acquired Subsidiary Excluded Liabilities.

The Seller acknowledges and agrees that the Buyer Parties shall not assume, or otherwise be responsible for, and the Seller shall (or shall cause the applicable Seller Entity to) pay, perform and discharge fully as and when required, all of the Excluded Liabilities.

Section 2.6Unassignable Rights

(a)Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, to the extent that the assignment or attempted assignment to the Buyer or its designated Affiliate of any Acquired Asset (including any Contract or Seller Authorization) or any claim, right or benefit arising thereunder or resulting therefrom, is prohibited by any Law or Contract, or would require any consent, approval, waiver, authorization, notice or novation by a Governmental Entity or another Person and such consent, approval, waiver, authorization, notice or novation has not been obtained or made prior to the Closing, or with respect to which any attempted assignment would be ineffective or would materially and adversely affect the rights of any Seller Entity or the Buyer or its designated Affiliate thereunder (collectively, the “Unassignable Rights”), then neither this Agreement nor any other

Transaction Document will constitute an assignment or attempted assignment thereof unless and until a consent, approval, waiver, authorization, notice or novation reasonably acceptable to the Buyer shall have been obtained.  After the Closing, the Buyer and the Seller will each use commercially reasonable efforts to promptly obtain, or to cause their respective Affiliates to promptly obtain, all consents, approvals, waivers, authorizations or novations that have not been obtained prior to the Closing in connection with the Unassignable Rights and to provide all notices required in connection with the Unassignable Rights.

(b)Until such consent, approval, waiver, authorization, notice or novation that is necessary for the effective assignment to the Buyer or any designated Affiliate of the Buyer of any Unassignable Right is obtained, provided and to the extent that the Seller can (or can cause another Seller Entity to) do so without breaching the terms of such Unassignable Right, the Seller shall (or shall cause the applicable Seller Entity to) use commercially reasonable efforts to provide the Buyer or its designated Affiliate, in all material respects, with, and the Seller shall (or shall cause the applicable Seller Entity to) hold in trust for the exclusive benefit of the Buyer or its designated Affiliate, all the economic (taking into account all burdens to the Seller and its Affiliates (including the amount of any related Tax costs imposed on the Seller or any of its Affiliates)), operational and other benefits of such Unassignable Right, to the extent permitted, as if such consent, approval, waiver, authorization, notice or novation, as the case may be, had been obtained.  Without limitation of and subject to the foregoing, at the Buyer’s request, Seller shall (or shall cause the applicable Seller Entity to) (i) cooperate, in all reasonable respects, in any lawful and commercially reasonable arrangement proposed by the Buyer under which the Buyer or its designated Affiliate would obtain the economic, operational and other benefits thereunder and would assume any related economic burden thereunder (including the amount of any related Tax costs imposed on the Seller or any of its Affiliates), (ii) enforce for the benefit of the Buyer or its designated Affiliate and as directed by the Buyer such Seller Entity’s rights under such Unassignable Right as if such Unassignable Right had been sold, conveyed, assigned and delivered to the Buyer or its designated Affiliate, including in the name of the Seller Entity party to such Unassignable Right or otherwise as the Buyer shall specify, including the right to terminate in accordance with the terms thereof, and (iii) permit the Buyer or its designated Affiliate to enforce any rights arising with respect thereto; provided, however, that, (1) the Buyer hereby agrees to promptly reimburse the Seller for reasonable expenses (including the amount of any related Tax costs imposed on the Seller or any of its Affiliates) incurred by each Seller Entity in complying with the Buyer’s or its designated Affiliate’s requests described above and agrees to indemnify and hold harmless the Seller Entities to the full extent permitted by Laws from and against the Buyer of its designated Affiliate practicing, exercising or enforcing any rights or failing to perform any Liabilities arising from or in connection with such Unassignable Rights or otherwise in connection with carrying out any instruction or direction provided by the Buyer or its designated Affiliate in connection with the activities contemplated in this Section 2.6, and (2) if such Seller Entity or its Affiliate provides the Buyer or its designated Affiliate, in all material respects, with, and any Seller Entity or its Affiliate holds in trust for the exclusive benefit of the Buyer or its designated Affiliates, all the economic, operational and other benefits of such Unassignable Right in accordance with this Section 2.6, the Buyer or its designated Affiliate shall assume the related economic burden (including the amount of any related Tax costs imposed on the Seller or any of its Affiliates) and, from and after the Closing, the Buyer or its designated Affiliate shall, as agent or subcontractor for the applicable Seller Entity or its Affiliate pay, perform and discharge fully as and when required the Liabilities of such Seller Entity with respect to such Unassignable Rights. The Seller Entity party to such Unassignable Right will promptly pay to the Buyer or its designated Affiliate all income, proceeds and other monies received by such Seller Entity from third parties to the extent related to the Buyer’s or its designated Affiliate’s intended rights under such Unassignable Right, as contemplated by this Section 2.6(b).  The Parties will cooperate in good faith to eliminate or otherwise minimize any Taxes that may be imposed on the Seller or any of its Affiliates with respect to the Unassignable Rights.

(c)Notwithstanding anything in this Agreement to the contrary, none of the Seller nor any of its Affiliates shall be required to pay compensation to any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party in connection with the Seller’s and its Affiliates’ obligations under this Section 2.6.  Without limiting the generality of the foregoing, (i) at any time upon the Buyer’s request, the Seller agrees to assign (or cause the applicable Seller Entity to assign) any Unassignable Right to the Buyer or its designated Affiliate for no additional consideration and (ii) once any consent, approval, waiver, authorization or novation referenced in this Section 2.6 is obtained or notice is properly made, the Seller or its applicable Affiliate shall assign the applicable Unassignable Right to the Buyer or its designated Affiliate for no additional consideration and, for the avoidance of doubt, such Unassignable Right shall thereafter be treated as an Acquired Asset for all purposes hereunder.

(d)To the extent that the right and ability to enforce any confidentiality or use restrictions relating to any Assigned Intellectual Property and other technology to the extent provided for in the Intellectual Property Assignment and License Agreement or any non-solicitation restrictions directly benefiting the Business are not validly transferred to the Buyer or its designated Affiliate pursuant to the Intellectual Property Assignment and License Agreement or this Agreement, at and following the Closing, Seller, on its own behalf and on behalf of the other Seller Entities, (i) hereby authorizes the Buyer to enforce such restrictions to protect its rights and interests, including any trade secret rights, with respect to such Assigned Intellectual Property or such other restrictions, (ii) if requested by the Buyer, agrees to use commercially reasonable efforts to enforce such restrictions as reasonably directed by the Buyer, at the Buyer’s expense, and (iii) agrees to use commercially reasonable efforts to provide such cooperation, assistance and information in connection with any such enforcement as reasonably requested by the Buyer, at the Buyer’s expense.

(e)Notwithstanding anything to the contrary set forth in this Section 2.6, to the extent a consent, approval, waiver, authorization, notice or novation acceptable to the Buyer shall not have been obtained with respect to any of the Contracts set forth on Schedule 2.2(d) prior to the Closing, Seller shall, or shall cause its designated Affiliates to, (i) remit any and all payment owed to the Seller Entities or their applicable Affiliates pursuant to any such Contract to the Buyer or its designated Affiliate within five (5) Business Days of receipt thereof, (ii) not amend or agree to amend any such Contract in any manner adverse to any Seller Entity (or any of its applicable Affiliates) or the Buyer and its designated Affiliates, (iii) if requested by the Buyer, use commercially reasonable efforts at the Buyer’s expense to enforce, for the benefit of the Buyer and its designated Affiliates and as reasonably directed by the Buyer or its designated Affiliate, such Seller Entity’s or its applicable Affiliate’s rights under any such Contract and (iv) within three (3) Business Days of receipt, provide to the Buyer notice and the contents (including, in the case of written communication, copies) of any written or verbal communication received by a Seller Entity or its applicable Affiliate from any counter-party to any such Contract concerning any such Contract.

Section 2.7Closing

Subject to any earlier termination of this Agreement, the closing of the Transactions (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the third (3rd) Business Day after the satisfaction or, to the extent permitted, waiver of all conditions to the obligations of the Parties to complete the Transactions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date or time or in such other manner as the Parties may mutually determine (the actual date on which the Closing occurs being the “Closing Date”); provided that (i) the transfer of title to any Transferred Interests or Acquired Assets and the assumption of any Assumed Liabilities, in each case, in any jurisdiction in which such transfer or assumption is required to be made pursuant to a Local Agreement shall only be transferred by the applicable Local Agreement and (ii) the “Closing” with respect to any such transfer or assumption shall mean the consummation of such transfer or assumption pursuant to such Local Agreement.  The Closing will be effective as of 11:59 p.m. U.S. Eastern Time on the Closing Date.  Documents may be delivered at the Closing by facsimile or other electronic means, provided that executed documents with original signatures to the extent required for any regulatory filings contemplated by this Agreement will be delivered as soon as reasonably practicable after the Closing.  All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously upon mutual release by the Parties, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any other Transaction Document.

Section 2.8Purchase Price

In consideration for the Acquired Assets and the Transferred Interests, (a) at the Closing, the Buyer Parties shall (i) deliver, or cause to be delivered, to the Seller the Purchase Price Note, (ii) pay to the Seller an aggregate amount equal to the Closing Payment by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller no later than five (5) Business Days prior to the Closing Date, and (iii) assume the Assumed Liabilities, and (b) on the terms and subject to the conditions set forth in Section 2.11, the Buyer shall deliver, or cause to be delivered, a contingent amount up to a maximum aggregate principal amount of $125,000,000, payable to the Seller in the form of the Earnout Note, as additional consideration.

Section 2.9Cash Purchase Price Adjustment

(a)Estimated Cash Purchase Price.  No later than five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a certificate of the Seller reasonably acceptable to the Buyer and executed by an authorized officer of the Seller that sets forth in reasonable detail the Seller’s reasonable good faith estimate of the Adjustment Amount (the “Estimated Adjustment Amount”) and each component thereof for purposes of calculating the Closing Payment to be paid in connection with the Closing (which such calculations shall include reasonable supporting schedules).  The Buyer shall have the right to receive and review such supporting documentation or data as the Buyer may reasonably request relating thereto and to discuss them with the Seller; provided, however, that any review of such information shall not delay the Closing; and provided, further, that the acceptance by the Buyer of the Estimated Adjustment Amount at the Closing, or the consummation of the Closing, shall not limit or otherwise affect the Buyer’s rights under this Agreement, including pursuant to Section 10.1, or constitute an acknowledgment or agreement by the Buyer of the accuracy thereof. For the sake of clarity, the Buyer’s acceptance of the Seller’s calculation of the Estimated Adjustment Amount is not a condition to Closing.

(b)Calculation. No later than ninety (90) days following the Closing Date, the Buyer shall, at its expense, (i) cause to be prepared a statement (the “Closing Date Adjustment Amount Schedule”) setting forth in reasonable detail the Buyer’s calculation of the Adjustment Amount (and each component thereof, including any adjustments to the Target Net Working Capital Amount required by Schedule 1.1(d)) and (ii) deliver the Closing Date Adjustment Amount Schedule to the Seller, including reasonable supporting schedules.

(c)Review; Disputes.

(i)From and after the delivery of the Closing Date Adjustment Amount Schedule, the Buyer shall provide the Seller and any accountants or advisors retained by the Seller with reasonable access, during normal business hours, to the relevant books and records of the Buyer and its Affiliates used by the Buyer in the preparation of, or otherwise reasonably relevant to, the Closing Date Adjustment Amount Schedule for the purposes of enabling the Seller and its accountants and advisors to calculate, and to review the Buyer’s calculation of, the Adjustment Amount.  The fees and expenses of any such accountants and advisors retained by the Seller shall be paid by the Seller.

(ii)If the Seller disputes the calculation of the Adjustment Amount set forth in the Closing Date Adjustment Amount Schedule, then the Seller shall deliver a written notice (an “Adjustment Dispute Notice”) to the Buyer at any time during the thirty (30)-day period commencing upon receipt by the Seller of the Closing Date Adjustment Amount Schedule (the “Review Period”).  The Adjustment Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(iii)If the Seller does not deliver an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, the Buyer’s calculation of the Adjustment Amount set forth in the Closing Date Adjustment Amount Schedule shall be deemed final and binding on the Parties for all purposes of this Agreement.

(iv)If the Seller delivers an Adjustment Dispute Notice to the Buyer prior to the expiration of the Review Period, then the Seller and the Buyer shall negotiate in good faith to reach agreement on the Adjustment Amount.  If the Seller and the Buyer are unable to reach agreement on the Adjustment Amount within thirty (30) days after delivery of the Adjustment Dispute Notice (or such longer period as shall be mutually agreed to by the Buyer and the Seller), either Party shall have the right to refer such dispute to a nationally recognized independent accounting firm jointly selected by the Seller and the Buyer (or if they cannot agree on such an accounting firm, a nationally recognized accounting firm without a business relationship with the Buyer or the Seller that is selected by an accounting firm designated by the Seller and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Accounting Firm”) after such thirtieth (30th) day for resolution.  In connection with the resolution of any such dispute by the Accounting Firm: (A) each of the Buyer and the Seller shall have a reasonable opportunity to meet with the Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Adjustment Amount provided, that (1) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Accounting Firm and (2) no Party will engage in any ex parte communication with the Accounting Firm at any time with respect to the Adjustment Amount, (B) the Accounting Firm shall determine the Adjustment Amount, including resolution of any issues relating to the application or requirements of the Working Capital Accounting Principles in connection therewith, in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a written copy of its determination to the Seller and the Buyer, and (C) the determination made by the Accounting Firm of the Adjustment Amount shall be conclusive, final and binding on the Parties for all purposes of this Agreement, absent Fraud or manifest error.  In calculating the Adjustment Amount, the Accounting Firm shall be limited to (x) addressing any particular disputes referred to in the Adjustment Dispute Notice and will not make any other determination, including any determination as to whether any undisputed items on the Closing Date Adjustment Amount Schedule are correct or whether the initial amount of the Target Net Working Capital Amount is correct, and (y) choosing with respect to any particular item in dispute the

Buyer’s position, the Seller’s position or a position in between the Seller’s position and the Buyer’s position.  If the Accounting Firm’s final determination is in full agreement with the Buyer, then the Seller shall bear the fees and expenses of the Accounting Firm.  If the Accounting Firm’s final determination is in full agreement with the Seller, then the Buyer shall bear the fees and expenses of the Accounting Firm.  Otherwise, the fees and expenses of the Accounting Firm for such determination will be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accounting Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be computed by the Accounting Firm at the time of its determination of the Adjustment Amount.

(d)Payment Upon Final Determination of Adjustments.

(i)Subject to Section 10.5(e), if the Adjustment Amount, as finally determined in accordance with Section 2.9(c), is less than the Estimated Adjustment Amount, then the Seller shall pay to the Buyer the amount of such difference (i.e., (A) the Estimated Adjustment Amount minus (B) the Adjustment Amount, as finally determined) by wire transfer of immediately available funds to an account designated by the Buyer, no later than five (5) Business Days after such determination.

(ii)If the Adjustment Amount, as finally determined in accordance with Section 2.9(c), is greater than the Estimated Adjustment Amount, then the Buyer shall pay to the Seller the amount of such difference (i.e., (A) the Adjustment Amount, as finally determined, minus (B) the Estimated Adjustment Amount) by wire transfer of immediately available funds to an account designated by the Seller, no later than five (5) Business Days after such determination.

Section 2.10Allocation of Purchase Price

(a)No later than ninety (90) days after the Adjustment Amount has been finally determined pursuant to Section 2.9, the Buyer shall prepare and deliver to the Seller a proposed schedule allocating the Purchase Price among the Acquired Assets, the Transferred Interests and the non-competition and non-solicitation provisions in Section 6.1, which allocation shall be made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Post-Closing Purchase Price Allocation”). The Post-Closing Purchase Price Allocation as prepared by the Buyer shall include an allocation, consistent with the allocation to the Transferred Interests of the JV Company under the preceding sentence, among the assets of the JV Company accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If the Seller notifies the Buyer at any time on or prior to the date that is fifteen (15) days after the Adjustment Amount has been finally determined pursuant to Section 2.9 that the Seller is requesting the Buyer to make an election under Section 338(g) of the Code with respect to the purchase and sale of the Transferred Interests of the Acquired Subsidiary, then the Post-Closing Purchase Price Allocation as prepared by the Buyer shall include in the Buyer’s proposed schedule delivered pursuant to this Section 2.10(a) an allocation of the “aggregate deemed sale price,” within the meaning of Treasury Regulations Section 1.338-4 and consistent with the allocation to the Transferred Interests of the Acquired Subsidiary under the preceding sentences, among the assets of the Acquired Subsidiary made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(b)The Seller shall have thirty (30) days after the Seller’s receipt of the Buyer’s proposed schedule describing the Post-Closing Purchase Price Allocation in which to deliver comments to the Buyer with respect to the Post-Closing Purchase Price Allocation.  The Buyer and the Seller agree to use commercially reasonable efforts to resolve in good faith any differences with respect to the Post-Closing Purchase Price Allocation.  If the Buyer and the Seller are unable to reach such agreement within thirty (30)

days following the delivery of comments to the Post-Closing Purchase Price Allocation by the Seller to the Buyer (or such longer period as shall be mutually agreed to by the Buyer and the Seller), each of the Buyer and the Seller shall have the right to refer any disputed elements of the Post-Closing Purchase Price Allocation to an internationally recognized independent accounting firm, with sufficient international merger and acquisition experience, jointly selected by the Seller and the Buyer (or if they cannot agree on such an accounting firm, an internationally recognized accounting firm without a business relationship with the Buyer or the Seller that is selected by an accounting firm designated by the Seller and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Allocation Accounting Firm”) for resolution.  In connection with the resolution of any such dispute by the Allocation Accounting Firm, (i) each of the Buyer and the Seller shall have a reasonable opportunity to meet with the Allocation Accounting Firm to provide its views as to the disputed elements of the Post-Closing Purchase Price Allocation; provided, that (1) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Allocation Accounting Firm and (2) no party will engage in any ex parte communication with the Allocation Accounting Firm at any time with respect to the Post-Closing Purchase Price Allocation; (ii) the Allocation Accounting Firm shall determine the disputed elements of the Post-Closing Purchase Price Allocation in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days of such referral and upon reaching such determination shall deliver a written copy of its determination to the Seller and the Buyer; and (iii) the determination made by the Allocation Accounting Firm of the disputed elements of the Post-Closing Purchase Price Allocation shall be conclusive, final and binding on the Parties for all purposes of this Agreement, absent Fraud or manifest error.  In determining the Post-Closing Purchase Price Allocation, the Allocation Accounting Firm shall be limited to (x) addressing any particular disputes referred to the Allocation Accounting Firm by the Buyer or the Seller and will not make any other determination, including any determination as to whether any undisputed items in the Post-Closing Purchase Price Allocation are correct, and (y) choosing with respect to any particular item in dispute the Buyer’s position, the Seller’s position or a position in between the Seller’s position and the Buyer’s position.  If the Allocation Accounting Firm’s final determination is in full agreement with the Buyer, then the Seller shall bear the fees and expenses of the Allocation Accounting Firm.  If the Allocation Accounting Firm’s final determination is in full agreement with the Seller, then the Buyer shall bear the fees and expenses of the Allocation Accounting Firm.  Otherwise, each of the Seller and the Buyer shall pay one-half of the fees and expenses of the Allocation Accounting Firm for such determination; provided that if the Allocation Accounting Firm determines that one Party has adopted one or more positions with respect to the Post-Closing Purchase Price Allocation that are frivolous or clearly without merit, the Allocation Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such Party.

(c)The Buyer Parties and the Seller agree to, and to cause their Affiliates to, (i) prepare and file each of their respective Tax Returns, and make all necessary final determinations for Transfer Tax purposes pursuant to Section 6.4(a), on a basis consistent with the Post-Closing Purchase Price Allocation as finally determined pursuant to this Section 2.10 and (ii) take no position inconsistent with the Post-Closing Purchase Price Allocation on any applicable Tax Return or in any Audit before any Governmental Entity, in each case except to the extent otherwise required by Law.

(d)If the Purchase Price is adjusted pursuant to this Agreement, the Post-Closing Purchase Price Allocation shall be adjusted as appropriate, and the Buyer Parties and the Seller shall reasonably cooperate in making any such adjustments.

Section 2.11Earnout

(a)Issuance of Earnout Note. “Earnout Note” means the contingent value promissory note in the maximum principal amount of $125,000,000 substantially in the form attached hereto as Exhibit G. If the Earnout Consideration is greater than zero, then the Earnout Note shall be duly issued by the Buyer

Parent to the Seller upon the final determination of the Earnout Consideration (if any) in accordance with this Section 2.11, and interest on the principal amount of the Earnout Note shall accrue beginning on the day immediately following the last day of the Earnout Period.  If the Earnout Consideration is zero, then the Earnout Note will not be applicable and will not be issued.

(b)Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

(i)“Earnout Accounting Principles” means, collectively, GAAP and, to the extent consistent with GAAP, the Seller’s accounting principles and methodologies set forth on Schedule 2.11(b)(i), which accounting principles and methodologies are (i) consistent with GAAP, (ii) those used by the Seller to determine the Target Revenue Amount and Target Gross Profit Amount and (iii) those used by the Seller as of the Agreement Date for the purpose of determining revenue and gross profit of the Business.

(ii)“Earnout Consideration” means the sum of the Revenue Earnout Consideration and the Gross Profit Earnout Consideration; provided that the Earnout Consideration shall not exceed $125,000,000 in the aggregate.

(iii)“Earnout Period” means the Seller’s first four full fiscal quarters beginning on the first day of the Seller’s first full fiscal quarter following the Closing Date.

(iv)“Gross Profit” means (A) Revenue minus (B) the cost of Revenue incurred by the Business during the Earnout Period, in each case determined in accordance with the Earnout Accounting Principles.

(v)“Gross Profit Earnout Consideration” means:

(A)	If the Gross Profit is less than or equal to the Threshold Gross Profit Amount, the Gross Profit Earnout Consideration shall equal $0.
(B)

If the Gross Profit is greater than the Threshold Gross Profit Amount, the Gross Profit Earnout Consideration shall equal the product of (1) $50,000,000 times (2) a fraction, where the numerator equals the amount by which the Gross Profit exceeds the Threshold Gross Profit Amount and the denominator equals (a) the Target Gross Profit Amount minus (b) the Threshold Gross Profit Amount.

(C)	In no event shall the Gross Profit Earnout Consideration exceed $75,000,000 in the aggregate.

(vi)“Revenue” means the aggregate consolidated revenue of the Business during the Earnout Period, including intercompany revenue (if any), determined in accordance with the Earnout Accounting Principles.

(vii)“Revenue Earnout Consideration” means:

(A)	If the Revenue is less than or equal to the Threshold Revenue Amount, the Revenue Earnout Consideration shall equal $0.

(B)

If the Revenue is greater than the Threshold Revenue Amount, the Revenue Earnout Consideration shall equal the product of (1) $25,000,000 times (2) a fraction, where the numerator equals the amount by which the Revenue exceeds the Threshold Revenue Amount and the denominator equals (a) the Target Revenue Amount minus (b) the Threshold Revenue Amount.

(C)	In no event shall the Revenue Earnout Consideration exceed $50,000,000 in the aggregate.

(viii)“Target Gross Profit Amount” is set forth in Schedule 2.11(b)(viii).

(ix)“Target Revenue Amount” is set forth in Schedule 2.11(b)(ix).

(x)“Threshold Gross Profit Amount” equals 85% of the Target Gross Profit Amount (including as may be adjusted pursuant to Section 2.11(i)).

(xi)“Threshold Revenue Amount” equals 85% of the Target Revenue Amount (including as may be adjusted pursuant to Section 2.11(i)).

(c)Reporting; Management Meetings. The Buyer Parties shall deliver to the Seller, within forty-five (45) days after the end of each of the first three fiscal quarters during the Earnout Period, a financial report setting forth the Buyer’s calculation of Revenue and Gross Profit for such quarter in reasonable detail.  The Buyer Parties also agree to provide as promptly as reasonably practicable (i) such reasonable supporting documentation as the Seller may reasonably request in connection therewith and (ii) at Seller’s request, reasonable access to the senior leadership team of the Business and other appropriate senior level personnel of the Buyer Parties to discuss the financial results.

(d)Calculation. No later than sixty (60) days following the last day of the Earnout Period, the Buyer Parties shall, at their own expense, (i) cause to be prepared a statement (the “Earnout Statement”) setting forth in reasonable detail the Buyer’s calculation of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration (and each component thereof) and (ii) deliver the Earnout Statement to the Seller.

(e)Review; Disputes.

(i)From and after the delivery of the Earnout Statement, the Buyer Parties shall provide the Seller and any accountants or advisors retained by the Seller with reasonable access, during normal business hours, to the relevant books and records of the Buyer and its Affiliates used by the Buyer Parties in the preparation of, or otherwise reasonably relevant to, the Earnout Statement for the purposes of enabling the Seller and its accountants and advisors to calculate, and to review the Buyer Parties’ calculation of, the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration.  The fees and expenses of any such accountants and advisors retained by the Seller shall be paid by the Seller.

(ii)If the Seller disagrees with or otherwise does not accept the calculation of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration or the Earnout Consideration set forth in the Earnout Statement, then the Seller shall, at any time during the forty-five (45) day period commencing upon receipt by the Seller of the Earnout Statement (the “Earnout Review Period”), deliver to the Buyer (A) a written notice setting forth in reasonable detail the basis of the Seller’s disagreement with such calculation (an “Earnout Dispute Notice”) or (B) a written notice that the Seller intends to invoke the audit procedures set forth in Section 2.11(f) (the “Earnout Audit Notice”).

(iii)If the Seller does not deliver an Earnout Dispute Notice or an Earnout Audit Notice to the Buyer prior to the expiration of the Earnout Review Period, the Buyer’s calculation of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration set forth in the Earnout Statement shall be deemed final and binding on the Parties for all purposes of this Agreement.

(iv)If the Seller delivers an Earnout Dispute Notice to the Buyer prior to the expiration of the Earnout Review Period, then the Seller and the Buyer shall negotiate in good faith to reach agreement on the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration.  If the Seller and the Buyer are unable to reach agreement on the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration within thirty (30) days after delivery of the Earnout Dispute Notice (or such longer period as shall be mutually agreed to by the Buyer and the Seller) (the “Earnout Dispute Resolution Period”), (A) the Seller may, within fifteen (15) Business Days following the expiration of the Earnout Dispute Resolution Period, deliver an Earnout Audit Notice to the Buyer invoking the audit procedures set forth in Section 2.11(f), and (B) either Party shall have the right to refer such dispute to the Accounting Firm after such thirtieth (30th) day for resolution (provided that if the Buyer refers such dispute to the Accounting Firm, the Seller may, within five (5) Business Days of being notified of such referral, submit an Earnout Audit Notice to the Buyer and invoke the audit procedures set forth in Section 2.11(f) in lieu of engaging the Accounting Firm).  In connection with the resolution of any such dispute by the Accounting Firm: (A) each of the Buyer and the Seller shall have a reasonable opportunity to meet with the Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration provided that (1) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Accounting Firm and (2) no Party will engage in any ex parte communication with the Accounting Firm at any time with respect to the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration, (B) the Accounting Firm shall determine the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration, including resolution of any issues relating to the application or requirements of the Earnout Accounting Principles or any adjustments to the Target Revenue Amount or Target Gross Profit Amount in connection therewith, in accordance with the terms of this Agreement within thirty (30) days of such referral and upon reaching such determination shall deliver a written copy of its determination to the Seller and the Buyer, and (C) the determination made by the Accounting Firm of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration shall be conclusive, final and binding on the Parties for all purposes of this Agreement, absent Fraud or manifest error.  In calculating the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration, the Accounting Firm shall be limited to (x) addressing any particular disputes referred to in the Earnout Dispute Notice and will not make any other determination, including any determination as to whether any undisputed items on the Earnout Statement are correct, and (y) choosing with respect to any particular item in dispute the Buyer’s position, the Seller’s position or a position in between the Seller’s position and the Buyer’s position.  If the Accounting Firm’s final determination is in full agreement with the Buyer, then the Seller shall bear the fees and expenses of the Accounting Firm.  If the Accounting Firm’s final determination is in full agreement with the Seller, then the Buyer shall bear the fees and expenses of the Accounting Firm.  Otherwise, the fees and expenses of the Accounting Firm for such determination will be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accounting Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be computed by the Accounting Firm at the time its determination of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration.

(f)Earnout Audit.

(i)If the Seller properly submits an Earnout Audit Notice pursuant to Section 2.11(e), the Seller shall have the right to have a nationally recognized independent accounting firm jointly selected by the Seller and the Buyer (or if they cannot agree on such an accounting firm, a nationally recognized accounting firm without a business relationship with the Buyer or the Seller that is selected by an accounting firm designated by the Seller and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Earnout Auditor”), to conduct an audit of the books and records of the Buyer Parties and their respective Affiliates for the sole purpose of confirming the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration, including the application or requirements of the Earnout Accounting Principles or any adjustments to the Target Revenue Amount or Target Gross Profit Amount in connection therewith (the “Earnout Audit”).  From and after the delivery of the Earnout Statement, the Buyer Parties shall provide the Seller, the Earnout Auditor and their respective representatives with reasonable access, during normal business hours, to the relevant books and records of the Buyer Parties used by the Buyer Parties in the preparation of, or otherwise reasonably relevant to, the Earnout Statement for the purposes of enabling the Accounting Firm to conduct the Earnout Audit.

(ii)Each of the Seller and the Buyer will be entitled to receive a report of the Earnout Auditor with respect to its findings (the “Earnout Audit Report”).  If either the Seller or the Buyer disagrees with the calculation of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration or the Earnout Consideration set forth in the Earnout Audit Report, then the disputing Party shall, at any time during the thirty (30)-day period commencing upon receipt by the Seller and the Buyer of the Earnout Audit Report (the “Earnout Audit Review Period”) deliver to the other Party (A) a written notice setting forth in reasonable detail the basis of such Party’s disagreement with the Earnout Audit Report and resulting calculation of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration or the Earnout Consideration (an “Earnout Audit Dispute Notice”).  If neither the Seller nor the Buyer delivers an Earnout Audit Dispute Notice to the other prior to the expiration of the Earnout Audit Review Period, the Earnout Auditor’s calculation of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration set forth in the Earnout Audit Report shall be deemed final and binding on the Parties for all purposes of this Agreement.

(iii)If the Seller or the Buyer delivers an Earnout Audit Dispute Notice to the other prior to the expiration of the Earnout Audit Review Period, then the Seller and the Buyer shall negotiate in good faith to reach agreement regarding the Earnout Audit Report and the resulting Revenue Earnout Consideration, Gross Profit Earnout Consideration and Earnout Consideration.  If the Seller and the Buyer are unable to reach agreement regarding the Earnout Audit Report and the resulting Revenue Earnout Consideration, Gross Profit Earnout Consideration and Earnout Consideration within sixty (60) days after receipt by the Seller and the Buyer of the Earnout Audit Report (or such longer period as shall be mutually agreed to by the Buyer and the Seller), either the Seller or the Buyer may after such sixtieth (60th) day have the right to refer such dispute to the Accounting Firm for resolution pursuant to the procedures set forth in Section 2.11(e)(iv).

(iv)The Seller will bear the full cost of the Earnout Auditor; provided however that, in the event the final determination of the aggregate Earnout Consideration, whether by agreement of or acceptance by the Parties under this Section 2.11(f) or resolution of any Earnout Audit Dispute Notice pursuant to the procedures set forth in Section 2.11(e)(iv), results in a calculation of the aggregate Earnout Consideration that is less than ninety percent (90%) of the aggregate Earnout Consideration as set forth by the Buyer in the Earnout Statement, the Buyer Parties shall bear the full cost of the Earnout Auditor.

(g)Freedom to Operate.  Subject to compliance with the Buyer Parties’ obligations under Section 2.11(h) and 6.1, the Buyer Parties and their Affiliates shall have absolute and sole discretion as to how to manage and/or restructure the Business after the Closing (including during the Earnout Period), including the absolute and sole discretion to add or remove (or modify the terms of their agreements with) customers, suppliers or distributors of the Business or to add, change or discontinue any products or product lines in the Business (including the Business Products). Irrespective of whether the Seller believes any actions taken by any of the Buyer Parties or their Affiliates (or omitted to be taken by any of the Buyer Parties or their Affiliates) after the Closing have reduced the Earnout Consideration, the Buyer shall have no obligation to credit or restore any such reduction or potential reduction to the Earnout Consideration or, except as expressly provided in Section 2.11(i), reduce any of the Threshold Revenue Amount, the Target Revenue Amount, the Threshold Gross Profit Amount or the Target Gross Profit Amount.

(h)Earnout Covenants.  Following the Closing and until the expiration of the Earnout Period, the Buyer Parties shall, and shall cause their respective Affiliates and any assignees or successors in interest of any of the foregoing to:

(i) maintain separate books and records for the Business to the extent necessary for the determination of the Revenue Earnout Consideration, the Gross Profit Earnout Consideration and the Earnout Consideration; and

(ii)operate the Business in good faith and not take any action the primary purpose of which is to reduce or impair the Earnout Consideration or the achievement thereof.

(i)Target Readjustment Events.  In the event, between the Closing and the end of the Earnout Period, of (i) the direct or indirect sale, assignment, disposition or other transfer of any material portion of the Business or the Acquired Assets not in the Ordinary Course of Business or (ii) any restructuring or reorganization of the Business involving a discontinuation of any product lines of the Business, termination by the Buyer or an Affiliate of the Buyer of any material sales collaborations or strategic partnerships, or exit of any markets or industries to or for which Business Products are, as of the Closing Date, sold, offered for sale, or provided to third parties in the Business (any such event, a “Target Readjustment Event”), the Target Revenue Amount and the Target Gross Profit Amount shall each be reduced by the average of (x) the Revenue or Gross Profit, as applicable, achieved by such assets or in such markets or industries in the fiscal quarter immediately prior to the Target Readjustment Event and (y) 95% of the forecasted Revenue or Gross Profit, as applicable, for such assets or in such markets or industries in the remaining fiscal quarters of the Earnout Period, in each case ((x) and (y)) extrapolated from the date of the Target Readjustment Event through the end of the Earnout Period.

Section 2.12Withholding.

Notwithstanding anything in this Agreement to the contrary, the Buyer Parties (or their respective designees) shall be entitled to withhold and deduct, or cause to be withheld and deducted, from the consideration otherwise payable pursuant to this Agreement, such amounts of Tax as are required to be deducted and withheld under Laws.  The Parties acknowledge that the Buyer Parties intend to withhold from the payments made for the Transferred Subsidiary Interests Taxes required to be deducted and withheld under the Laws of the PRC.  The Buyer Parties will provide notice to the Seller at least ten (10) days prior to the Closing Date of any other amounts that the Buyer Parties believe are required to be withheld and the Parties will cooperate in good faith to eliminate or otherwise minimize such withholding amounts.  To the extent that amounts are so deducted or withheld and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer Parties that the following representations and warranties are true and correct as of the Agreement Date and as of the Closing Date except as disclosed in the Seller Disclosure Schedule; provided that, except with respect to the representations and warranties set forth in Section 3.1(c) and 3.1(d), all representations and warranties with respect to the JV Company (including, for the avoidance of doubt, by inclusion in the Acquired Entities) are made only to the Knowledge of the Seller, regardless of whether any Knowledge qualifier is specifically included in any such representations and warranties:

Section 3.1Organization, Standing and Power; Matters Relating to the Acquired Entities

(a)Each Seller Entity and each Acquired Entity is an entity duly organized and in good standing or existence, as the case may be, under the Laws of its respective jurisdiction of formation or organization, as applicable. Each Seller Entity and each Acquired Entity has the requisite organizational power and authority to own, license or use the Acquired Assets or such Acquired Entity’s assets, as applicable, and to carry on the Business as now owned, licensed or used and being conducted by such Seller Entity or Acquired Entity, as applicable.  Each Seller Entity and each Acquired Entity is duly qualified to do business and is in good standing or existence, as the case may be, in each jurisdiction (other than its jurisdiction of organization) in which the ownership or leasing of the Acquired Assets or the applicable Acquired Entity’s assets, as applicable, or the conduct of the Business by such Seller Entity or Acquired Entity, as applicable, requires such qualification, except where the failure to be so qualified or in good standing or in existence would not reasonably be expected to have a Seller Material Adverse Effect.

(b)The Seller has made available to the Buyer Parties correct and complete copies of the articles of incorporation or bylaws or other governing documents of each Seller Entity and each Acquired Entity (each as amended to date), and each Acquired Entity is in compliance with such governing documents.

(c)The capitalization of each Acquired Entity (which shall include the total authorized and outstanding capital stock or other ownership interests of each Acquired Entity and the beneficial and holder of record of all of the outstanding shares, membership interests or other equity interest of such Acquired Entity) is set forth in Section 3.1(c) of the Seller Disclosure Schedule.  All of the Transferred Interests are duly authorized, validly issued, fully paid and nonassessable. The full amount of the registered capital of the Acquired Subsidiary established in the PRC has been fully and timely contributed in compliance with all Laws and its articles of association.  There are no outstanding or authorized options, warrants, convertible securities, rights (including preemptive rights), agreements or commitments to which any Acquired Entity or any Seller Entity is a party or which are binding upon any Acquired Entity or any Seller Entity providing for the issuance, disposition or acquisition of any equity interests in any Acquired Entity.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Entity.  There are no agreements, voting trusts, proxies or other Contracts with respect to the voting or registration of any securities of any Acquired Entity.  With respect to the JV Company, there are no: (i) dividends which have been accrued or declared, but not yet paid, or (ii) obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire all or part of its shares. All dividends (if any) or distributions (if any) declared, made or paid by the JV Company have been declared, made, paid, repurchased or redeemed, as applicable, in accordance with its constitutional documents and all Laws.

(d)All of the Transferred Interests are owned of record and beneficially by a Seller Entity or the Acquired Subsidiary, and the applicable Seller Entity or the Acquired Subsidiary has good and valid title to the Transferred Interests, free and clear of any Liens, Contractual restriction or covenant, option or other adverse claim (whether arising by Contract or by operation of Law), and, at the Closing, the Buyer will acquire, either directly or indirectly, from a Seller Entity good and valid title to the Transferred Interests, free and clear of any Liens (other than restrictions on transfer arising under applicable securities Laws).

(e)Except for the Transferred Interests, the Acquired Assets do not include, and no Acquired Subsidiary has, any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

(f)All returns, particulars, resolutions and documents which the JV Company was required under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) or other Laws of relevant jurisdictions to be filed, notarized or registered have been properly made up and duly filed, notarized and registered, and due compliance has in all respects been made with all relevant Laws.

(g)There is no outstanding arrangement between the JV Company and any of its creditors or circumstances that exist to the Knowledge of the Seller that would entitle any Person to present a petition for the winding up or administration of the JV Company or to appoint a receiver of the whole or any part of its undertakings or assets.

Section 3.2Authority

Each Seller Entity has all requisite organizational power to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to complete the Transactions.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the applicable Seller Entity is a party and the completion of the Transactions have been duly authorized by all requisite organizational action, and no other action on the part of any Seller Entity is necessary to authorize the execution, delivery and performance of this Agreement or the other Transaction Documents to which such Seller Entity is a party or to complete the Transactions.  This Agreement has been duly executed and delivered by the Seller, and assuming the due authorization, execution and delivery thereof by the Buyer Parties, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws involving fraudulent conveyances and preferential transfers, and (b) the limitations imposed by general equitable principles, regardless of whether such enforceability is considered in any Action, whether at Law or in equity (collectively, the “Bankruptcy and Equity Principles”).  Upon the execution and delivery by the applicable Seller Entity of the other Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of such Seller Entity, enforceable against such Seller Entity in accordance with their terms except as enforceability may be limited by the Bankruptcy and Equity Principles.

Section 3.3Consents and Approvals; No Violation

Except as described under Schedule 5.1(b), the execution and delivery by the Seller of this Agreement and by each Seller Entity of the other Transaction Documents to which it is a party and the performance of each such Seller Entity’s obligations hereunder and thereunder will not (a) violate or conflict with any provision of the articles of incorporation or bylaws or similar governing documents of such Seller Entity or any Acquired Entity; (b) violate or conflict with any Law which any Seller Entity or

Acquired Entity is subject; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Business Contract, (d) result in the imposition of any Lien (other than Permitted Liens) on any Acquired Asset or asset of any Acquired Entity, or (e) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity, other than the Mandatory Regulatory Approvals, except in the case of each of clauses (b)-(e) as would not reasonably be expected to be material to the Business, taken as a whole.

Section 3.4Financial Statements; Undisclosed Liabilities

(a)Attached to Section 3.4(a) of the Seller Disclosure Schedule are true, complete and correct copies of the unaudited pro forma consolidated summary balance sheet and consolidated summary statement of income of the Business as of and for the fiscal year ended June 28, 2020 (collectively, the “Financial Statements”).  The Financial Statements are derived from the Files and Records of the Seller and its direct and indirect Subsidiaries.  The Financial Statements were prepared in good faith and fairly present in all material respects the financial condition and results of operations of the Business as of such respective times and for such respective time periods referred to therein; provided, however, that (i) the Seller Entities do not maintain separate financial statements of the Business and (ii) the Financial Statements are presented on a carve-out basis and may differ materially from financial statements presented in accordance with GAAP, including in that they do not include all year-end adjustments, audit adjustments, carve-out adjustments or footnote disclosures and other presentation items required for the presentation of financial statements in conformity with GAAP.

(b)None of the Seller Entities (with respect to the Business) nor the Acquired Subsidiary has any Liabilities that would be required by GAAP to be presented on the face of a balance sheet, other than (i) Liabilities accrued or reserved against in the unaudited consolidated balance sheet of the Business as of June 28, 2020 (the “Latest Seller Balance Sheet Date”) (together with the notes and schedules thereto, if any, the “Latest Seller Balance Sheet”), (ii) the Excluded Liabilities, (iii) Liabilities of the type reflected on the Latest Seller Balance Sheet that have arisen after the Latest Seller Balance Sheet Date in the Ordinary Course of Business, (iv) Liabilities resulting from the obligations of a Seller Entity or the Acquired Subsidiary under this Agreement or the other Transaction Documents that will be borne by the Seller Entities, (v) Liabilities pursuant to any Contract to which a Seller Entity or the Acquired Subsidiary is a party which did not result from any default, tort or breach of contract, (vi) Liabilities that are included as current liabilities in the final Closing Net Working Capital Amount, and (vii) other Liabilities that do not exceed, individually or in the aggregate, $[****].

(c)The Files and Records of each Seller Entity (to the extent related to the Business) and the Acquired Subsidiary have been maintained in accordance with sound business practices. Each of the Seller Entities (to the extent related to the Business) and the Acquired Subsidiary maintains accurate books of account and other financial records reflecting its assets and liabilities and maintains proper and effective internal control over financial reporting that is designed to provide reasonable assurance (i) that transactions are executed with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of the financial statements of the Business and to maintain accountability for the assets of the Business in accordance with GAAP, (iii) that access to the assets of the Business is permitted only in accordance with management’s authorization and (iv) regarding unauthorized acquisition, use or disposition of assets of the Business that could have a Seller Material Adverse Effect on the Financial Statements.  Each of the Seller Entities and the Acquired Subsidiary maintains effective controls and procedures that are designed to ensure that all material information concerning the Business is made known on a timely basis to the individuals responsible for the preparation of the Financial Statements.

(d)The Seller has provided to the Buyer certain forecasted quarterly financial information regarding the Business (including quarterly Revenue and Gross Profits), which such forecasted financial information regarding the Business is set forth in Section 3.4(d) of the Seller Disclosure Schedule (the “Financial Projections”).  The Financial Projections were prepared in good faith and based on assumptions believed by the Seller’s management to be reasonable at the time, it being acknowledged and agreed by the Buyer Parties that the Financial Projections are not to be viewed as facts, actual results may differ materially from the Financial Projections, and any differences between actual results and the Financial Projections shall not be deemed to create a presumption that the Financial Projections were not prepared in good faith and that the assumptions on which the Financial Projections were based were unreasonable at the time the Financial Projections were prepared.

(e)This Section 3.4 is qualified by the fact that the Business has not operated as a separate “stand alone” entity within the Seller; in certain operational areas, the Business is dependent upon centralized functional activities of the Seller, the costs of which have not been historically allocated to the Business; and the Financial Statements are presented on a carve-out basis and may differ materially from financial statements presented in accordance with GAAP, in that they do not include all year-end adjustments, audit adjustments, carve-out adjustments, or footnote disclosures and other presentation items required for the presentation of financial statement in conformity with GAAP.  As a result, the Business has been allocated certain internal charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits have been made in good faith with the intent of accurately presenting to the extent practicable the financial condition and results of operations of the Business for the time periods covered by the Financial Statements, but may not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.

Section 3.5Absence of Certain Changes

Since the Latest Seller Balance Sheet Date, (i) the Business has been conducted in the Ordinary Course of Business in all material respects and (ii) there has not been any Seller Material Adverse Effect.  Without limiting the generality of the foregoing, since the Latest Seller Balance Sheet Date, no Seller Entity (with respect to the Business or Acquired Assets) or any Acquired Entity has:

(a)amended its charter, bylaws or other organizational documents or formed any Subsidiary;

(b)in the case of the Acquired Entities, issued or sold any stock or other securities or any options, warrants or other rights to acquire any such stock or other securities;

(c)permitted or allowed any of the Acquired Assets or any material assets of the Acquired Subsidiary to be subjected to any Liens other than Permitted Liens;

(d)changed its accounting methods, principles or practices, except insofar as required by a generally applicable change in GAAP;

(e)(i) hired or engaged any Business Employee or Acquired Subsidiary Employee whose annual compensation is at least $[****] annually; (ii) increased the compensation payable or to become payable (including bonus grants and retention payments) or increased or accelerated the vesting of any benefits provided, to any Business Employee or Acquired Subsidiary Employee whose annual compensation is at least $[****], except for annual merit increases in the Ordinary Course of Business that apply to employees broadly, (iii) granted any severance or termination pay or retention payments or benefits to, or entered into or amended or terminated any employment, severance, retention, change in control, consulting or termination Contract with, any Business Employee or Acquired Subsidiary Employee whose annual compensation is at least $[****] annually, (iv) established, adopted, entered into, amended, waived or terminated any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund or policy for the benefit of any Business Employee or Acquired Subsidiary Employee (or any beneficiary or dependent thereof), other than as to employee benefit plans that cover employees of the Seller Entities generally, or (v) terminated the employment or service of any person who, if employed or engaged on the Agreement Date, would constitute a Business Employee or Acquired Subsidiary Employee, in each case whose annual compensation is at least $[****] annually;

(f)amended in any material respect, terminated, canceled, waived or accelerated any material right under, or received notice from an Person regarding the termination, acceleration, expiration, cancelation or intent to materially modify (i) any Material Business Contract or (ii) any other Contract that has been terminated, cancelled or allowed to expire which, if in existence as of the Agreement Date, would constitute a Material Business Contract and contemplates aggregate payments of more than $[****] per year;

(g)made capital expenditures or commitments or acquired any property, plant and equipment constituting Acquired Assets or asset of the Acquired Entities in each case for an aggregate cost in excess of $[****], or failed in any material respect to incur capital expenditures in accordance with its capital expenditure budget for the Business, a true and complete copy of which has been provided to the Buyer;

(h)instituted or settled any material Actions;

(i)changed the nature or scope of the Business in any material respect;

(j)made or changed any material Tax election, changed an annual accounting period, filed any materially amended Tax Return, entered into any closing agreement relating to Taxes, waived or extended any statute of limitations with respect to Taxes, settled or compromised any Tax claim or assessment (other than paying Taxes in the Ordinary Course of Business), or surrendered any right to claim a refund of Taxes;

(k)sold, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $[****] (individually or in the aggregate) that (but for such sale, transfer or assignment) would have constituted Acquired Assets (or assets of the Acquired Entities) other than sales of Inventory in the Ordinary Course of Business;

(l)acquired, by merger, consolidation or otherwise, any business, line of business or equity interests of, any Person or divisions thereof, in each case with a value in excess of $[****];

(m)experienced any damage, destruction or loss affecting the Business (whether or not covered by insurance), the Acquired Assets or the assets of the Acquired Entities in excess of $[****];

(n)issued, created, incurred or assumed any Indebtedness in excess of $[****];

(o)instituted any material change in the conduct of the Business, cash management practices or method of purchase, sale, lease, management, marketing, distribution or operation;

(p)written down the value of any Inventory of the Business, the Acquired Entities, Acquired Assets or assets of the Acquired Entities, except for immaterial write-downs or write-offs in the Ordinary Course of Business or as otherwise required by GAAP;

(q)collected any Accounts Receivable or paid (or delayed the payment of) any Accounts Payable, other accrued Liabilities, prepaid expenses or other items, or engaged in any promotional, sales, discount or similar activity, in each case, outside the Ordinary Course of Business;

(r)taken or omitted to take any action which would be reasonably expected to result in a Seller Material Adverse Effect; or

(s)entered into a Contract to take any action described in this Section 3.5.

Section 3.6Litigation

(a)As of the Agreement Date, there are no Actions by any Person pending or, to the Knowledge of the Seller, threatened against any Seller Entity, any Acquired Entity, any of their respective Affiliates or any of their respective officers, directors, managers or persons holding similar positions of authority (in each case relating to or affecting the Business, the Acquired Assets or any Acquired Entity), at law or in equity or before or by any Governmental Entity, or which challenge or seek to prevent, enjoin, alter or materially delay the Transactions.

(b)There are no Orders (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) that are outstanding against or involve any Seller Entity (with respect to the Business or the Acquired Assets), any Acquired Entity, any Acquired Assets, or any assets owned by any Acquired Entity or the Business.

(c)There are no Actions by a Seller Entity (with respect to the Business or the Acquired Assets) or any Acquired Entity pending, or which any Seller Entity (with respect to the Business or the Acquired Assets) or any Acquired Entity has commenced preparations to initiate, against any other Person with respect to the Business or the Acquired Assets.

Section 3.7Governmental Authorization

Each of the Seller Entities and the Acquired Entities possesses, and since [****] has possessed, all consents, Permits, grants, or other authorizations of, or has made all filings with, Governmental Entities that are required for its respective operation of the Business or the holding of any interest it holds in the Transferred Interests, Acquired Assets or the assets of the Acquired Entities (the “Seller Authorizations”).  Section 3.7 of the Seller Disclosure Schedule sets forth a correct and complete list of all material Seller Authorizations held by each Seller Entity (with respect to the Business) or the Acquired Subsidiary and such Seller Authorizations (i) constitute all Seller Authorizations necessary for the operation of the Business as currently conducted or for the ownership or use of the Transferred Interests, the Acquired Assets or the assets of the Acquired Entities, and (ii) are valid and in full force and effect.  Since [****], each Seller Entity and Acquired Entity has been in compliance in all material respects with all Seller Authorizations, and no Action has been filed or commenced, or to the Knowledge of the Seller, threatened alleging any default under or non-compliance with any such Seller Authorizations or that any additional material Seller Authorization is required. To the Knowledge of the Seller, no Governmental Entity intends to modify in any material respect, cancel, terminate, revoke or not renew any Seller Authorization.

Section 3.8Title to Property; Sufficiency

(a)A Seller Entity has good and marketable title to, or a valid leasehold interest or license in, all of the Acquired Assets, free and clear of all Liens other than Permitted Liens, and each Acquired Entity has good and marketable title to, or a valid leasehold interest or license in, all of the properties, rights or assets owned or leased by it.  The Acquired Assets, together with the assets owned by the Acquired Entities, constitute all assets reflected on the Latest Seller Balance Sheet (other than assets sold, transferred, used or consumed since the Latest Seller Balance Sheet Date in the Ordinary Course of Business and the Excluded Assets).  Upon the sale, transfer, assignment and delivery of the Acquired Assets pursuant to the terms of the Transaction Documents, and assuming receipt of all necessary approvals, authorizations and consents and the filing of all notices and granting and issuances of all licenses, Orders, waivers and permits by any necessary Persons or Governmental Entities, the Buyer or its designated Affiliate will receive good and marketable title to or a valid leasehold interest in, the Acquired Assets, free and clear of all Liens (other than Permitted Liens).

(b)Assuming receipt of all necessary approvals, authorizations and consents and the filing of all notices and granting and issuances of all licenses, Orders, waivers and permits by any necessary Persons or Governmental Entities, each as set forth on Schedule 5.1(b), the Acquired Assets and the assets, rights and properties owned or leased by the Acquired Entities, together with the services, assets, Intellectual Property and rights assigned, licensed, transferred, conveyed delivered or otherwise granted to the Buyer under the Transaction Documents, are (i) all of the assets, properties and rights primarily used or held for use by the Seller Entities and the Acquired Entities in the operation of the Business and (ii) sufficient for the continued conduct of the Business in all material respects immediately following the Closing in the same manner as currently conducted by the Seller Entities and the Acquired Entities.  Except as licensed to the Buyer or subject to services provided under the Transaction Documents, none of the Excluded Assets are material to the operation of the Business.

(c)There are no employees of any Seller Entities who are primarily providing services to the Business other than (i) the Business Employees and (ii) those employees of the Seller Entities who partially work for the Business as of the Agreement Date and whose services will be provided by the Seller under the Transition Services Agreement.

(d)The tangible assets (including buildings, machinery and equipment) that are part of the Acquired Assets or are owned or leased by the Acquired Entities are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.

Section 3.9Intellectual Property

(a)Section 3.9(a) of the Seller Disclosure Schedule contains a list of all Assigned Registered Intellectual Property (setting forth, for each item, the title, full legal name of the applicant(s) and owner(s) of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable). To the Knowledge of the Seller, none of the Assigned Registered Intellectual Property has been determined by any Governmental Entity to be invalid or unenforceable. There are no material issues with respect to the proper chain of title and recording of the Assigned Registered Intellectual Property in the name of a Seller Entity or the Acquired Subsidiary.

(b)Except with respect to Assigned Abandoned Patents (as defined in the Intellectual Property Assignment and License Agreement), each of the Seller Entities and the Acquired Subsidiary has complied in all material respects with all the requirements of all United States and foreign patent, trademark and copyright offices and all other applicable Governmental Entities with respect to maintenance of the Assigned Registered Intellectual Property owned by such Seller Entity or Acquired Subsidiary, as the case may be, including payment of all required fees when due to such offices or agencies.

(c)Each item of material Assigned Intellectual Property and Acquired Subsidiary Intellectual Property is owned solely by a Seller Entity or an Acquired Subsidiary free and clear of any Liens other than Permitted Liens and all material Assigned Intellectual Property and material Acquired Subsidiary Intellectual Property is fully paid and not subject to any payments.

(d)The Assigned Intellectual Property, Acquired Subsidiary Intellectual Property, Licensed Intellectual Property, and the Intellectual Property validly licensed in under the Assigned Licenses (as defined in the Intellectual Property Assignment and License Agreement) collectively constitutes all Intellectual Property owned or licenseable by any Seller Entity that is necessary for the Buyer to conduct the Business as currently conducted by the Seller Entities.

(e)No claims (i) challenging the validity, enforceability, effectiveness or ownership of any of the Assigned Intellectual Property or Acquired Subsidiary Intellectual Property or (ii) to the effect that the operation of the Business by the Seller Entities or the Acquired Subsidiary, including the manufacture, use or sale of the Business Products, infringe, misappropriate or violate any Intellectual Property rights of any Person have, since [****], been asserted in writing against any Seller Entity or the Acquired Subsidiary or, to the Seller’s Knowledge, are, as of the Agreement Date, threatened by any Person (including invitations to license identified patents that imply potential infringement by identified Business Products or identified operations of the Business, but do not include an express claim of infringement).  To the Seller’s Knowledge, there are no interference, re-examination, reissue, opposition, nullity or cancellation Actions pending that relate to any of the Assigned Registered Intellectual Property.  The foregoing representations and warranties in this Section 3.9(e) are the only representations and warranties of the Seller regarding infringement, misappropriation or violation of Intellectual Property rights of any Person, and no other representations in this Article III shall be deemed to apply to any such matters.

(f)Since [****], no claim has been made by any Seller Entity or the Acquired Subsidiary in writing that remains, as of the Agreement Date, pending against any Person alleging any infringement, violation or misappropriation of any Assigned Intellectual Property or the Acquired Subsidiary Intellectual Property.

(g)Section 3.9(g)(i) of the Seller Disclosure Schedule sets forth a listing of all Contracts under which licenses or covenants not to sue are expressly granted by any Seller Entity or the Acquired Subsidiary under the Assigned Intellectual Property or the Acquired Subsidiary Intellectual Property, other than (a) non-exclusive license agreements that are in (and do not materially deviate from) the Seller’s standard form(s) provided to the Buyer and that were entered into in the Ordinary Course of Business, (b) non-exclusive licenses to use any Trademarks in connection with products or services of any Seller Entity and that were entered into in the Ordinary Course of Business, and (c) non-exclusive licenses granted to service providers solely to enable such service providers to provide services solely to a Seller Entity or the Acquired Subsidiary and that were entered into in the Ordinary Course of Business.  Section 3.9(g)(ii) of the Seller Disclosure Schedule sets forth a listing of all Contracts under which licenses or covenants not to sue are expressly granted to any Seller Entity or the Acquired Subsidiary that are material to the activities and operations of any Seller Entity or the Acquired Subsidiary solely with respect to the Business as conducted by the Seller Entities and the Acquired Subsidiary as of the Agreement Date.  None of the Seller Entities nor any Acquired Entity has granted any exclusive licenses under any Assigned Intellectual Property or the Acquired Subsidiary Intellectual Property.

(h)Each of the Seller Entities and the Acquired Subsidiary has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all trade secrets included in the Assigned Intellectual Property and Acquired Subsidiary Intellectual Property that are material to the Business.

(i)Neither the execution, delivery or performance by the Seller of this Agreement nor the consummation of the Transactions will result in (i) the loss or impairment of ownership rights or any other rights to or under any Assigned Intellectual Property or Acquired Subsidiary Intellectual Property, or (ii) pursuant to any Assumed Contract, the Buyer or any of its Affiliates (other than the Acquired Subsidiary) granting or assigning to any Person any right in or license to any Intellectual Property rights.

(j)None of the Seller Entities nor the Acquired Subsidiary is bound by any contract or agreement pursuant to which any such party is obligated to provide or license to any Person any source code for any Assigned Intellectual Property or Acquired Subsidiary Intellectual Property, or to deposit with any escrow agent or other Person any such source code, and no Person other than the Seller Entities and the Acquired Subsidiary is in possession of any such source code.

(k)The Seller Entities and the Acquired Subsidiary are in material compliance with all licenses for Open Source Software used by the Seller Entities or the Acquired Subsidiary in any manner in connection with the Business.  None of the Seller Entities nor the Acquired Subsidiary uses any Open Source Software or any modification or derivative thereof in a manner that, under the license governing such Open Source Software, would require as a covenant or condition any Seller Entity or the Acquired Subsidiary to (A) distribute or disclose any Business Products or related technology in source code form; (B) license the source code for any Business Products for the purpose of making modifications or derivative works; or (C) license or distribute the source code for any Business Products at no charge. None of the Seller Entities nor the Acquired Subsidiary is a contributor, committer, or submitter with respect to any open source projects.

(l)Except as set forth in Section 3.9(a) of the Seller Disclosure Schedule, no Patents in the Assigned Registered Intellectual Property are subject to any Governmental Entity rights or restrictions.

(m)None of the Seller Entities nor the Acquired Subsidiary has participated in any standards-setting organization or process that requires any commitment or obligation to license, or offer to license, any Assigned Intellectual Property or Acquired Subsidiary Intellectual Property as a result of or in connection with any participation in or contributions to such standards-setting organization or process.

(n)None of the Seller Entities nor the Acquired Subsidiary owns any Intellectual Property that is used to make (i) LED Modules as a component for Luminaires, other than that which is included in the Assigned Intellectual Property or Acquired Subsidiary Intellectual Property, or (ii) LED Modules together with Luminaires.

Section 3.10Business Products

(a)Since [****]:

(i)None of the Seller Entities (in each case, with respect to the Business) nor the Acquired Subsidiary has received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Business Products to meet the requirements set forth in applicable contractual commitments and express and implied warranties in an amount that in the aggregate is in excess of the reserve for warranty claims set forth on the Latest Seller Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

(ii)No Business Product sold, leased or delivered by any Seller Entity or the Acquired Subsidiary is subject to any guaranty, warranty or other indemnity except for any guaranty, warranty or other indemnity that is imposed by Law or the applicable standard terms and conditions of sale of the Business as in effect at the time of sale.

(iii)Each Business Product manufactured, sold, leased or delivered since [****] is and has been manufactured, sold, leased or delivered in conformity in all material respects with the Business’s applicable product specifications, requirements set forth in applicable contractual commitments, express and implied warranties, and all applicable standards for quality and workmanship prescribed by Law.

(b)Section 3.10(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Business Products that are, as of the Agreement Date, sold, offered for sale, or provided to third parties by the Seller Entities and the Acquired Entities.

(c)No Business Products currently completed, sold or delivered or that have previously been completed, sold or delivered since [****] contain (or contained) any defects that have not been remedied, that create any material hazard or safety risk.  There is no presently pending or, to the Knowledge of the Seller, threatened, and, to the Knowledge of the Seller, there is no reasonable basis for, any Action or demand letter, and there is no pending or, to the Knowledge of the Seller, expected recall or similar action, or any post-sale warning, relating to any material hazard or material defect in design, manufacture, materials or workmanship, including any failure to warn or breach of express or implied warranty or representation, relating to any of the Business Products currently sold or that have previously been sold by a Seller Entity or the Acquired Entities since [****], nor has any Seller Entity or the Acquired Entities been subject to any such Action, demand letter, recall or similar action, or post-sale warning since [****].

Section 3.11Taxes

(a)Each of the Seller Entities and the Acquired Entities has filed with each appropriate Governmental Entity all Tax Returns (in the case of the Seller Entities, relating to the Acquired Assets or the Business) required to have been filed by it (taking into account any valid extensions of time to file), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes required to be paid or remitted by the Seller Entities (with respect to the Acquired Assets or the Business) or the Acquired Entities (whether or not shown on any Tax Return) have been timely paid or remitted.  The Financial Statements reflect an adequate reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Acquired Subsidiary for all taxable periods and portions thereof accrued through the date of such Financial Statements and since the date of such Financial Statements, the Acquired Subsidiary has not incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by the Acquired Subsidiary.

(b)All Taxes required by Law to have been withheld or collected by the Seller Entities (with respect to the Acquired Assets or the Business) and the Acquired Entities have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Seller Entities (with respect to the Acquired Assets or the Business) and the Acquired Subsidiary has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(c)None of the Acquired Entities is or has ever been a member of an Affiliated Group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns,

other than, in the case of the Acquired Subsidiary, a group of which the common parent is the Acquired Subsidiary.  None of the Seller Entities (with respect to the Acquired Assets or the Business) nor the Acquired Entities is party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement other than commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not indemnification for Taxes.

(d)No Audit or other similar Action of or relating to any Tax Return of any of the Seller Entities (with respect to the Acquired Assets or the Business) or the Acquired Entities is currently in progress or, to the Knowledge of the Seller, threatened or contemplated.  No deficiencies for Taxes of any of the Seller Entities (with respect to the Acquired Assets or the Business) or the Acquired Entities have been claimed, proposed or assessed by any Governmental Entity.  Since [****], none of the Seller Entities (with respect to the Acquired Assets or the Business) nor the Acquired Entities has been informed in writing by any jurisdiction in which they did not file a Tax Return that the jurisdiction believes that it was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.  None of the Seller Entities (with respect to the Acquired Assets or the Business) nor the Acquired Entities has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Taxing authority, which is still in effect.

(e)None of the Seller Entities (with respect to the Acquired Assets nor the Business) or the Acquired Entities has made any payment, are obligated to make any payment, or are party to any Contract that could obligate any of them to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with the Transactions.

(f)There are no Liens with respect to Taxes upon any of the Acquired Assets or upon any assets of any of the Acquired Entities, other than with respect to Taxes not yet due and payable.

(g)None of the Acquired Assets nor any assets of the Acquired Entities include any interest in any joint venture, partnership or other arrangement that is treated as a partnership for Income Tax purposes.  The JV Company is, and has always been, treated as corporation for Income Tax purposes.  None of the Acquired Entities has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(h)None of the Seller Entities (with respect to the Acquired Assets or the Business) nor the Acquired Subsidiary has engaged in a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.  Each of the Seller Entities (with respect to the Acquired Assets or the Business) and the Acquired Subsidiary has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(i)None of the Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law) as a result of a change in accounting method for a taxable period ending on or prior to the Closing Date made by the Seller or any Acquired Entity, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law) occurring or arising prior to the Closing Date, (iii) closing agreement as described in

Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received on or prior to the Closing.

(j)No Acquired Entity has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Acquired Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(k)The Seller makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Acquired Subsidiary (each, a “Tax Attribute”), including net operating losses, or the ability of the Buyer Parties’ or any of their Affiliates to utilize such Tax Attributes after the Closing.

Section 3.12Employee Matters

(a)Since [****], there have been no Actions, charges, complaints, grievances, disciplinary matters or controversies pending or, to the Knowledge of the Seller, threatened between any Seller Entity or any Acquired Entity and any of the Business Employees, Acquired Subsidiary Employees or any other person who, if employed or engaged as of the Agreement Date, would be a Business Employee or Acquired Subsidiary Employee, which Actions, charges, complaints, grievances, disciplinary matters or controversies have resulted or would reasonably be expected to result in any material Action against or Liability to any Seller Entity or any Acquired Entity.

(b)None of the Seller Entities nor the Acquired Entities is a party to any collective bargaining agreement or similar agreement with any labor organization or work council, or work rules or practices agreed to with any labor organization, work council or employee group or employee association applicable to the Business Employees or Acquired Subsidiary Employees.  None of the Business Employees or Acquired Subsidiary Employees is represented by any labor organization or work council or employee group and, to the Seller’s Knowledge, there have been no union or work council organizing activities or proceedings among any such employees, nor does any question concerning representation exist concerning such employees and, to the Knowledge of the Seller, no such activities or proceedings have been threatened since [****].

(c)Since [****], there has been no labor strike, dispute, corporate campaign, slowdown, stoppage, picketing or lockout, and, to the Knowledge of the Seller, there has been no such action threatened against or affecting any Seller Entity (with respect to the Business or the Acquired Assets) or the Acquired Entities.

(d)Section 3.12(d) of the Seller Disclosure Schedule sets forth a true and complete list as of the Agreement Date of the names of all Business Employees and Acquired Subsidiary Employees and the following for each such employee: (i) name, title and date of hire, (ii) location, (iii) employing entity, (iv) hourly rate of compensation or base salary (as applicable), (v) current bonus or commission opportunity, (vi) total bonus or commission paid in the last fiscal year, (vii) accrued but unused PTO, (viii) classification as full-time, part-time or seasonal, (ix) classification as exempt or non-exempt under applicable state, federal or foreign overtime Laws, (x) immigration status or visa type (if any), (xi) indication whether the employee is on an Employee Leave (including reason for the Employee Leave and expected return to work date), (xii) indication of which Seller Benefit Plan such employee participates in, and (xiii) the number of unvested equity or equity-based awards each such employee holds along with the methodology to be used to determine the value of such awards at the Closing pursuant to the applicable

Cree, Inc. Severance Plans.  The Seller has made available to the Buyer the current salaries, bonus arrangements, and other terms of compensation for all such individuals, and any applicable forms of agreements regarding confidentiality or assignment of inventions for such individuals.

(e)To the Knowledge of the Seller, no Business Employee or Acquired Subsidiary Employee is subject to any Contract with any Seller Entity or any Affiliate thereof which would reasonably be expected to materially and adversely affect or interfere with such Business Employee’s or Acquired Subsidiary Employee’s ability to perform such person’s duties as an employee of the Buyer following consummation of the Transactions.  To the Knowledge of the Seller, no Business Employee or Acquired Subsidiary Employee is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Acquired Subsidiary, that would conflict with the Business of the Acquired Subsidiary as proposed to be conducted, or that would prevent such Person from assigning to the Acquired Subsidiary inventions conceived or reduced to practice or copyrights for materials developed in connection with services rendered to the Acquired Subsidiary.

(f)With respect to the Business Employees and the Acquired Subsidiary Employees, the Seller Entities and the Acquired Entities are and, since [****] have been, in compliance in all material respects with all Laws respecting employment and employment practices, hiring, terms and conditions of employment, wages and hours, and independent contractors, including but not limited to any such Law respecting employment discrimination, harassment, retaliation, equal employment opportunities, employee classification (whether for overtime or for determination of independent contractors), meal and rest periods, workers’ compensation, family and medical leave and other leaves of absences, background checks, employee privacy, disability rights or benefits, labor relations, unfair labor practices, plant closures and layoffs, the Immigration Reform and Control Act and occupational safety and health requirements, and the similar Laws of foreign jurisdictions, including, without limitation, the Mandatory Provident Fund Schemes Ordinance, Chapter 485 of the Laws of Hong Kong, as well as Laws of the PRC regarding social benefits insurance, remuneration and awards for inventions and works made-for-hire, use of trade union funds, overtime, tax withholding and payments required to be made on behalf of or for the account of current or former directors, officers, employees and consultants in the nature of social benefits insurance.

(g)Each Business Employee and Acquired Subsidiary Employee based in the United States is employed on an at-will basis and none of the Seller Entities nor the Acquired Entities is a party to any Contract or arrangement with any Business Employee or the Acquired Subsidiary Employee based in the United States that (i) restricts the right of the Seller Entities or the Acquired Entities to terminate the employment with respect to such employee without cause or without a specified notice period, or (ii) obligates the Seller Entities or the Acquired Entities to provide severance payments or benefits upon termination of such employee’s employment with such Seller Entities or the Acquired Entities.

Section 3.13Seller Benefit Plans

(a)The execution and delivery of this Agreement or other Transaction Documents by the Seller Entities and the consummation of the Transactions will not result in any obligation or Liability (with respect to accrued benefits or otherwise) of the Buyer or its Affiliates under any Seller Benefit Plan other than as an Assumed Liability and other than with respect to any Benefit Plans maintained by the Acquired Subsidiary.  For purposes of this Agreement, “Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but including plans excluded by ERISA as Foreign Plans), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, but including plans excluded by ERISA as Foreign Plans), and any other written or oral plan, agreement, policy or arrangement involving direct or indirect compensation or employee benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, equity or equity-based compensation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee or independent contractor, and for the purposes of this Agreement, a “Seller Benefit Plan” is a Benefit Plan maintained or contributed to by (or required to be contributed by) the Seller Entities, the Acquired Entities or their respective ERISA Affiliates that covers any of the Business Employees or Acquired Subsidiary Employees.  Section 3.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Seller Benefit Plans. The Seller has delivered the following documents to the Buyer with respect to each Seller Benefit Plan: (i) correct and complete copies of all documents embodying such Seller Benefit Plan, including (without limitation) all amendments thereto, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the most recent IRS or Department of Labor determination, opinion, notification and advisory letters, and (iv) all material correspondence to or from any Governmental Entity received in the last [****] years.

(b)None of the Seller Entities nor any ERISA Affiliate of any Seller Entity maintains or contributes to (or is obligated to contribute to), or has maintained or contributed to (or has been obligated to contribute to) in the past [****] years, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any defined benefit pension plan (as defined in Section 3(35) of ERISA) or other plan that functioned like a defined benefit plan outside the United States, other than as maintained by a Governmental Entity, for the benefit of any current or former employee of any Seller Entity with respect to the Business or Acquired Subsidiary Employees.

(c)Each Seller Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by Law, including ERISA and the Code. With respect to the Seller Benefit Plans, no event has occurred in connection with which the Buyer or the Acquired Entities reasonably would be expected to be subject to any material Liability under ERISA, the Code or any other Law.  To the Seller’s Knowledge, there are no pending Actions (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) that have been asserted or instituted by, against or relating to, any Seller Benefit Plan (including any such Action against any fiduciary of any such Seller Benefit Plan) by or on behalf of any Business Employee or any Acquired Subsidiary Employee. All contributions, reserves or premium payments required to have been made or accrued, or that are due, with respect to the Seller Benefit Plan as it relates to the Business Employees or the Acquired Subsidiary Employees have been timely made or accrued.

(d)All the Seller Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination (or opinion or advisory) letters from the IRS to the effect that such plans are qualified and the plans and trusts related thereto are exempt from U.S. federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and such letters remain applicable to the plans, and to the Seller’s Knowledge, no event has occurred that would adversely affect such qualified status.

(e)No Business Employee or Acquired Subsidiary Employee or beneficiary thereof is entitled to receive any welfare benefits from any Seller Entity or the Acquired Entities, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as Law requires, and no Seller Entity or Acquired Entity has made any written or oral commitments inconsistent with the foregoing. None of the Seller Entities (in each case, with respect to the Business) nor the Acquired Entities has any policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Business Employees or Acquired Subsidiary Employees, respectively.

(f)The execution of this Agreement, the other Transactions Documents and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the payment or forfeiture of compensation or benefits due to or forgiveness of Indebtedness with respect to employees of the Business under, or trigger any obligation to fund under, any Seller Benefit Plan.

(g)With respect to each Seller Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (a “Foreign Plan”), the Foreign Plan (i) since [****], has been maintained in all material respects in accordance with its terms and with all Laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded or has been fully accrued for on the financial statements of the Seller Entities, and (iv) if required to be registered, has been registered with the appropriate Governmental Entities and has been maintained in good standing with the appropriate Governmental Entities.

(h)Each Seller Benefit Plan or other compensatory arrangement that covers any Business Employee or Acquired Subsidiary Employee that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated and documented in compliance with then applicable guidance under Code Section 409A.

Section 3.14Real Property

(a)Schedule 2.2(g) sets forth the address and a description of the Land Use Rights of each parcel of the Owned Real Property, along with a description of the Improvements located thereon.  With respect to each parcel of Owned Real Property:

(i)The Acquired Subsidiary has good and marketable indefeasible fee simple title or is the sole legal holder of the granted Land Use Rights thereto, free and clear of all Liens, except Permitted Liens;

(ii)True and complete copies of all the certificates evidencing the Land Use Rights and the ownership of the Improvements and all the other documents necessary to prove valid enjoyment of and entitlement to the land use rights and building ownership rights by the Acquired Subsidiary have been delivered to the Buyer.  All land grant premium required under Laws in connection with securing such Land Use Rights and under the applicable land use rights grant contract has been fully paid.  None of the Owned Real Property with respect to which the Land Use Rights relate constitutes arable land that has been converted to other uses.

(iii)None of the Seller Entities nor the Acquired Subsidiary has leased or otherwise granted to any Person the right to use or occupy any parcel of the Owned Real Property or any portion thereof; and

(iv)There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

With the exception of the Owned Real Property, the Acquired Assets do not include any real property owned by the Seller Entities and the Acquired Entities do not own any other real property.

(b)Schedule 2.2(g) sets forth the address of each parcel of the Leased Real Property, and a complete and correct list of any lease, sublease, license or other occupancy agreement pursuant to which any Seller Entity or any Acquired Entity leases or subleases, or otherwise occupies, any Leased Real Property (each a “Lease”).  The Seller has made available to the Buyer a complete and correct copy of each Lease.

(c)With respect to each Lease:

(i)Such Lease is a legal, valid, binding, and enforceable obligation of the applicable Seller Entity or Acquired Entity that is a party thereto and, to the Knowledge of the Seller, of each other party thereto and is in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Principles;

(ii)The Transactions do not require the consent of any other party to such Lease;

(iii)None of the Seller Entities’ nor the Acquired Entities’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no current disputes with respect to such Lease;

(iv)None of the Seller Entities nor the Acquired Entities, nor, to the Knowledge of the Seller, any other party to the Lease is in breach of or default under such Lease, and none of the Seller Entities nor the Acquired Entities has issued or received any written notice of breach or default that remains uncured or unresolved;

(v)No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)None of the Seller Entities nor the Acquired Entities has assigned, transferred, conveyed, mortgaged, subleased, licensed, deeded in trust or encumbered (except for Permitted Liens) any interest in the leasehold or subleasehold;

(vii)No construction, alteration or other leasehold improvement work with respect to such Lease (A) remains to be paid and is past due or (B) is required and has yet to be performed by any Seller Entity or any Acquired Entity; and

(viii)None of the Seller Entities nor the Acquired Entities is obligated to pay any leasing or brokerage commission relating to such Lease or will have any obligation to pay any leasing or brokerage commission upon the renewal or expansion of such Lease.

(d)With respect to each parcel of the Transferred Real Property (except as otherwise set forth below):

(i)None of the Seller Entities nor the Acquired Entities is a party to any agreement or option to purchase any real property or interest therein;

(ii)All buildings, structures, fixtures, building systems and the following components thereof: the roof, foundation, load-bearing walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, and plumbing building systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems included in the Transferred Real Property are in reasonable working condition, subject only to normal, scheduled maintenance and ordinary wear and tear and are reasonably sufficient for the operation thereof for their current use.  To the Knowledge of the Seller, there are no material structural or physical deficiencies in the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon;

(iii)None of the Seller Entities nor the Acquired Entities has received written notice of any condemnation, expropriation or other eminent domain Actions, and to the Knowledge of the Seller, there are no threatened condemnation or eminent domain Actions with respect to such parcel or interest therein.  There is no Action or Order pending or, to the Knowledge of the Seller, threatened, relating to the ownership, lease, use or occupancy of the Transferred Real Property or any portion thereof, and none of the Seller Entities nor the Acquired Entities has received written notice of any such Action or Order;

(iv)The Transferred Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, and all insurance requirements affecting the Transferred Real Property (collectively, the “Real Property Laws”).  None of the Seller Entities nor the Acquired Entities has received written notice that the current use and occupancy of the Transferred Real Property and operation of the Business thereon violates any Real Property Laws;

(v)Each parcel of Owned Real Property has direct vehicular and pedestrian access to a public street adjoining the Transferred Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefitting such parcel of Transferred Real Property, and such access is not depending on any land or other real property interest that is not included in the Transferred Real Property.  None of the Improvements for the Owned Real Property or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Owned Real Property;

(vi)All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Transferred Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon;

(vii)None of the Seller Entities nor the Acquired Entities has received written notice that it is in violation of any applicable zoning laws, ordinances or regulations related to the use and occupancy of any Transferred Real Property and the operation of the Business as currently conducted thereon and, to the Knowledge of the Seller, such Transferred Real Property is in material compliance with such applicable zoning laws, ordinances or regulations related to the use and occupancy of any Transferred Real Property; and

(viii)The current use and occupancy of the Owned Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or, to the Knowledge of the Seller, other unrecorded agreement affecting such Owned Real Property (the “Encumbrance Documents”).  None of the Seller Entities nor any of the Acquired Entities has received any notice of violation of any Encumbrance Documents.

(e)With respect to each parcel of real property that contains the portions of the building(s) and facilities to be licensed to the Buyer pursuant to the Real Estate License Agreement (collectively the “Licensed Real Property”):

(i)A Seller Entity has good and marketable fee simple title to such parcel free and clear of all Liens other than Permitted Liens;

(ii)No Seller Entity has received written notice of any condemnation or eminent domain Actions, and to the Knowledge of the Seller, there are no threatened condemnation or eminent domain proceedings with respect to such parcel; and

(iii)No Seller Entity has received written notice of, and to the Knowledge of the Seller, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such parcel in a manner that would materially and adversely affect the ability to operate such property as operated as of the Agreement Date.

Section 3.15Compliance With Laws

(a)Each of the Seller Entities (with respect to the Business), the Acquired Entities and the Business is, and since [****], has been, in compliance in all material respects with all Laws applicable to the Business, and since such date, no written notice, assertion or Action that remains uncured or unresolved has been received by any Seller Entity or Acquired Entity or, to the Seller’s Knowledge, has been filed, commenced or threatened against any Seller Entity, Acquired Entity or the Business alleging any violation in any material respect of the foregoing.  To the Knowledge of the Seller, no Seller Entity (with respect to the Business), Acquired Entity nor any Seller Representative (with respect to the Business) is the subject of any investigation by any Governmental Entity.

(b)No Seller Entity nor, to the Knowledge of the Seller, any Seller Representative has, directly or indirectly with respect to the Business, in violation of applicable criminal Laws, (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Foreign Government Official, for the purpose of (A) influencing any act or decision of such Foreign Government Official, candidate, party or campaign; (B) inducing such Foreign Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty; (C) obtaining or retaining business for or with any Person; (D) expediting or securing the performance of official acts of a routine nature; or (E) otherwise securing any improper advantage; (ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (iii) created or caused the creation of any false or inaccurate books or records of the Business related to any of the foregoing; or (iv) otherwise violated any applicable anti-corruption or anti-bribery Laws.

Section 3.16Brokers’ and Finders’ Fees

Except for the Contract with the investment banking firm set forth in Section 3.16 of the Seller Disclosure Schedule and the fees and expenses payable in accordance therewith (all of which shall constitute Excluded Liabilities and will be paid by the Seller), none of the Seller Entities nor the Acquired Entities has any Liability or obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the Transactions or has entered into any Contract with any Person which will result in such an obligation.

Section 3.17Material Business Contracts

(a)Section 3.17(a) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the Agreement Date of each of the following Contracts to which any Seller Entity or Acquired Entity is a party or by which it or its properties or assets are subject or bound, in each case, relating to the Business, the Acquired Assets, the assets of the Acquired Entities or the Assumed Liabilities:

(i)any Contract relating to Indebtedness, including any Contract pursuant to which any Seller Entity, any Acquired Entity or the Business has guaranteed the Indebtedness of another Person;

(ii)any Contract (or group of related Contracts) for the lease of personal property from or to third parties involving aggregate remaining payments in excess of $[****];

(iii)any Contract that by its express terms (A) purports to limit or restrict or limits or restricts, in each case, the ability of any Seller Entity, any Acquired Entity or the Business from soliciting or servicing customers, suppliers or employees, or conducting business in any markets or territories or (B) limits or restricts or purports to limit or restrict the ability of any Seller Entity, any Acquired Entity or the Business from owning, operating, sourcing, manufacturing, selling, transferring, pledging or otherwise disposing of any material assets or business;

(iv)any joint venture, partnership or Contract involving a sharing of profits or Liabilities with any other Person;

(v)any Contract providing for any payments, compensation or other benefits that are conditioned, in whole or in part, upon the consummation of the Transactions;

(vi)any collective bargaining agreement or any other Contract with any labor organization, work council or employee group or employee association applicable to the Business Employees or Acquired Subsidiary Employees;

(vii)any employment Contract providing for annual compensation in excess of $[****] annually and not terminable at will or any consulting agreement involving any Person with a historical or reasonably anticipated annual cost in excess of $[****] that cannot be terminated on notice of ninety (90) days or less without penalty or any employment Contract providing for material severance, retention or change in control benefits (other than agreements or arrangements that reflect severance, retention or change in control benefits required by Law);

(viii)any Contract with any third party temporary employee staffing or employee leasing company or agency that provides Persons who perform services primarily for the Business;

(ix)any Contract with any Governmental Entity;

(x)any Contract whether or not fully performed with respect to the acquisition or divestiture of all or any portion of a Subsidiary, business, division or line of business of a Seller Entity (with respect to the Business), an Acquired Entity or the Business;

(xi)any Contract with a Material Business Customer or Material Business Supplier;

(xii)any Contract listed or required to be listed in Section 3.9(h) of the Seller Disclosure Schedule.

(xiii)any Contract for the purchase by any Seller Entity or Acquired Entity of any supply or product that calls for performance over a period of more than one year (other than any such Contract that (A) is or on the Closing Date will be terminable at will or upon not more than 30 days’ notice without any obligation or (B) contemplates aggregate payments of less than $[****] per year);

(xiv)any general or special power of attorney granted by any Seller Entity or the Acquired Subsidiary relating to the Business, the Acquired Assets or the Acquired Subsidiary (each a “Power of Attorney”);

(xv)any Contracts (other than any Contract listed or required to be listed in Section 3.9(h) of the Seller Disclosure Schedule) involving the waiver, compromise or settlement of any material right or Action within the past [****] years or for which any material obligations remain unperformed;

(xvi)any “take or pay” Contract or any other Contract that requires any Seller Entity or any Acquired Entity to purchase or sell products or services exclusively, or purchase or sell a minimum quantity or value of products or services, to or from any Person or containing a “most favored nation” or “most favored customer” or similar provision in favor of the other party (in each case, other than any such Contract that is or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Buyer without any obligation);

(xvii)any Contracts that relate to the development or joint development of any Business Products;

(xviii)any Contracts that involve a material repurchase obligation with respect to Business Products;

(xix)any Contracts that provide for any material safety stock or similar obligations on the part of any Seller Entity or Acquired Entity;

(xx)any Contracts that provide for any material volume discounts, rebates, price protection or other similar obligations on the part of any Seller Entity or Acquired Entity;

(xxi)any Contract (other than any Contract listed or required to be listed in Section 3.9(h) of the Seller Disclosure Schedule) involving the payment of royalties to the Acquired Entities or otherwise in relation to the Business; or

(xxii)any Contracts that require any Seller Entity or Acquired Entity to continue to supply any Business Products beyond one year from the Agreement Date, including any Contracts that impose an “end of life” or similar type of supply requirement on any Seller Entity or Acquired Entity (to the extent requiring the applicable Seller Entity or Acquired Entity to supply Business Products).

(b)Each Material Business Contract is a valid, binding and enforceable obligation of the applicable Seller Entity or Acquired Entity that is a party thereto and, to the Knowledge of the Seller, of each other party thereto, and each Material Business Contract is in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Principles.  None of the Seller Entities nor the Acquired Entities or, to the Knowledge of the Seller, any other party is in material breach or violation of, or default under, any such Material Business Contract and each Seller Entity or Acquired Entity has performed all material obligations under such Material Business Contracts required to be so performed by it.  Since [****], none of the Seller Entities nor the Acquired Entities has received any written notice of breach, default, termination, cancellation, material modification, or acceleration with respect to any Material Business Contract. There is no existing fact or event which, upon giving of notice or lapse of time or both, would constitute a breach or default by a Seller Entity or Acquired Entity under any Material Business Contract.  None of the Seller Entities nor the Acquired Entities has assigned, delegated or otherwise transferred to any third party any of the rights, title or interest under any Material Business Contract.

(c)Complete and correct copies of all Material Business Contracts have been made available to the Buyer and none are oral Contracts.

(d)Section 3.17(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the Agreement Date of all Shared Contracts that are Material Business Contracts or involved payments during the fiscal year ended June 28, 2020 of more than $[****], in each case that are not Contracts with respect to computer software, firmware, middleware, data, databases, data communication lines, Internet-related information technology infrastructure, servers, systems, networks, workstations or other information technology equipment owned, leased or licensed by any Seller Entity or the Acquired Entities.

Section 3.18Compliance With Environmental Laws

(a)Each of the Seller Entities (with respect to the Business) and the Acquired Entities is, and has been since [****], in compliance in all material respects with all applicable Environmental Laws, and during such period no written notice or Action has been received by or asserted in writing against any Seller Entity (with respect to the Business) or any Acquired Entity that remains uncured or unresolved or, to the Seller’s Knowledge, has been filed, commenced or threatened against any Seller Entity (with respect to the Business) or the Acquired Entities alleging any violation in any material respect of the foregoing.  None of the Seller Entities (with respect to the Business) nor the Acquired Entities has any material Liability arising from or relating to any violation of any Environmental Law.

(b)There is no pending or, to the Knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, formal administrative Action, or investigation, inquiry or information request by any Governmental Entity relating to any applicable Environmental Law involving any Seller Entity (with respect to the Business) or the Acquired Entities.  None of the Seller Entities (with respect to the Business) or the Acquired Entities is a party to or bound by any Order entered into in connection with any legal obligation or Liability arising under any applicable Environmental Law.

(c)To the Knowledge of the Seller, there have been no releases of any Hazardous Materials in violation of applicable Environmental Laws at any parcel of Transferred Real Property or any facility located thereon that could be reasonably expected to result in any material liability to the Seller Entities or the Acquired Entities.

(d)To the Knowledge of the Seller, each of the Seller Entities and the Acquired Entities possesses, and since [****], has possessed or made, all material Seller Authorizations under applicable Environmental Laws that are required for its respective operation of the Business or the holding of any interest it holds in the Acquired Assets or the assets of the Acquired Entities (the “Seller Environmental Authorizations”).  Each of the Seller Entities and the Acquired Entities is, and since [****], has been, in compliance in all material respects with all material Seller Environmental Authorizations required under Environmental Law and all such Seller Environmental Authorizations are in full force and effect. To the Knowledge of the Seller, (i) no Governmental Entity intends to modify, cancel, terminate, revoke or not renew any material Seller Environmental Authorization and (ii) no facts exist that would permit such a revocation or termination.  All fees required to have been paid in connection with the Seller Environmental Authorizations have been paid.  No Person other than a Seller Entity or an Acquired Entity owns or has any proprietary, financial or other interest (direct or indirect) in any of the Seller Environmental Authorizations.

(e)To the Knowledge of the Seller, there are no circumstances (including pollution or contamination of the environment on, in, at or under any Transferred Real Property) which may give rise to any non-compliance with or Liabilities involving any Seller Entity (with respect to the Business) or Acquired Entity, in each case that would reasonably be expected to result in any material Liability under any Environmental Laws.

Section 3.19Insurance

Section 3.19 of the Seller Disclosure Schedule contains a true, complete and correct list of the policies, Contracts and bonds of insurance maintained by the Seller Entities (with respect to the Business or the Acquired Assets) or the Acquired Subsidiary other than the Seller Benefit Plans.  All such policies, Contracts and bonds are in full force and effect; all premiums due and payable to date under all such policies, Contracts and bonds have been paid and the Seller Entities and the Acquired Subsidiary are otherwise in compliance in all material respects with the applicable terms of such policies, Contracts and bonds.  There is no material claim pending under any such policy, Contract or bond as to which coverage has been questioned, denied or disputed in writing by the applicable insurers, underwriters or their respective representatives.  None of the Seller Entities nor the Acquired Subsidiary has received any notice of cancellation or non-renewal of any such policies, Contracts or bonds from any of its insurance carriers.

Section 3.20Customers and Suppliers

Section 3.20 of the Seller Disclosure Schedule sets forth (a) a complete and accurate list of (i) the top ten (10) customers of the Business (excluding distributors) for the fiscal year ended June 28, 2020 and June 30, 2019 and (ii) the top ten (10) distributors of the Business for the fiscal year ended June 28, 2020 and June 30, 2019 (collectively, the “Material Business Customers”), showing the approximate total revenues received by the Business from each such customer during each such period, and (b) a complete and accurate list of the top twenty (20) suppliers of the Business for the fiscal year ended June 28, 2020 (the “Material Business Suppliers”).  Since [****], (y) none of the Seller Entities nor the Acquired Entities has received any written notice or, to the Seller’s Knowledge, oral notice from any Material Business Customer or Material Business Supplier indicating that any such customer or supplier intends to cancel or otherwise terminate its relationship with the Business, or to decrease materially its services or supplies to the Business, or its usage or purchase of the Business Products (whether a result of the consummation of the Transactions or otherwise), or to decrease the price it pays to any Seller Entity or the Acquired Subsidiary, or to increase the price it charges any Seller Entity or the Acquired Subsidiary; and (z) no Material Business Customer or Material Business Supplier has otherwise materially and adversely changed the terms of its relationship with any Seller Entity or the Acquired Subsidiary with respect to the Business (other than renewals or amendments to Material Contracts in the Ordinary Course of Business) nor has there by been any material dispute with any such Person.

Section 3.21Interested Party Transactions

Except for equity ownership interests in the Seller, to the Knowledge of the Seller, no Seller Representative or any family member or Affiliate of a Seller Representative owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Acquired Asset or asset, property or right that is owned or held (or purported to be owned or held) by the Acquired Entities.  No Seller Entity has any claim or cause of action against the Acquired Entities, or owes any money to, or is owed any money by, the Acquired Entities other than intercompany receivables that are incurred in the Ordinary Course of Business.

Section 3.22Inventory

The Inventory consists of items of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business and that are not obsolete, damaged or defective, in each case, subject to the reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Latest Seller Balance Sheet.  All of the Inventory has been valued at lower of cost or market.  The present quantities of Inventory of the Business are reasonable in the present circumstances for the conduct of the Business. Since [****], all inventory of each Seller Entity (with respect to the Business) and Acquired Entity has been purchased, produced, marketed and sold in the Ordinary Course of Business.

Section 3.23Accounts Receivable; Accounts Payable

(a)All Accounts Receivable reflected on the Latest Seller Balance Sheet, and all Accounts Receivable of the Seller Entities and the Acquired Subsidiary generated since the Latest Seller Balance Sheet Date, constitute bona fide receivables resulting from the sale of Inventory, services or other obligations in favor of the Seller Entities and the Acquired Entities in the Ordinary Course of Business and are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved in the final determination of the Closing Net Working Capital Amount.

(b)All Accounts Payable reflected on the Latest Seller Balance Sheet, and all Accounts Payable of the Seller Entities and the Acquired Subsidiary incurred since the Latest Seller Balance Sheet Date, arose from bona fide transactions in the Ordinary Course of Business, and all such Accounts Payable have either been paid, are not past due, are being contested by the applicable Seller Entity or the Acquired Subsidiary in good faith or are reflected as a current liability in the final determination of the Closing Net Working Capital Amount.

Section 3.24Export Compliance

Since [****], each of the Seller Entities (with respect to the Business) and the Acquired Entities has conducted its operations in compliance in all material respects with (a) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R. Parts 700-786, Homeland Security (Customs and Border Protection) codified at 19 C.F.R. Parts 0-192, State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 103, 120-130, and Treasury (Office of Foreign Assets Control) codified at 31 C.F.R. Parts 501-598) and (b) all comparable Laws outside the United States. Since [****], each of the Seller Entities (with respect to the Business) and the Acquired Entities has been in material compliance with, and in possession of, any licenses, registrations, and permits required for the lawful conduct of the Business under applicable import and export control Laws, including ITAR.  As of the Agreement Date, the products, software, and technology of the Business are classified under the Export Administration Regulations (15 C.F.R. Parts 730-774) as EAR99, and there are no export licenses or pending export license applications applicable to the Business.

Section 3.25Bank Accounts

Section 3.25 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all bank accounts, safe deposit boxes and lock boxes of the Acquired Subsidiary, including, with respect to each such account, safe deposit box and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto.  Section 3.25 of the Seller Disclosure Schedule also sets forth a true, correct and complete list of the name of each Person holding a Power of Attorney.

Section 3.26Data Security and Privacy

(a)Since [****], each of the Seller Entities (with respect to the Business) and the Acquired Entities have been in compliance in all material respects with all Data Protection Laws and the Seller Privacy Policies, and any other Seller Data Security Requirement, including obtaining and complying in all material respects with any required permission and consents of any individual, with respect to privacy or data security regarding the Data Treatment of Personal Data collected, used, or held for use by each Seller Entity and Acquired Entity . Copies of the Seller Privacy Policies in effect as of the Agreement Date have been made available to the Buyer; such Seller Privacy Policies materially comply with Data Protection Laws and contain no material misrepresentation or omissions. To the extent the Seller Entities and Acquired Entities have transferred any Personal Data between and among different countries or jurisdictions, including from the European Union to the United States, they have materially complied with all applicable Seller Data Security Requirements for such transfers.  The Seller Entities (with respect to the Business) and the Acquired Entities  have, in all material respects, required all third parties that engage in Data Treatment of Personal Data on their behalf (collectively, “Service Providers”) to take reasonable steps to protect and secure from unauthorized access or disclosure Business Data acquired in connection with providing such services and to comply with all Data Protection Laws, as applicable, and restrict use of Business Data acquired in connection with providing such services to any Seller Entity (with respect to the Business) or any Acquired Entity to those authorized or required under such arrangement. The consummation of the transactions contemplated hereby and by the Transaction Documents will not materially violate any Seller Privacy Policy as it currently exists or as it existed at the time Business Data was collected or any Data Protection Law or any other Seller Data Security Requirement.

(b)The Seller Entities and the Acquired Entities take commercially reasonable measures to ensure that such Personal Data is protected against loss and against unauthorized access, use or disclosure, which such measures materially comply with Seller Data Security Requirements.  To the Knowledge of the Seller there has been no unauthorized access, use, exfiltration or disclosure of Personal Data maintained or controlled by the Seller Entities (with respect to the Business) and Acquired Entities or any circumstances involving Personal Data that required notification by any Seller Entity or Acquired Entity to provide notice to any Governmental Entity or any Person pursuant to any Seller Data Security Requirement.

(c)No notices in writing have been received by, and no claims, charges or complaints have been made in writing against, any Seller Entity (with respect to the Business) or any Acquired Entity by any Governmental Entity or other Person alleging a violation of any Seller Data Security Requirements. There is no and there has not since [****] been any Actions by or before any Governmental Entity pending or to the Knowledge of the Seller threatened against the any Seller Entity or Acquired Entity (with respect to the Business) alleging a violation of any Person’s privacy, data protection or data security rights or Data Protection Laws, nor any Order against any Seller Entity (with respect to the Business) or Acquired Entity  restricting or limiting the Seller Entity’s or the Acquired Entity’s use, transfer or disclosure of any Personal Data in any material respect.

(d)The Seller Entities and the Acquired Entities own, lease, license or otherwise have the legal right to use all Seller IT Systems as of the Agreement Date.  The Seller Entities and the Acquired Entities maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, which such plans, procedures and facilities materially comply with Seller Data Security Requirements.  Since [****], to the Knowledge of the Seller, there has not been any material failure with respect to any of the Seller IT Systems included in the Acquired Assets or on which Business Data is stored that has not been remedied or replaced in all material respects.  In addition, the Seller Entities and Acquired Entities have remediated, or have undertaken efforts to remediate, in all material respects any critical, high risk or medium risk vulnerabilities or deficiencies identified in any security assessment, penetration test or third-party audit completed on or prior to the Agreement Date with respect to any IT System included in the Acquired Assets or on which Business Data is stored. To the Knowledge of the Seller, since [****], there have been no material unauthorized intrusions or breaches of the security of any of the IT Systems included in the Acquired Assets or on which Business Data is stored within the possession and control of the Seller Entities and the Acquired Entities.

(e)Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 3.26(e) are the sole and exclusive representations and warranties made by the Seller with respect to data security and privacy matters.

Section 3.27Purchase for Investment

The Seller is acquiring the Purchase Price Note and the Earnout Note (when and if issued in accordance with Section 2.11(a)) for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of any securities Law. The Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchase Price Note and the Earnout Note and is capable of bearing the economic risks of such investment. The Seller acknowledges that the Purchase Price Note and the Earnout Note (when and if issued in accordance with Section 2.11(a)) have not been and will not be registered under any federal, state or foreign securities Laws and that the Purchase Price Note and the Earnout Note (when and if issued in accordance with Section 2.11(a)) may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state or foreign securities Laws.  The Seller is an “accredited investor” as that term is defined in Rule 501(a) as promulgated under the Securities Act of 1933.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties, jointly and severally, represent and warrant to the Seller that the following representations and warranties are true and correct as of the Agreement Date and as of the Closing Date except as disclosed in the Buyer Disclosure Schedule:

Section 4.1Organization, Standing and Power

(a)Each Buyer Group Member is an entity duly organized, validly existing and in good standing or existence, as the case may be, under the Laws of its jurisdiction of formation or organization, as applicable.  Each Buyer Group Member has the requisite organizational power and authority to own, license or use its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)The Buyer Parties have made available to the Seller correct and complete copies of the articles of incorporation or bylaws or other governing documents of each Buyer Group Member, including stockholder agreements and similar agreements between any Buyer Group Member and any equityholder of any Buyer Group Member (each as amended to date), and all of such documents and Contracts are in full force and effect, except as enforceability may be limited by the Bankruptcy and Equity Principles.

Section 4.2Authority

Each Buyer Group Member has all requisite organizational power to execute, deliver and perform the Transaction Documents to which it is a party and to complete the Transactions.  The execution, delivery and performance of each Transaction Document by each applicable Buyer Group Member and the completion of the Transactions have been duly authorized by all requisite organizational action by each applicable Buyer Group Member, and no other action on the part of any Buyer Group Member is necessary to authorize the execution, delivery and performance of the Transaction Documents or to complete the Transactions.  This Agreement has been duly executed and delivered by the Buyer Parties, and assuming the due authorization, execution and delivery thereof by the Seller, constitutes the legal, valid and binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with its terms except as enforceability may be limited by the Bankruptcy and Equity Principles.  Upon the execution and delivery by each applicable Buyer Group Member of the other Transaction Documents, and assuming the due authorization, execution and delivery thereof by the other parties thereto, such other Transaction Documents will constitute the legal, valid and binding obligations of the applicable Buyer Group Member, enforceable against each applicable Buyer Group Member in accordance with their terms, except as enforceability may be limited by the Bankruptcy and Equity Principles.

Section 4.3Consents and Approvals; No Violation

(a)The execution and delivery by each Buyer Group Member of the Transaction Documents to which any of them is a party and the performance of each Buyer Group Member’s obligations hereunder and thereunder will not (a) violate or conflict with any provision of the articles of incorporation or bylaws or similar governing documents of any Buyer Group Member; (b) violate or conflict with any Law to which any Buyer Group Member is subject; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice under any Contract that is material to any Buyer Group Member, or (d) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity, other than the Mandatory Regulatory Approvals, except in the case of clauses (b)–(d), as would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)The Buyer represents that (i) the Buyer is not a foreign person within the meaning of the DPA and (ii) the assets, liabilities and employees of the Business that are located in the United States will be acquired, assumed and hired, respectively, by the Buyer or another Buyer Group Member that is not a foreign person within the meaning of the DPA.

Section 4.4Buyer Parent SEC Filings; Financial Statements; Undisclosed Liabilities

(a)The Buyer Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC since August 30, 2019 under the Exchange Act. The Buyer Parent’s Annual Reports on Form 10-K for the years ended August 30, 2019, and all other reports, registration statements, definitive proxy statements, or information statements filed by it subsequent to August 30, 2019 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the Agreement Date (collectively, the “Buyer Parent SEC

Filings”) with the SEC as of the date filed or amended prior to the Agreement Date, as the case may be, (i) complied in all material respects as to form with the applicable requirements under the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)The audited and unaudited financial statements included in the Buyer Parent SEC Filings, including any notes thereto or schedules, (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring immaterial year-end adjustments, and (ii) fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Buyer Parent as at the respective dates thereof and for the respective periods indicated therein.

(c)The Buyer Parent does not have any Liabilities that would be required by GAAP on the face of a balance sheet, other than (i) Liabilities reflected, accrued or reserved against in the unaudited consolidated balance sheet of the Buyer Parent as of August 30, 2019 (together with the notes and schedules thereto, if any, the “Latest Buyer Balance Sheet”), (ii) Liabilities of the type reflected on the Latest Buyer Balance Sheet that have arisen after the date of the Latest Buyer Balance Sheet in the Ordinary Course of Business, (iii) Liabilities resulting from the obligations of a Buyer Group Member under this Agreement or the other Transaction Documents; and (iv) Liabilities pursuant to any Contract to which a Buyer Group Member is a party which did not result from any default, tort or breach of contract.

(d)The books of account and other financial records of each Buyer Group Member have been maintained in accordance with sound business practices. The Buyer Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Buyer Parent in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to the Buyer Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(e)Since August 30, 2019 (inclusive), (i) there have not been any changes in the Buyer Parent’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to materially affect the Buyer Parent’s internal control over financial reporting; (ii) there have not been in material weaknesses or significant deficiencies in the Buyer Parent’s internal control over financial reporting; and (iii) none of the Buyer Parent, the Buyer Parent’s outside auditors or the audit committee of the board of directors of the Buyer Parent has received any oral or written notification of any Fraud, whether or not material, that involves management or other employees of the Buyer Parent who have a significant role in the Buyer Parent’s internal control over financial reporting.

Section 4.5Litigation

There are no Actions by any Person pending or, to the Knowledge of the Buyer, threatened against any Buyer Group Member or any of their respective officers, directors, managers or persons holding similar positions of authority, at law or in equity or before or by any Governmental Entity which (a) challenge or seek to prevent, enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to result in Liability that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect. There are no Orders (whether rendered by a court, administrative agency or other

Governmental Entity, by arbitration or otherwise) that are outstanding against or involving any Buyer Group Member which, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.6Financing

The Buyer has, and as of the Closing Date will have, sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it to pay the Closing Payment in full and to operate the Buyer Group (including the Business) for a period of at least twelve (12) months following the Closing.

Section 4.7Brokers’ and Finders’ Fees

No Buyer Group Member has any Liability or obligation to pay any finders’ fees, brokerage commission or similar payment in connection with the Transactions for which a Seller Entity is or may become liable, or has entered into any agreement, arrangement or understanding with any Person which will result in such an obligation.

Section 4.8Investment Company Act

No Buyer Group Member is registered or is required to register as an investment company under the Investment Company Act of 1940.

Section 4.9Solvency

Except to the extent due to the failure of any representations and warranties of the Seller set forth in Article III to be true and correct or of the Seller’s failure to comply with its obligations under this Agreement and the other Transaction Documents, immediately after giving effect to all of the Transactions, each Buyer Group Member (including, following the Closing, each Acquired Entity) will be solvent, including as defined under all Laws; and shall (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (iii) has and will have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any Buyer Group Member.  In connection with the Transactions, no Buyer Group Member has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.  If the Purchase Price Note had been issued on the Agreement Date, the Buyer Parent would be in compliance, as of the Agreement Date and as of the Closing Date, with the covenants set forth in Sections 5.1 and 5.2 of the Purchase Price Note.

Section 4.10Purchase for Investment

The Buyer is purchasing the Transferred Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of any securities Law. The Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Interests and is capable of bearing the economic risks of such investment. The Buyer acknowledges that the Transferred Interests have not been registered under any federal, state or foreign securities Laws and that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities Laws or is effected pursuant to an exemption from registration under any federal, state or foreign securities Laws.  The Buyer and each Buyer Party purchasing Transferred Interests is an “accredited investor” as that term is defined in Rule 501(a) as promulgated under the Securities Act of 1933.

Section 4.11Purchase Price Note and Earnout Note

The Purchase Price Note and the Earnout Note have been duly authorized for such issuance and, when issued and delivered by the Buyer Parent in accordance with the provisions of this Agreement and the terms of the applicable note, (a) will be validly issued, (b) will not be issued in violation of any rights of any other Person or in violation of any Contract, (c) assuming the accuracy of the representations and warranties in Section 3.27, will not be issued in violation of any applicable securities Laws and (d) will constitute a valid and legally binding obligation of the Buyer Parent, enforceable against the Buyer Parent in accordance with its terms, except as enforceability may limited by the Bankruptcy and Equity Principles.

Article V
CERTAIN PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Agreement Date and the Closing or earlier termination of this Agreement in accordance with Section 9.1:

Section 5.1General

(a)Subject to Section 5.2, each of the Parties shall use (and cause its Affiliates to use) commercially reasonable efforts (subject to, and in accordance with, Law) to take promptly, or cause to be taken promptly, all appropriate actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Laws to complete and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth Article VIII), including executing and delivering any additional instruments necessary to complete the Transactions.

(b)As promptly as practicable after the Agreement Date, the Seller shall, and shall cause the other Seller Entities and the Acquired Entities to, solicit the consents and other Permits set forth on Schedule 5.1(b). [****], the Seller shall, and shall cause the Seller Entities and the Acquired Entities to, use commercially reasonable efforts, and the Buyer Parties will cooperate at the Buyer Parties’ expense in all reasonable respects with the Seller Entities and the Acquired Entities, as applicable, to obtain prior to the Closing all such consents and other Permits (provided that none of the Seller Entities nor the Acquired Entities will be required to pay any consideration to any third party in connection with obtaining such consents and other Permits and provided further that the failure to obtain any such consents or other Permits in and of itself shall not constitute a breach of this Section 5.1(b)).

Section 5.2Regulatory Approvals

(a)Each Party shall use (and cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, Law) to take promptly, or cause to be taken promptly, all actions, and do promptly, or cause to be done promptly, all things necessary, proper or advisable under Laws to obtain all necessary actions or nonactions, waivers, consents, permits and approvals from Governmental Entities (collectively, the “Regulatory Approvals”), and, with respect to the transfer of the Transferred Interests, such actions as are set forth in relation to them on Schedule 8.2(f), including the Mandatory Regulatory Approvals, and making all necessary or advisable notices, registrations and filings to obtain a Regulatory Approval or waiver from, or to avoid an Action by, any Governmental Entity.

(b)In furtherance and not in limitation of the foregoing, each Buyer Party and, where applicable, the Seller shall make or cause to be made the registrations, declarations and filings required of such Party and its Affiliates under the HSR Act and any other applicable Competition Law (“Competition Filings”) with respect to the Transactions as promptly as reasonably practicable after the Agreement Date (but in any event file (x) the Notification and Report Form under the HSR Act no later than ten (10) Business Days after the Agreement Date, and (y) all other Competition Filings no later than twenty (20) Business Days after the Agreement Date), and such initial filings from the Parties shall request early termination of any applicable waiting period under the HSR Act (unless the Parties agree otherwise) and, where available and advisable, any other applicable Competition Laws.  The Buyer and the Seller shall promptly furnish to each other all information reasonably required for any application or other filing to be made by the other in connection with the Transactions pursuant and subject to the rules and regulations of any Law.  Except as required or permitted by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to materially delay or materially impede the ability of the Parties to consummate the Transactions.  The filing fees for any Competition Filings shall be borne one-half by the Buyer Parties and one-half by the Seller.

(c)Each of the Buyer Parties, on the one hand, and the Seller, on the other hand, agrees (i) not to withdraw or refile any filing (except where (A) an initial filing (other than a filing under the HSR Act) has been rejected by any Governmental Entity, or (B) the statutory period for review of a filing (other than a filing under the HSR Act) has lapsed without the relevant Governmental Entity making a decision on the filing and in either case a refile is necessary to secure a Regulatory Approval) or extend any waiting period with respect to any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Party, (ii) subject to Law, to furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any Law in connection with any Regulatory Approval, (iii) to respond as promptly as reasonably practicable (and in any event no later than required by such Governmental Entity) to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the DOJ, the FTC, or any other Governmental Entity in respect of any Regulatory Approval, this Agreement or the Transactions, (iv) to promptly notify the other Party of any material communication between that Party and any Governmental Entity in respect of any Regulatory Approval or any inquiry or Action relating to this Agreement or the Transactions and of any material communication received or given in connection with any Action, whether pending or threatened, by a private party relating to this Agreement or the Transactions, (v) subject to Law, to discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any filing in connection with any Regulatory Approval or communication to any Governmental Entity or, in connection with any Action by a private party, to any other Person, relating to any Regulatory Approval, inquiry or Action relating to this Agreement or the Transactions, (vi) to not participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity or other Person in respect of any Regulatory Approval, inquiry or Action relating to this Agreement or the Transactions without consulting with the other Party in advance and, to the extent not prohibited by such Governmental Entity, giving the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) subject to Law, to furnish the other Party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to any Regulatory Approval, inquiry or Action relating to this Agreement or the Transactions, and (viii) to act in good faith and reasonably cooperate with the other Party in connection with procuring any Regulatory Approval and in connection with resolving any investigation, inquiry or Action with respect to any Regulatory Approval, this Agreement or the Transactions. The Parties may, as they deem advisable, designate any competitively sensitive materials provided to the other Party pursuant to this Section 5.2(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the disclosing Party.

(d)In furtherance and not in limitation of the foregoing, the Buyer Parties shall, and shall cause their applicable Affiliates to, use their reasonable best efforts to (i) resolve, avoid or eliminate any and all impediments or objections that may be asserted with respect to the Transactions in connection with any Regulatory Approval or otherwise under any Competition Law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned any Order that would prevent, prohibit, restrict or delay the consummation of the Transactions, in each case so as to enable the Parties to consummate the Closing expeditiously (and in any event prior to the Outside Date); provided, however, that nothing in this Section 5.2 shall require any Party or any of their respective Affiliates to (x) agree to sell, divest, license, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could limit its freedom with respect to, or its ability to retain, one or more of its businesses, product lines or assets (and no Seller Entity shall take any such action with respect to the Business, the Acquired Assets or the Acquired Entities without the prior written consent of the Buyer), (y) agree to the requirement of expenditure of money by the Buyer Parties or the Seller to a third party in exchange for any consent, or (z) litigate, pursue or defend against any Action (including any temporary restraining order or preliminary injunction) by a Governmental Entity challenging the Transactions as violative of the HSR Act or any other Law so long as the applicable Party reasonably determines, in good faith upon advice of counsel, that litigating, pursuing or defending against such Action would not be reasonably likely to be successful or would otherwise be inadvisable.

Section 5.3Operation and Preservation of Business

(a)Except as required by Law or as set forth on Section 5.3(a) of the Seller Disclosure Schedule, the Seller shall not, and shall cause the other Seller Entities or the Acquired Subsidiary not to, directly or indirectly, engage in any practice, take any action or enter into any agreement or transaction that, if taken prior to the Agreement Date, would be described in Section 3.5 without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Seller shall not take any action described in Section 3.5(k) regardless of the dollar amount without the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed.  The Seller shall, and shall cause each of the other Seller Entities and the Acquired Entities to, operate the Business in the Ordinary Course of Business in all material respects and use commercially reasonable efforts to preserve (i) its existing relationships with suppliers, customers, licensors, employees and officers of the Business and (ii) the Acquired Assets and the assets of the Acquired Entities in the Ordinary Course of Business.  Prior to the Closing, the Seller Entities and the Acquired Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control over the Business.  Without limitation of the foregoing, (i) the Seller shall not, and shall cause the other Seller Entities and the Acquired Entities not to, (A) abandon or otherwise fail to maintain any Assigned Registered Intellectual Property, or (B) grant any licenses under any Assigned Intellectual Property or Acquired Subsidiary Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, and (ii) the Seller shall, and shall cause the other Seller Entities and the Acquired Entities to, take prior to the Closing all actions necessary to maintain any Assigned Registered Intellectual Property, which actions have a due date on or within thirty (30) days following the Closing. Prior to the Closing, the Seller shall provide to the Buyer (x) a list of any actions that must be taken within ninety (90) days after the Closing for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Assigned Registered Intellectual Property, and (y) a list of any defects or gaps in the recorded chain of title of the Assigned Registered Intellectual Property, including cases where such Assigned Registered Intellectual Property is not recorded in the name of a Seller Entity or the Acquired Subsidiary, and including any missing inventor or other assignments or recordings of assignments; provided, however, that with respect to patents and patent applications, such list of actions shall be provided prior to the end of the Service Term (as defined in the Transition Services Agreement) applicable to patent prosecution, procurement and maintenance matters and as further described in the Transition Services Agreement.

(b)Notwithstanding anything herein to the contrary, (x) nothing contained in this Agreement shall give the Buyer Parties directly or indirectly the right to control or direct the operations of the Business prior to the Closing, and (y) the Seller may take any and all such actions as the Seller reasonably concludes are necessary or appropriate to, and to cause the other Seller Entities and the Acquired Entities to, (i) distribute cash, cash equivalents, bank deposits, similar cash items and securities to the Seller (or its designee); (ii) transfer to any other Seller Entity or any Affiliate of any Seller Entity (other than the Acquired Entities) any items described as Excluded Assets on Schedule 2.3(s), for such consideration (or no consideration) as shall be determined by the Seller in its sole discretion, provided such transfer does not result in any ongoing Liability or obligation of any Acquired Entity; (iii) transfer to the Acquired Subsidiary any items described as Acquired Assets, for such consideration (or no consideration) as shall be determined by the Seller in its sole discretion provided such transfer does not result in any ongoing Liability or obligation of the Acquired Subsidiary; and (iv) cancel or otherwise resolve intercompany accounts payable and receivable between the Acquired Entities and any Seller Entity.

(c)The Buyer Parties shall, and shall cause each of the other Buyer Group Members to, operate the businesses of the Buyer Group in the Ordinary Course of Business in all material respects and use commercially reasonable efforts to preserve (i) the Buyer Group’s existing relationships with suppliers, customers, licensors, employees and officers and (ii) the Buyer Group’s material assets in the Ordinary Course of Business.  Prior to the Closing, the Buyer Group Members shall exercise, consistent with the terms and conditions of this Agreement, complete control over the businesses of the Buyer Group.  Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give the Seller directly or indirectly the right to control or direct the operations of the Buyer Group.  The Buyer Parent shall comply with the covenants set forth in Sections 5.1 and 5.2 of the Purchase Price Note as if the Purchase Price Note had been in effect on the Agreement Date.

(d)Effective as of the Closing, the Seller shall cause all payables, receivables and Liabilities between the Acquired Entities and any Seller Entity to be eliminated except as otherwise expressly provided in this Agreement.

(e)Notwithstanding anything herein to the contrary, the Seller shall use commercially reasonable efforts to cause the actions described on Schedule 5.3(e) (the “Restructuring”) to be completed prior to the Closing Date, and the Buyer Parties shall reasonably cooperate with the Seller in connection therewith and shall promptly take all reasonable actions requested by the Seller to implement the Restructuring as described in Schedule 5.3(e). Without limiting the foregoing, the Seller shall (i) provide the Buyer with drafts of the documentation to be entered into in connection with the Restructuring (each, a “Restructuring Document”) for the Buyer’s review and comment and (ii) not amend, modify or change the Restructuring in any material respect without the consent of the Buyer, which such consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no Restructuring Document will provide any Party or its Affiliates with any rights, or subject any Party or any of its Affiliates to any Liabilities, that are inconsistent with the terms of this Agreement.

Section 5.4Exclusivity

The Seller shall, and shall cause the Seller Entities or the Acquired Subsidiary not to, and shall not allow the Seller Representatives to, directly or indirectly, solicit, initiate, seek, entertain, encourage, facilitate, endorse or otherwise support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions with, any Person (other than the Buyer Parties) regarding any Competing Transaction.  The Seller shall, and shall cause all Seller Entities and the Acquired Subsidiary to immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing.  If any Seller Entity or the Acquired Subsidiary receives any inquiry, proposal or offer of the nature described in this Section 5.4, the Seller shall promptly notify the Buyer of such inquiry, proposal or offer and disclose to the Buyer the material terms thereof.

Section 5.5Full Access and Cooperation; Confidentiality

(a)The Seller will permit the Buyer Parties and the Buyer Representatives to have reasonable access during normal business hours, upon reasonable advance notice, and in a manner so as not to unreasonably interfere with the normal business operations of the Seller Entities and the Acquired Subsidiary, to all premises, properties, personnel, Files and Records (including Tax records and patent application files), Contracts and documents used in or pertaining primarily to the Business or any of the Acquired Assets and permit the Buyer Parties and the Buyer Representatives to make such copies and inspections thereof as may reasonably be requested.  Notwithstanding the foregoing, the Seller shall not be required to provide access to or disclose information where such access or disclosure would jeopardize any attorney-client or other privilege of any Seller Entity or the Acquired Subsidiary or contravene any Law; provided, however, in each case that the Seller shall, and shall cause the Seller Entities or the Acquired Subsidiary to, use commercially reasonable efforts to enable such information to be disclosed, furnished or made available to the Buyer Parties, if and as applicable, so that the Buyer Parties and the Buyer Representatives may have access to such information without so jeopardizing privilege or contravening such Law, including by entering into a customary joint defense agreement or common interest agreement with the Buyer Parties.

(b)Notwithstanding the foregoing, (i) neither the Buyer Parties nor any of the Buyer Representatives shall have access to (A) personnel records of the Business Employees the disclosure of which is prohibited by Law, (B) except as set forth on Schedule 5.5(b), any real property of the Seller or any of its direct or indirect Subsidiaries for purposes of conducting any environmental sampling or testing of any environmental media (including soil, sediment, groundwater, soil vapor, ambient air, and building material), (C) any information that constitutes an Excluded Asset or to the extent such information is not primarily relating to or used in the Business, or (D) any Tax Return for any Affiliated Group of which any Seller Entity is a member or any work papers related thereto.

(c)To the extent reasonably practicable, the Seller shall have the right to have one or more Seller Representatives present at all times during any inspection, interview or examination pursuant to this Section 5.5. The Buyer Parties shall hold in confidence all information provided to it by a Seller Entity or any Seller Representative, whether before or after the Agreement Date, pursuant to the terms and subject to the conditions contained in the Non-Disclosure Agreement, dated April 17, 2020 (as amended, restated, supplemented or modified from time to time), between the Buyer Parent, an Affiliate of the Buyer Parent and the Seller (the “Confidentiality Agreement”), and such information shall not be used by the Buyer Parties, any of its Affiliates or any of their respective representatives, other than in connection with the Transactions or as otherwise expressly permitted by the Confidentiality Agreement.  Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), the Buyer Parties shall not contact, and shall prohibit their Affiliates from contacting, any Business Employees or any vendors or suppliers to, or customers, subcontractors or prime contractors of, the Seller Entities or the Acquired Entities regarding the Business, this Agreement, the Transaction Documents or the Transactions.

(d)With respect to each fiscal month of the Seller ending after the Agreement Date, the Seller shall provide the Buyer with summary, preliminary financial results for the Business for such completed fiscal month (or, with respect to the last month of a fiscal quarter, the fiscal quarter), with the same level of detail (by category) as provided to the Chief Executive Officer of the Seller, which such results shall be provided to the Buyer no later than two (2) Business Days following their delivery to the Chief Executive Officer.

Section 5.6Notice of Developments

(a)The Seller may, but is not required, to provide written notice to the Buyer Parties of any fact, action, circumstance, breach or event (i) that would reasonably be likely to result in the failure of any of the Buyer Parties’ conditions to Closing set forth in Article VIII to be satisfied, (ii) that would reasonably be likely to restrict, impair or delay in any material respect the performance of the Seller Entities’ obligations under this Agreement or the other Transaction Documents, (iii) the occurrence of, or the receipt of any written notice threatening, any event or condition which would reasonably be expected to result in a Seller Material Adverse Effect, (iv) receipt by any Seller Entity of any material written correspondence from any Governmental Entity with respect to the Business, the Acquired Entities, the Acquired Assets, the Assumed Liabilities or the Transactions or (v) any material claim that has been made by or against any Seller Entity with respect to the Business, the Acquired Entities, the Acquired Assets, the Assumed Liabilities or the Transactions.

(b)The Buyer may, but is not required, to provide written notice to the Seller of any fact, action, circumstance, breach or event (i) that would reasonably be likely to result in the failure of any of the Seller’s conditions to Closing set forth in Article VIII to be satisfied, (ii) that would reasonably be likely to restrict, impair or delay in any material respect the performance of the Buyer Parties’ obligations under this Agreement or the other Transaction Documents, (iii) the occurrence of, or the receipt of any written notice threatening, any event or condition which would reasonably be expected to result in a Buyer Material Adverse Effect, (iv) receipt by any Buyer Party of any material written correspondence from any Governmental Entity with respect to the Transactions or (v) any material claim that has been made by or against any Buyer Party with respect to the Transactions.

(c)No information provided or obtained pursuant to this Section 5.6 shall operate as a cure for any breach of the representations, warranties or covenants set forth in this Agreement or limit any Party’s termination rights under Article IX.

Section 5.7Open Purchase Orders

No later than five (5) Business Days following the Closing Date, the Seller shall provide to the Buyer a true and complete list of all open purchase orders for the Business as of the Closing Date.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1Non-Competition; Non-Solicitation

(a)For a period of [****] following the Closing Date, the Seller shall, and the Seller shall cause its controlled Affiliates (together with the Seller, the “Seller Restricted Parties”) not to, anywhere in the world, directly or indirectly, whether or not alone or in association or in connection with or on behalf of any Person now existing or hereafter created (other than the Buyer Parties and their respective Affiliates), whether or not for its own account or for the benefit of others (other than the Buyer Parties and their respective controlled Affiliates) engage in the Business or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of any Person engaged in the Business; provided, however, that a Seller Restricted Party may passively invest in the securities of any such Person (but without otherwise participating in the activities of such Person) if the Seller does not beneficially own (as defined Rule 13d-3 promulgated under the Exchange Act) in excess of five percent (5%) of the outstanding equity of such Person.  The foregoing shall not prevent (A) a Seller Restricted Party from working with vendors of semiconductor components to develop such components for use in any Seller Restricted Party’s lines of business other than the Business; (B) (x) a Seller Restricted Party from being acquired pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, (y) the acquisition by any Person of some, a majority or all of a Seller Restricted Party’s issued and outstanding voting equity interests, or (z) the sale, lease, transfer or other disposition of some, all or substantially all of the Seller’s direct or indirect assets; and, for the avoidance of doubt, in each case ((x), (y) and (z)), this provision shall not restrict such acquiring Person or its Affiliates from engaging in the Business so long as none of the Seller or any of its Affiliates facilitates such acquired Person’s engagement in the Business, including through the provision to such Person or business of Buyer Confidential Information, for a period of [****] following the Closing Date; (C) the acquisition by a Seller Entity, pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, of (i) some, a majority or all of a Person’s issued and outstanding voting equity interests or (ii) all or substantially all of a Person’s assets, if such Person engages in the Business, so long as (x) the Business constitutes less than five percent (5%) of the annual consolidated revenue of such Person on the date of such acquisition and (y) none of the Seller or any of its Affiliates facilitates such acquired Person’s engagement in the Business through the provision to such Person or business of Buyer Confidential Information or of the Intellectual Property that is included in the Acquired Assets or is owned by any Acquired Entity or any other rights provided to the Buyer under the Intellectual Property Assignment and License Agreement for a period of [****] following the Closing Date, (D) any Seller Restricted Party from investing, holding ownership interests or otherwise participating in the management or operations of the company (including its successors and assigns) listed on Schedule 6.1(a) provided such Seller Restricted Party shall not take any action with respect to such company that could reasonably be expected to materially and adversely impact the Seller’s business relationship with such company after the Closing; or (E) performance under the Supply Agreement by any applicable Seller Restricted Party. Without limiting the remedies available to the Buyer, the Seller agrees that damages at law would be an insufficient remedy in the event of breach of this Section 6.1(a) by any Seller Restricted Party and that the Buyer shall be entitled to temporary, provisional or permanent injunctive relief or other equitable remedies in the event of any such breach without the necessity of posting a bond or other form of financial assurance.

(b)The Seller agrees that, during the [****] period following the Closing Date, it will not, and it will cause each other Seller Restricted Party not to, without the prior written consent of the Buyer, directly or indirectly, solicit for employment, encourage the resignation of, enter into any employment agreement (conditional or otherwise) with or employ (i) any Continuing Employee, or (ii) any Business Employee who is offered employment with the Buyer Parties under and in compliance with Section 7.1(a) and either (A) rejects such offer of employment or (B) accepts such offer of employment but does not commence employment with Buyer or one of its Affiliates on the applicable Employee Transfer

Date, except that the Seller Restricted Parties shall not be precluded from hiring an employee who has been terminated by the Buyer or its Affiliates at least six (6) months prior to commencement of employment discussions between the applicable Seller Restricted Party and such employee, provided such hiring is consistent with such employee’s Contractual obligations to the Buyer or its Affiliates. The placing of an advertisement of a position by a Seller Restricted Party to members of the public generally, such as through newspapers, radio or television, of general mass mailing to the public, shall not itself constitute a breach of this Section 6.1(b) provided such general methods of solicitation are not specifically directed to the Continuing Employee.

(c)Other than in accordance with Article VII, each Buyer Party agrees that, during the [****] period following the Closing Date, it will not, and it will cause each of its Affiliates not to, without the prior written consent of the Seller, directly or indirectly, solicit for employment or enter into any employment agreement (conditional or otherwise) with or employ any employee of the Seller or any of its Affiliates, except that the Buyer Parties and their Affiliates shall not be precluded from hiring an employee who has been terminated by the Seller or its Affiliates at least six (6) months prior to commencement of employment discussions between the applicable Buyer Party or Affiliate of a Buyer Party and such employee, provided such hiring is consistent with such employee’s Contractual obligations to the Seller and its Affiliates.  The placing of an advertisement of a position by a Buyer Party or an Affiliate of a Buyer Party to members of the public generally, such as through newspapers, radio or television, of general mass mailing to the public, shall not itself constitute a breach of this Section 6.1(c) provided such general methods of solicitation are not specifically directed to any employee of the Seller or any of its Affiliates.

(d)In the event of a breach or threatened breach of this Section 6.1, each Party shall be entitled, without the posting of a bond, to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, including by obtaining a temporary, preliminary or permanent injunction restraining such breach without the necessity of posting a bond or other form of financial assurance. Nothing herein contained shall be construed as prohibiting any Party from pursuing any other remedy available to it for such breach or threatened breach. In the event of an Action involving this Section 6.1, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such Action, including any appeal therefrom. The existence of any Action by any Party or any of its Affiliates against any other Party or any of its Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by each Party of the provisions of this Section 6.1, which such this Section 6.1 will be enforceable notwithstanding the existence of any breach of this Agreement by any Party or its Affiliates. In addition, the terms of this this Section 6.1 shall be tolled until such breach or violation is cured if a court determines that any Party or its Affiliates violated the terms of this this Section 6.1.

(e)The nature and scope of this Section 6.1 have been carefully considered by the Parties. The Parties agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary and that adequate compensation has been received by each Party for such obligations.  If any of the provisions of this Section 6.1 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective solely to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section 6.1 in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section 6.1.

Section 6.2Press Releases and Public Announcements

Except as may be required by Law or the rules or regulations of any national securities exchange, in each case upon the advice of counsel, none of the Seller, the Buyer Parties or any of their respective Affiliates shall issue or cause the publication of any press release or other public disclosure with respect to the Transactions without the prior written consent of the Buyer Parties and the Seller, which consents shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required in connection with any press release, announcement or other disclosure by a Party or an Affiliate of a Party if the contents of such press release, announcement or other disclosure that relate to the Transactions are limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement.  Except in cases of any press release, announcement or other disclosure for which consent of the other Party is not required pursuant to the preceding sentence, (a) the Buyer Parties and the Seller shall cooperate with each other in the development and distribution of all press releases and other public disclosures with respect to this Agreement and the Transactions and (b) shall furnish the other with drafts of any such releases and disclosures as far in advance as reasonably practicable.  Without limiting the foregoing, each Party shall consult in good faith with the other Party on the provisions of this Agreement and the other Transaction Documents to be redacted in any filings that may be made by any Party or any of their respective Affiliates with the SEC or as otherwise required by Law, including any copy of this Agreement or any other Transaction Document that will be filed with the SEC via EDGAR. Subject to the foregoing, each of the Seller and the Buyer Parent acknowledges and agrees that the other Party will file a copy of this Agreement with the SEC via EDGAR as required by Law.

Section 6.3Transition Matters.

(a)Assumed Contracts.  Promptly after the Agreement Date and subject to Section 6.3(b), the Seller shall use commercially reasonable efforts to notify, or cause to be notified, on a mutually agreed basis with the Buyer Parties, counterparties to the Assumed Contracts that such agreements will be assigned by the applicable Seller Entity to the Buyer or an Affiliate of the Buyer at the Closing.

(b)Reserved

(c)Customer and Supplier Inquiries. For [****] following the Closing Date, (i) the Seller shall use commercially reasonable efforts to refer (or cause the applicable Seller Entity to refer) to the Buyer all customer, supplier, employee or other inquiries or correspondence relating to the Business, the Business Products and the Acquired Assets after the Closing Date, and (ii) the Buyer shall use commercially reasonable efforts to refer to the Seller and to cause the Continuing Employees to refer to the Seller all inquiries and correspondence that concern (x) the products of the Seller Entities or their respective Affiliates other than the Business Products or (y) any Retained Business.

(d)Post-Closing Deliveries.

(i)Promptly following the Closing and in accordance with the Buyer’s reasonable instructions, the Seller shall use commercially reasonable efforts to deliver (or cause to be delivered) (A) all keys, locks cards, codes or other items necessary to allow the Buyer and the Buyer Representatives access any Acquired Assets at the Transferred Real Property and (B) original certificates of title or such other documents as may be necessary to transfer title (and to record such transfer) to each vehicle or other separately titled asset that is owned by any Seller Entity and included in the Acquired Assets, duly executed by all necessary and appropriate Persons.

(ii)The Seller shall promptly remit (or cause to be remitted) to the Buyer all payments and invoices received after the Closing Date to the extent related to the Acquired Assets, the Acquired Entities or the Assumed Liabilities, and the Buyer shall promptly remit (or cause to be remitted) to the Seller all payments and invoices received after the Closing Date to the extent related to the Excluded Assets or the Excluded Liabilities.  From and after the Closing, the Buyer shall have the right and authority to collect for its own account all items that are included in the Acquired Assets and to endorse with the name of the applicable Seller Entity any checks or drafts received to the extent paid on account of any such items. From and after the Closing, the Seller shall, and shall cause the Seller Entities and their controlled Affiliates, to hold in trust for the benefit of the Buyer and promptly deliver to the Buyer all cash, payments, other property, mail, faxes, documents, communications, correspondence and other deliveries received directly or indirectly by it with respect to the Business, the Acquired Entities, the Acquired Assets or the Assumed Liabilities, in each case, other than with respect to the Excluded Assets or the Excluded Liabilities. From and after the Closing, the Buyer Parties shall, and shall cause the Acquired Entities and their controlled Affiliates to, hold in trust for the benefit of the Seller and promptly deliver to the Seller all cash, payments, other property, mail, faxes, documents, communications, correspondence and other deliveries received directly or indirectly by the Buyer Parties, the Acquired Entities or the controlled Affiliates with respect to the Retained Businesses, the Excluded Assets or the Excluded Liabilities.

(e)Cree Name.  Promptly, and in any event within fifteen (15) Business Days following the Closing, the Buyer shall cause each Acquired Subsidiary to change its organizational name so that it no longer reflects the Cree Name and to cease all usage of the Cree Name in any form or manner whatsoever except as permitted by the Intellectual Property Assignment and License Agreement.  Subject to such fifteen (15) Business Day grace period with respect to the Acquired Subsidiary, and except as may be permitted by the Intellectual Property Assignment and License Agreement, following the Closing the Buyer shall not and shall cause its Affiliates not to, use the Cree Name or any names or symbols that are deviations thereof or likely to be confusingly similar thereto in any manner anywhere in the world.

Section 6.4Tax Matters

(a)All transfer (including real estate transfer and personal property transfer), documentary, excise, consumption, sales, use, value added, stamp, conveyance, registration, filing, recordation and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions (“Transfer Taxes”) shall be borne and paid in equal shares by the Seller and the Buyer provided that any penalties and interest caused by the fault of either Party shall be borne solely by that Party. The Party required by Law will, at its own expense, file, or cause to be filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by Law, the other Party will join in the execution of any such Tax Returns and other documentation following review and approval of such Tax Returns and other documentation by such other Party. If either Party or any of its Affiliates is required by Law to file any such Tax Return or otherwise remit any such Transfer Taxes, such Party shall notify the other Party of the amount of the Transfer Taxes shown to be due on such Tax Return or that are otherwise required to be remitted and such other Party shall pay to the notifying Party fifty percent (50%) of the amount of such Transfer Taxes by wire transfer of immediately available funds to an account designated by the notifying Party at least three (3) Business Days prior to the due date of such Tax Return (as specified in the notice provided by the notifying Party). The Buyer Parties and the Seller Entities shall cooperate and use their respective reasonable efforts to minimize Transfer Taxes, including delivery by the Buyer on or prior to the Closing Date of North Carolina Form E-595E certifying that any Inventory located in North Carolina is being purchased by the Buyer for resale and such other certificates of exemption as the Buyer is legally permitted to provide.

(b)All real and personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets (“Property Taxes”) for any Straddle Period shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning on the day after the Closing Date based on the relative numbers of days in such portions of such Straddle Period. The Seller shall be responsible for and shall pay the amount of such Property Taxes apportioned to the portion of the applicable Straddle Period ending on the Closing Date, and the Buyer shall be responsible for and shall pay the amount of such Property Taxes apportioned to the portion of the applicable Straddle Period beginning on the date after the Closing Date.

(c)To the extent that the Seller pays or has paid any amounts for which the Buyer is responsible under Section 6.4(a) or Section 6.4(b), the Buyer shall reimburse the Seller within thirty (30) days after the Seller’s written request for reimbursement (which written request shall include such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed).  To the extent that the Buyer pays any amounts for which the Seller is responsible under Section 6.4(a) or Section 6.4(b), the Seller shall reimburse the Buyer within thirty (30) days after the Buyer’s written request for reimbursement (which written request shall include such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed).

(d)The Seller will be responsible for the preparation and filing of all Tax Returns for any Affiliated Group of which the Acquired Subsidiary is a member prior to the Closing.

(e)Subject to Section 6.4(g), the Seller, at its own expense, will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Income Tax Returns for the Acquired Subsidiary for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date (taking into account extensions). Such Income Tax Returns shall be prepared in a manner consistent with the past practice of the Seller and the Acquired Subsidiary, unless prohibited by Law. The Seller will provide the Buyer with copies of any such Income Tax Return for the Buyer’s review and approval (not to be unreasonably withheld, conditioned or delayed), at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto).  The Seller shall be responsible for and pay to the Buyer any Taxes paid by the Buyer with respect to the Tax Returns prepared by the Seller pursuant to this Section 6.4(e) (other than to the extent included in the final determination of the Closing Net Working Capital Amount or to the extent such Taxes are Buyer Action Taxes) at least ten (10) days prior to the due date thereof.

(f)Subject to Section 6.4(g), the Buyer, at its own expense, will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Acquired Subsidiary for Straddle Periods and all Tax Returns other than Income Tax Returns for the Acquired Subsidiary for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date (such Tax Returns the “Buyer Prepared Returns”). Such Buyer Prepared Returns shall be prepared in a manner consistent with the past practice of the Seller and the Acquired Subsidiary, unless prohibited by Law.  The Buyer will provide the Seller with copies of any Income Tax Returns that are Buyer Prepared Returns, and of any other Buyer Prepared Return with respect to which the Buyer Indemnified Persons will seek indemnification from the Seller, for the Seller’s review and approval (not to be unreasonably withheld, conditioned or delayed) at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement setting forth and calculating in reasonable detail the Buyer’s calculation of the amount of Pre-Closing Acquired Subsidiary Taxes with respect to such Tax Return.

(g)If the Buyer does not approve any Tax Return as prepared by the Seller under Section 6.4(e) or the Seller does not approve any Tax Return as prepared by the Buyer under Section 6.4(f) and the Seller and the Buyer are unable to reach agreement as to such Tax Return at least ten (10) days prior to the due date thereof, the disputed items shall be resolved by an internationally recognized independent accounting firm, jointly selected by the Seller and the Buyer (or if they cannot agree on such an accounting firm, an internationally recognized accounting firm without a business relationship with the Buyer or the Seller that is selected by an accounting firm designated by the Seller and an accounting firm designated by the Buyer) (such firm, or any successor thereto, being referred to herein as the “Tax Return Accounting Firm”) for resolution.  In connection with the resolution of any such dispute by the Tax Return Accounting Firm, (i) each of the Buyer and the Seller shall have a reasonable opportunity to meet with the Tax Return Accounting Firm to provide its views as to the disputed elements of the subject Tax Return; provided, that (1) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Tax Return Accounting Firm and (2) no party will engage in any ex parte communication with the Tax Return Accounting Firm at any time with respect to the subject Tax Return; (ii) upon reaching its determination on the disputed elements of the subject Tax Return, the Tax Return Accounting Firm shall deliver a written copy of its determination to the Seller and the Buyer; and (iii) the determination made by the Tax Return Accounting Firm regarding the disputed elements of the subject Tax Return shall be conclusive, final and binding on the Parties for all purposes of this Agreement, absent Fraud or manifest error.  In resolving disputes over Tax Returns, the Tax Return Accounting Firm shall be limited to (x) addressing any particular disputes referred to the Tax Return Accounting Firm by the Buyer or the Seller, and (y) choosing with respect to any particular item in dispute the Buyer’s position, the Seller’s position or, if applicable, a position in between the Seller’s position and the Buyer’s position.  If the Tax Return Accounting Firm’s final determination is in full agreement with the Buyer, then the Seller shall bear the fees and expenses of the Tax Return Accounting Firm.  If the Tax Return Accounting Firm’s final determination is in full agreement with the Seller, then the Buyer shall bear the fees and expenses of the Tax Return Accounting Firm.  Otherwise, each of the Seller and the Buyer shall pay one-half of the fees and expenses of the Tax Return Accounting Firm for such determination; provided that if the Tax Return Accounting Firm determines that one Party has adopted one or more positions with respect to the subject Tax Return that are frivolous or clearly without merit, the Tax Return Accounting Firm may, in its discretion, assign a greater portion of any such fees and expenses to such Party. If the Tax Return Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Party responsible for preparing that Tax Return, in each case as adjusted to reflect any agreed-upon items, and such Tax Return shall thereafter be amended to reflect the Tax Return Accounting Firm’s resolution of the matter.

(h)Except as required by Law, the Buyer shall not cause or permit the Acquired Subsidiary to modify or amend any Tax Returns, to initiate any voluntary disclosure or other communication with any Taxing authority relating to any actual or potential Tax payment or Tax Return filing obligation, to change any accounting period, to adopt or change any accounting method, to surrender any right to claim a refund of Taxes, to waive or extend any statute of limitations or to make or change any Tax election, in each case with respect to any taxable period ending on or before the Closing Date (not including any Straddle Period), without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed); provided that the Parties will negotiate in good faith any such actions proposed by Buyer and if the Parties are unable to reach a resolution with respect to a particular matter, then such matter shall be submitted to a nationally recognized accounting firm and subject to the resolution process described in Section 6.4(g).

(i)From and after the Closing, the Buyer Parties shall notify the Seller in writing within three (3) Business Days of receipt by any of the Buyer Parties or any of their Affiliates (including the Acquired Subsidiary) of notice of any pending or threatened federal, state, local or foreign Audit of the Acquired Subsidiary that would reasonably be expected to give rise to an indemnity claim under this Agreement. The Seller shall have the right to control any such Audit that relates to any Tax period ending on or before the Closing Date and, if the Seller chooses to control any such Audit, the Seller shall make all decisions (including selection of counsel) with respect to such Audit and may, in its sole discretion, pursue or forgo any and all administrative appeals, proceedings, hearing and conferences with any Governmental Entity in connection therewith; provided, however, that the Seller shall keep the Buyer Parties apprised of all material developments, including settlement offers, with respect to any such Audit and permit the Buyer Parties to participate in the defense of the Audit at the Buyer Parties’ expense; provided, further, that the Seller shall not enter into any settlement with respect to any such Audit without the prior written consent of the Buyer, which consent will not be unreasonably withheld, conditioned or delayed.. In the event of any conflict or overlap between the provisions of this Section 6.4(i) and Section 10.3, this Section 6.4(i) shall control.

(j)The Seller shall cause all Tax sharing agreements or arrangements with respect to or involving the Acquired Subsidiary to be terminated prior to the Closing Date, and after the Closing Date, the Buyer, the Acquired Subsidiary and their Affiliates shall not be bound thereby or have any Liability thereunder.

(k)At the Seller’s request to the Buyer at any time on or prior to the date that is fifteen (15) days after the Adjustment Amount has been finally determined pursuant to Section 2.9, the Buyer shall (i) make an election under Section 338(g) of the Code (and any similar election under state, local or non-U.S. Tax law) after Closing with respect to the purchase and sale of the Transferred Subsidiary Interests of the Acquired Subsidiary identified by the Seller in such request or (ii) cooperate with the Seller and sign such documents that are necessary to cause the taxable years of the Acquired Entities to close for U.S. federal income Tax purposes.  Except as provided in the preceding sentence, the Buyer shall not make an election under Section 338(g) of the Code (or any similar election under federal, state, local or non-U.S. Tax law) with respect to the purchase and sale of the Transferred Interests without the prior written consent of the Seller.  At the Seller’s request, the Buyer shall cause the Acquired Subsidiary to make or join with the Seller in making any other election if the making of such election does not have a material and adverse impact on the Buyer for any post-Closing Tax period.

(l)The Buyer and the Seller agree that if the Acquired Subsidiary is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Seller shall treat, and shall cause the Acquired Subsidiary to treat, such day as the last day of a taxable period.

(m)The Buyer and the Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting. The Buyer Parties and the Seller will, and will cause their respective Affiliates to, provide each other with such cooperation, documents and information as either of them reasonably may request of the other in connection with the filing of any Tax Return pursuant to this Section 6.4, the determination of any Liability for Taxes or a right to refund of Taxes, the preparation for litigation of any Liability for Taxes or in connection with any Audit, in each case, with respect to the Business, the Acquired Assets or the Acquired Subsidiary.  Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Subject to the other provisions of this Agreement, such cooperation shall also include promptly forwarding copies of notices and forms or other communication received from or sent to any Governmental Entity which relate to Tax Returns or Taxes of the Acquired Subsidiary for any taxable period beginning on or before the Closing Date and providing copies of all relevant Tax Returns for any taxable period beginning on or before the Closing Date, together with accompanying schedules and related workpapers, and documents relating to rulings and other determinations relating to Taxes or Tax Returns by Governmental Entities, which either Party may possess. The Buyer and the Seller will retain all books and records with respect to Tax matters pertinent to the Acquired Subsidiary or the Business relating to any Tax period beginning on or before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Buyer Parties or their Affiliates be entitled to review or otherwise have access to any Income Tax Returns, or information related thereto, of the Seller or its Affiliates.  Any information obtained under this Section 6.4(m) will be kept confidential, except that such information may be disclosed to any Governmental Entity or any legal or accounting advisors of the disclosing party if such disclosure is necessary in connection with the filing of Tax Returns or claims for refund or in conducting an Audit.

Section 6.5Bulk Sales

The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the Transactions.

Section 6.6Further Assurances; Delivery of Assets

(a)If at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents and the Transactions, each Party shall take (or cause to be taken) such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Article X).  Prior to and following the Closing, each Party agrees to (and to cause its Affiliates to) cooperate with the other Party (and its Affiliates) and to take such actions and execute such further instruments, documents and agreements, and to give such further written assurances, that may be reasonably requested by the other Party to evidence and reflect better the Transactions and to carry into effect the intents and purposes of this Agreement.

(b)Subject to the terms and conditions of this Agreement, the Seller shall use commercially reasonable efforts to deliver, transfer and make available the tangible Acquired Assets (except for Acquired Assets that will remain at the Transferred Real Property or the Licensed Real Property) for pick-up by the Buyer or the Buyer’s common carrier (F.O.B. destination) no later than two (2) Business Days after the Closing Date.  The Seller shall pay the costs of and bear the risks associated with the physical removal, shipping and transfer of any such Acquired Assets to the Buyer; provided that the Buyer agrees to use reasonable best efforts to cooperate with the Seller with respect to such removal, shipping, transfer and move.  The Buyer will, at its sole expense and in accordance with the Real Estate License Agreement, cause all Acquired Assets located on the Licensed Real Property to be removed from the premises of the Seller Entities on or before the Real Estate Transition End Date.  With respect to the Acquired Assets that consist of tangible property or physical embodiments or electronic files or records, the delivery requirements under this Section 6.6(b) shall be satisfied if such Acquired Assets are on site at the appropriate Transferred Real Property or Licensed Real Property, as applicable, where they are to be utilized as of the Closing or such Acquired Assets that are stored electronically are made available to the Buyer electronically as of the Closing.

(c)Subject to Section 2.6 and Section 6.6(b), if at any time or from time to time after the Closing Date any Party (or any Affiliate thereof) shall discover that it is in possession of an asset or Liability that is allocated to another Party (or any of its Affiliates) pursuant to this Agreement or any agreement or other instrument delivered pursuant hereto, such first Party shall promptly notify the other Party and shall use commercially reasonable efforts to deliver, transfer and make available, at such other Party’s expense, such asset or Liability to the other Party (or Affiliate thereof) to which such asset or liability is otherwise allocated hereunder.

Section 6.7Preservation of Records; Litigation Support

(a)The Buyer Parties shall (i) at their own expense, preserve and keep the Files and Records constituting or relating to the Acquired Assets or the Assumed Liabilities or that are held by the Acquired Subsidiary for a period of not less than seven (7) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing Audit, assessment or Action, (ii) provide the Seller and the Seller Representatives with reasonable access to (and the right to make copies of) the foregoing upon reasonable notice and during normal business hours during such period, and (iii) at the Seller’s expense, furnish to the Seller such assistance relating to the Acquired Assets, Assumed Liabilities and the Acquired Subsidiary as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Audit, assessment or Action or providing any information in response to a requirement or request of any Governmental Entity or securities exchange or market; provided that the Buyer Parties may delete certain Files and Records relating to periods prior to the Closing in accordance with the Buyer Parties’ document retention policy (which document retention policy, for the avoidance of doubt, with respect to e-mails (unless Law mandates otherwise) contemplates deletion on a rolling basis and, with respect to other Files and Records, contemplates deletion in accordance with Law).

(b)The Seller shall (i) at its own expense, preserve and keep the Files and Records constituting Excluded Assets, to the extent relating to the Business, Acquired Assets, the Acquired Subsidiary, Licensed Intellectual Property or Assumed Liabilities, for a period of not less than seven (7) years from the Closing Date, or for any longer periods as may be required by any Governmental Entity or as may be made prudent by the circumstances of any ongoing Action, (ii) provide the Buyer Parties and the Buyer Representatives with reasonable access to (and the right to make copies of) the foregoing upon reasonable notice and during normal business hours during such period, and (iii) at the Buyer Parties’ expense, furnish to the Buyer Parties such assistance relating to the Acquired Assets, the Acquired Subsidiary, Licensed Intellectual Property and Assumed Liabilities as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, or the defense of any Audit, assessment or Action or providing any information in response to a requirement or request of any Governmental Entity or securities exchange or market; provided that the Seller may delete certain Files and Records relating to periods prior to the Closing in accordance with the Seller’s document retention policy (which document retention policy, for the avoidance of doubt, with respect to e-mails (unless Law mandates otherwise) contemplates deletion on a rolling basis and, with respect to other Files and Records, contemplates deletion in accordance with Law).

(c)In the event and for so long as any Party is actively contesting or defending against any Action in connection with (i) the completion of the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, the Acquired Assets, the Acquired Entities, the Assumed Liabilities or the Excluded Liabilities, the Seller and the Buyer Parties will use reasonable best efforts to cooperate with and otherwise assist such Party and its counsel in the contest or defense, make reasonably available, as applicable, the Seller Representatives and the Buyer Representatives (including Continuing Employees that are employed by the Buyer or any Affiliate of the Buyer, including the Acquired Entities), participate in meetings, and provide such testimony and reasonable access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (except as otherwise provided in Section 5.2 and unless the Parties are adverse to each other in the Action or the contesting or defending Party is entitled to indemnification therefor under Article X); provided that each of the Parties shall coordinate with the other Party prior to contacting, as applicable, any Seller Representative or Buyer Representative.

(d)Notwithstanding anything to the contrary herein, the Seller Entities may retain copies of all Files and Records included in the Acquired Assets or held by the Acquired Subsidiary and any other Files and Records and materials included in any electronic data room or that are otherwise in the possession or under the control of the Seller or its direct and indirect Subsidiaries relating to the conduct of the Business, the Acquired Assets, the Assumed Liabilities, the Acquired Entities on or before the Closing Date for any use not inconsistent with the Transaction Documents (which such permitted use of such Files and Records (to the extent such Files and Records do not constitute Excluded Assets) shall not include competition with the Business or any Buyer Party).

Section 6.8Certain Matters Covered by Seller Insurance

(a)In the event that the Closing occurs and there shall exist or occur prior to the Closing Date any claims, acts, omissions, events or circumstances relating to the Business that give rise to Liabilities that constitute Assumed Liabilities and for which any Seller Entity may reasonably be entitled to coverage under its insurance policies and the Buyer Parties are not entitled to a substantially similar level of coverage under their respective insurance policies (the “Pre-Closing Occurrences”), (i) the Buyer shall promptly give notice to the Seller, and (ii) at the Buyer’s request the Seller and its Affiliates shall (A) use commercially reasonable efforts to promptly report any and all Pre-Closing Occurrences and collect any amounts payable under any relevant insurance policies in connection therewith and (B) remit such amounts, if any (calculated net of any deductibles and collection costs incurred in collecting such recovery), to the Buyer promptly following receipt thereof.  Notwithstanding the foregoing, nothing in this Section 6.8(a) will (x) obligate the Seller or any of its Affiliates to maintain any insurance policy in effect for any period of time following the Closing or (y) restrict the Seller or any of its Affiliates from amending any insurance policy for any period of time following the Closing.

(b)With respect to matters as to which the Acquired Assets include rights under a Seller Entity’s insurance policies under Section 2.2(f)(ii), upon the Buyer’s written request, from and after the Closing, the Seller shall and shall cause the Seller Entities to make claims under such policies to the extent such coverage is available under such policies and any net insurance proceeds received with respect thereto shall be promptly delivered to the Buyer or its designated Affiliates as provided therein.  The Seller agrees to use commercially reasonable efforts to pursue all such claims; provided that the Buyer shall reimburse the Seller for its out-of-pocket costs incurred in such pursuit; and provided further that, unless Buyer is entitled to indemnification therefor from the Seller under Article X, the Buyer shall exclusively bear (and the Seller shall have no obligation to repay or reimburse the Buyer for) the amount of any deductibles associated with claims made under such policies.  The Buyer and the Seller shall (at the Buyer’s sole expense) cooperate in connection with making any such claim and each shall provide the other with all reasonably requested information necessary to make such claim.

(c)Notwithstanding the foregoing, nothing in this Section 6.8 will (i) obligate any Party to maintain any insurance policy in effect, (ii) restrict any Party from amending any insurance policy or (iii) obligate any Party to commence or maintain any Action against any insurance carrier or otherwise.

Section 6.9No Additional Representations

(a)Except for the representations and warranties provided in Article III of this Agreement, in the certificate delivered by the Seller pursuant to Section 8.2(d) or in any other Transaction Document, the Seller disclaims all representations and warranties, express or implied, regarding the Transactions, the Seller Entities, the Acquired Entities, the Business, the Acquired Assets, the Assumed Liabilities or any other matter or the accuracy or completeness of any information regarding any of the foregoing.  The Buyer acknowledges and agrees (i) to such disclaimer and (ii) that, except as specifically and expressly provided in any of the foregoing, (A) neither the Seller nor any other Person has made any representation or warranty, express or implied, regarding the Transactions, the Seller Entities, the Acquired Entities, the Business, the Acquired Assets, the Assumed Liabilities or any other matter or the accuracy or completeness of any information regarding any of the foregoing; and (B) the Buyer Parties are not relying on any representation or warranty of any kind, express or implied, of the Seller, any Affiliate of the Seller or any Seller Representative regarding the Transactions, the Business, the Acquired Entities, the Acquired Assets, the Assumed Liabilities or any other matter or the accuracy or completeness of any information regarding any of the foregoing.

(b)Except for the representations and warranties provided in Article IV of this Agreement, in the certificate delivered by the Buyer Parties pursuant to Section 8.3(d) or in any other Transaction Documents, the Buyer disclaims all representations and warranties, express or implied, regarding the Transactions, the Earnout Consideration or the business of the Buyer Parties or any other matter or the accuracy or completeness of any information regarding any of the foregoing.  The Seller acknowledges and agrees (i) to such disclaimer and (ii) that, except as specifically and expressly provided in any of the foregoing, (A) neither the Buyer Parties nor any other Person has made any representation or warranty, express or implied, regarding the Transactions, the Earnout Consideration, the business of the Buyer Parties or any other matter or the accuracy or completeness of any information regarding any of the foregoing; (B) neither the Buyer Parties nor any other Person makes any representations or warranties of any kind, express or implied, respecting the Purchase Price Note, the Earnout Note or otherwise, all of which are hereby unconditionally and irrevocably waived by the Seller; and (C) the Seller is not relying on any representation or warranty of any kind, express or implied, of the Buyer Parties, any Affiliate of the Buyer Parties or any Buyer Representative regarding the Transactions, the Earnout Consideration, the business of the Buyer Parties or any other matter or the accuracy or completeness of any information regarding any of the foregoing.

Section 6.10Confidentiality

(a)Upon the Closing, the Confidentiality Agreement shall terminate (and the Parties shall take such actions as may be necessary to cause the Confidentiality Agreement to terminate) and be superseded by this Section 6.10 other than with respect to the Buyer’s and its Affiliates’ obligations of, and the Seller’s and its Affiliates’ rights to, confidentiality and non-use thereunder with respect to information (i) regarding (A) the Retained Businesses, (B) the Excluded Assets or (C) the Excluded Liabilities or (ii) not related to the Acquired Assets, the Licensed Intellectual Property, the Assumed Liabilities, the Acquired Entities or the Business (all such information, the “Seller Confidential Information”). With respect to Seller Confidential Information, the Parties acknowledge and agree that, notwithstanding any provision in the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement shall continue to apply to such Seller Confidential Information, shall remain in effect for a period of five (5) years after the Closing, and are incorporated herein by reference.  If, for any reason, the Closing does not occur, the Confidentiality Agreement shall otherwise remain in full force and effect in accordance with its terms.

(b)From the Closing Date and for a period of five (5) years following the Closing Date, the Seller agrees to, and to cause each of its controlled Affiliates and each of its and its controlled Affiliates’ respective officers, directors, employees and agents to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any confidential or proprietary information related to the Business other than information that (A) was, is now, or becomes generally available to the public or the industry (other than by a breach of this Section 6.10), (B) was disclosed to the Seller or any of its controlled Affiliates by a third party not known by the Seller to be subject to any duty of confidentiality with respect to such information, (C) was or is now used by the Seller or any of its controlled Affiliates in connection with the Retained Businesses, (D) is independently developed following the Closing by the Seller or its controlled Affiliates without the use of or reference to any such information, (E) is financial information that is or will be included within the financial statements of the Seller or its controlled Affiliates, (F) is reasonably required in connection with the defense of litigation or claims and is not subject to a protective order or confidential treatment, (G) is permitted to be used, or the use of such information is necessary, in connection with performing any obligations under or as permitted by any of the Transaction Documents, (H) is general knowledge, skills and experience in the unaided memories of the employees and agents of the Seller or its controlled Affiliates, or (I) is Seller Confidential Information (such information, to the extent related to the Business, the “Buyer Confidential Information”). If the Seller or any of its controlled Affiliates shall be required by Law to divulge any Buyer Confidential Information, the Seller and its controlled Affiliates, as applicable, shall provide the Buyer with prompt written notice of each request so that the Buyer may seek an appropriate protective order or other appropriate remedy, and the Seller and its controlled Affiliates shall cooperate with the Buyer to obtain a protective order or other remedy to maintain the confidentiality of such information; provided that, in the event that a protective order or other remedy is not obtained, the Seller and its controlled Affiliates may furnish only that portion of such information which, upon the advice of counsel, the Seller and its controlled Affiliates are legally compelled to disclose and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

(c)Following the Closing, if requested by the Buyer, the Seller agrees, at the Buyer’s expense, to use commercially reasonable efforts to enforce any confidentiality, non-disclosure or other similar agreement executed by any Person (or group of Persons) other than the Buyer Parties or the Buyer Representatives in connection with the consideration of a possible acquisition of the Business, the Acquired Assets, the Acquired Entities or the Assumed Liabilities.

Section 6.11Audited Carve-Out Financials

The Seller shall use commercially reasonable efforts to obtain (a) as soon as reasonably practicable following the Agreement Date, an audited consolidated balance sheet, statement of income, statement of cash flows and statement of stockholders’ equity of the Business as of and for the fiscal years ended June 30, 2019 and June 28, 2020, together with the independent auditor’s unqualified report thereon (collectively, the “Audited Carve-Out Financials”) and (b) as of the Closing Date, an executed consent, in form and substance reasonably satisfactory to the Buyer Parties and dated as of the Closing Date, of the Seller’s independent public accounting firm responsible for the audit of the Seller’s financial statements, for filing with the SEC of the Audited Carve-Out Financials.  The Seller shall also provide the Buyer Parties with any historical unaudited interim financial statements for the Business required to be included by the Buyer Parent in its SEC filings.  The Buyer hereby agrees to promptly reimburse the Seller for [****] of all the reasonable third party expenses incurred by the Seller and its Affiliates in connection with the preparation and audit of the Audited Carve-Out Financials.

Section 6.12Release.  Effective as of the Closing Date, Seller and each other Seller Entity for itself, and its heirs, personal representatives, successors and assigns (for the avoidance of doubt, excluding any Buyer Group Member), hereby (a) forever fully and irrevocably releases and discharges (i) the Acquired Subsidiary and its predecessors, successors, direct or indirect Subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives, (ii) the JV Company and its predecessors, successors, direct or indirect Subsidiaries and past and present directors, officers, employees, agents, and other representatives and (iii) each of the Continuing Employees (collectively, the “Released Parties”) from any and all Actions, Orders, or Liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to the operation of the Business or the ownership by the applicable Seller Entities of the Acquired Entities prior to the Closing Date, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action against any Released Party based upon any Released Claim.  Notwithstanding the preceding sentence of this Section 6.12, “Released Claims” does not include, and the provisions of this Section 6.12 shall not release or otherwise diminish, the obligations of any Party or any Affiliate of any Party set forth in or arising under any provisions of this Agreement or the other Transaction Documents.

Article VII
Employee matters

Section 7.1Employment

(a)Subject to Section 7.8, the Buyer Parties may, or may cause an Affiliate to, make an offer of employment prior to the Closing to such Business Employees (including any such Business Employees on Employee Leave) as they may determine in their discretion, with such offers of employment to be effective immediately upon the applicable Employee Transfer Date; provided, however, that (i) the Buyer has previously discussed, or shall as soon as reasonably practicable following the Agreement Date discuss, with the Seller its intentions regarding the Business Employees with whom it intends to meet and to whom it is considering potentially making offers of employment and (ii) any such offer to a Business Employee shall be made no later than twenty (20) Business Days prior to the Closing.  With respect to any Business Employee who (x) rejects the Buyer Parties’ offer of employment described in the foregoing sentence and that is in compliance with this Section 7.1(a) or (y) accepts the Buyer Parties’ offer of employment described in the foregoing sentence and that is in compliance with this Section 7.1(a) but does not become a Transferred Employee, the Seller Entities shall terminate the employment of such Business Employees as of the Closing Date (or, for any such Business Employee on Employee Leave, upon such employee’s return to work with the Seller Entities).  Each such Business Employee who accepts or has accepted an offer of employment from the Buyer and becomes an employee of the Buyer, or one of its Affiliates, on the applicable Employee Transfer Date shall be referred to herein as a “Transferred Employee.” Each offer of employment contemplated by this Section 7.1(a) shall be for employment “at will.”  Transferred Employees and Acquired Subsidiary Employees (whose employment, unless otherwise provided herein, including pursuant to Section 7.8, shall automatically transfer with the Acquired Subsidiary) shall collectively be referred to as “Continuing Employees.”  The initial terms of employment or continued employment for each Continuing Employee (and the offers of employment contemplated by this Section 7.1(a)) shall be for Equivalent Employment and shall, in addition, provide a bonus opportunity and employee benefits that are substantially similar in the aggregate to those provided by the applicable Seller Entity to such Business Employee or by the Acquired Subsidiary to the Acquired Subsidiary Employee, as the case may be, immediately prior to the Closing. Any severance benefits for Continuing Employees shall be provided in accordance with Section 7.2.  Subject to Law, nothing herein shall require the Buyer or any Affiliate of the Buyer to maintain any particular terms or conditions of employment for any Continuing Employee, or to continue to employ any Continuing Employee, for any period of time following the Closing, subject to the obligations of the Buyer Parties to provide severance benefits under Section 7.2 and the obligation of the Buyer Parties to comply with Section 7.7.  Further, nothing herein shall be deemed to alter the at-will status of any Continuing Employee.

(b)Prior to the Closing, the Seller shall provide the Buyer with access, upon reasonable notice and at mutually agreed times, to meet with the applicable Business Employees for the purpose of potentially making offers of employment or otherwise communicating with the Business Employees in connection with such offers of employment described in Section 7.1(a).  Within a reasonable time prior to making offers of employment to the applicable Business Employees under this Section 7.1, the Buyer shall provide copies of such offer letters (or a copy of the form of such offer letter with a schedule showing the terms to be offered to each applicable Business Employee) for the Seller’s review, and the Buyer shall consider in good faith any reasonable comments by the Seller to such offer letters.  For the avoidance of doubt, the Buyer shall be responsible for ensuring that the offer letters comply with the requirements of this Article VII regardless of any review by the Seller.  The Parties further agree to coordinate in good faith with respect to the making of offers to applicable Business Employees to minimize any disruption in the Business in connection with the employment offer process contemplated by this Section 7.1.  The Seller agrees not to interfere with the Buyer’s offers of employment in Section 7.1(a) and agrees not make any statement (orally or in writing), or engage in any conduct, that has the purpose or effect to discourage any Business Employee from accepting such offer of employment by Buyer or any of its Affiliates.

(c)The Seller shall take, or shall cause to be taken, all actions required to release or cause to be released, each Continuing Employee, effective at or before the Closing, from any Contract with, or other obligation to, any Seller Entity to the extent (and only to the extent) such Contract or obligation imposed by any Seller Entity limits or restricts such Continuing Employee from being employed by or providing services to the Buyer or any of its Affiliates, or otherwise engaging in the Business on behalf of the Buyer or any of its Affiliates.

Section 7.2Severance

From and after the Closing Date and continuing until the expiration of the applicable Post-Closing Protected Period, the Buyer Parties shall, or shall cause an Affiliate to, provide any Continuing Employee who experiences an actual termination of employment by the Buyer or its applicable Affiliate under circumstances that would have entitled such Continuing Employee to severance benefits had he or she remained an employee of the Seller or one of its Affiliates under the severance plans of the applicable Seller Entity or the Acquired Subsidiary, as applicable, effective immediately prior to the date hereof and set forth on Schedule 7.2 (each, a “Seller Severance Plan”), with severance benefits no less favorable than those set forth in such applicable Seller Severance Plan that would apply in the event of a termination of employment “In Connection with a Change in Control” (as defined in the applicable Seller Severance Plan), with all such severance benefits to be conditioned upon execution by each such Continuing Employee of a valid release of claims for the benefit of the Seller and the Buyer (or an applicable Affiliate of the Buyer), on a form acceptable to the Seller and the Buyer Parties. The Buyer Parties shall provide Seller with notice of all such terminations and provide documentation of compliance with this Section 7.2, including copies of executed releases of claims, within forty-five (45) days of each such termination of employment.

Section 7.3Service Credit; Welfare Payments

From and after the applicable Employee Transfer Date, and where applicable with respect to any benefit plan or compensation arrangement of the Buyer or any Affiliate of the Buyer, with respect to each Continuing Employee, and without limiting the employment obligations or terms set forth above in Section 7.1, (a) the Buyer Parties shall recognize and honor, or cause to be recognized and honored, any service credit accrued or recognized by the Seller or any Affiliate thereof as of such date for purposes of determining eligibility and vesting, as well as for purposes of determining the amount of PTO or severance to which a Continuing Employee is entitled (but not (i) to the extent such recognition may result in duplication of benefits or was not recognized by any Seller Benefit Plan or (ii) for purposes of determining the amount of benefits under any benefit plan or compensation arrangement of the Buyer or any Affiliate of the Buyer (including any equity or equity-based or other incentive compensation plan, award, or arrangement) or with respect to any defined benefit pension or retiree welfare plan), to the extent that such credit would be recognized for participants generally under the analogous Buyer plan; (b) the Buyer Parties shall recognize and honor, or cause to be recognized and honored, PTO (to the extent included in Accrued Compensation Obligations and included as a current liability in the final determination of the Closing Net Working Capital Amount) that was accrued or recognized by the Seller or any Affiliate thereof as of such date with respect to such Continuing Employee (or, to the extent honoring such PTO in kind is limited or prohibited by Law after commercially reasonable accommodation by the Buyer or an Affiliate of the Buyer for employee consent or similar procedures, pay each affected Continuing Employee the accrued value of his or her such accrued PTO in cash); and (c) the Buyer Parties shall use, or cause to be used, commercially reasonable efforts to cause the applicable group health plan maintained by the Buyer or an applicable Affiliate of the Buyer to recognize and credit amounts paid by such employees under an applicable Seller Benefit Plan towards satisfying deductible expense requirements and out-of-pocket expense limits during the portion of the calendar year prior to the applicable Employee Transfer Date, for purposes of an analogous welfare benefit plan maintained by the Buyer or any Affiliate of the Buyer in which an employee participates, as if such amounts had been paid in accordance with such Buyer plan for the same plan year;

provided that the applicable plan administrator under each such Seller Benefit Plan shall have timely provided the Buyer with validated information that allows the Buyer Parties to recognize and credit, or cause to be recognized and credited, such amounts with respect to each applicable group health plan maintained by the Buyer or its Affiliates. The Buyer Parties and the Seller agree that, where applicable with respect to any medical or dental benefit plan of the Buyer or an Affiliate of the Buyer, the Buyer Parties shall use, or cause to be used, commercially reasonable efforts to cause such Buyer plan to waive, with respect to each Continuing Employee, any pre-existing condition exclusion to the extent such exclusion was inapplicable, waived, or satisfied by such employee under the applicable Seller Benefit Plan prior to such employee’s Employee Transfer Date.

Section 7.4COBRA

The Buyer Parties shall provide, or cause to be provided, continuation health care coverage to all Continuing Employees (and their respective qualified beneficiaries) who experience a “qualifying event” after the applicable Employee Transfer Date while employed with the Buyer or any of its Affiliates, in accordance with and to the extent required under the continuation health care coverage requirements of COBRA.  Except as required to be provided by the Buyer Parties pursuant to the prior sentence, the Seller shall be responsible for providing continuation coverage and all related notices to the extent required by Law to any Business Employee and any Acquired Subsidiary Employee (and their respective qualified beneficiaries) who experience a “qualifying event” under COBRA on or before the applicable Employee Transfer Date and to whom the Seller, as of immediately prior to the applicable Employee Transfer Date, is (a) providing COBRA coverage or (b) under an obligation to provide such coverage at the election of such individual (or his or her qualified beneficiary) based on a termination of employment on or prior to the applicable Employee Transfer Date.

Section 7.5401(k) Plan

With respect to each Transferred Employee who participates in the Cree, Inc. 401(k) plan (the “401(k) Plan”), each Buyer Party shall permit (or shall cause its Affiliates to permit), to the extent permitted under the terms of the 401(k) plan of the Buyer Party or its Affiliates, each such Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code including loans) in an amount equal to the full account balance (including loans) distributable to such Transferred Employee from the 401(k) Plan to a 401(k) plan of the Buyer Party or its Affiliates.

Section 7.6Standard Procedure

With respect to Transferred Employees eligible to receive a Form W-2 and pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004‑53, 2004‑2 C.B. 320, (a) the Buyer Parties and the Seller shall report, or cause to be reported, on a predecessor/successor basis as set forth therein; (b) the Seller will not be relieved from filing a Form W‑2 with respect to any Transferred Employees; and (c) the Buyer Parties will undertake to file (or cause to be filed) a Form W‑2 for each such Transferred Employee with respect to the portion of the year during which such Transferred Employee is employed by the Buyer or an Affiliate of the Buyer, excluding the portion of such year that such Transferred Employee was employed by the Seller.

Section 7.7WARN Act and Other Laws

The Buyer Parties and the Seller shall comply, and cause their Affiliates to comply, in all material respects with all Laws relating to the hiring of Business Employees by the Buyer or its Affiliates, including all applicable discrimination and leave Laws and all applicable international counterparts thereof.  The Buyer Parties shall provide, or cause to be provided, any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Continuing Employees that occur after the Closing Date.  In accordance with 29 U.S.C. 2101(b)(1), the Seller shall provide any required notice under, and otherwise comply with, the WARN Act with respect to employment losses of Business Employees or the Acquired Subsidiary Employees that occur on or prior to the Closing Date.

Section 7.8International Employees

(a)Notwithstanding anything to the contrary in this Article VII, with respect to Business Employees and Acquired Subsidiary Employees residing in jurisdictions other than the United States (the “International Employees”), each Buyer Party shall, and shall cause its Affiliates to, comply with the terms and conditions set forth on Schedule 7.8(a), in addition to the other applicable terms and conditions of this Article VII (to the extent consistent with Schedule 7.8(a)).

(b)In the case of any International Employees who become Continuing Employees, each Buyer Party and its Affiliates shall comply with obligations or standards arising under Laws or Contracts governing the terms and conditions of their employment or severance of employment in connection with the Transactions or otherwise to the extent any such obligations or standards require terms and conditions that exceed the otherwise applicable terms and conditions of this Article VII.

(c)With respect to Transferred Employees residing in the United States, each Buyer Party shall, and shall cause its Affiliates to, continue to provide reasonably necessary immigration support for the United States residency of such Transferred Employees (including obtaining or maintaining a United States H1B or H2B Visa, green card, temporary work visa or other work permit).

Section 7.9Outstanding Equity Awards

The Seller shall, and shall cause its Affiliates to, take such actions as are reasonably necessary so that, effective as of and contingent upon the applicable Employee Transfer Date, all equity awards made to any Continuing Employees outstanding as of the applicable Employee Transfer Date that would have vested solely based on the passage of time in the twelve (12) month period ending on the one-year anniversary of the applicable Employee Transfer Date shall be accelerated as of immediately prior to the applicable Employee Transfer Date and become settled, exercised or exercisable in accordance with its terms.

Section 7.10No Third-Party Beneficiaries

This Article VII shall be binding upon and inure solely to the benefit of the Buyer Parties and the Seller, and nothing in this Article VII, expressed or implied, is intended or shall be construed to confer upon any other Person any rights or remedies of any nature whatsoever or to establish or constitute an amendment of any compensation or benefit plan maintained by any Seller Entity, the Acquired Subsidiary, any Buyer Party or any of their respective Affiliates (or an undertaking to amend any such plan).  Without limiting the foregoing, no provision of this Article VII shall create any third party beneficiary rights in any current or former employee, director or consultant of any Seller Entity or the Acquired Subsidiary or any of their respective Affiliates.

Article VIII
CONDITIONS TO THE CLOSING

Section 8.1Conditions to the Obligations of Each Party

The respective obligations of each Party to complete and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by Law), in writing, by mutual agreement of the Buyer Parties and the Seller:

(a)No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction prohibiting the completion of the Transactions shall be in effect, nor shall any Law or Order be in effect, that makes completion of the Transactions illegal, nor shall there be any pending Action challenging or seeking to prevent, enjoin or prohibit the completion of the Transactions (each, a “Closing Legal Impediment”).

(b)Mandatory Regulatory Approvals.  (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and (ii) all applicable waiting periods and approvals required pursuant to or in connection with any other applicable Competition Laws shall have expired or been terminated or obtained, as applicable (collectively, the “Mandatory Regulatory Approvals”).

Section 8.2Additional Conditions to the Obligations of the Buyer

The obligations of the Buyer Parties to complete and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by Law), in writing, by the Buyer Parties:

(a)Representations and Warranties. (i) The representations and warranties of the Seller set forth in Article III (other than the Seller Fundamental Representations (except for those in Section 3.8(a)) and disregarding any Materiality Qualifiers) shall have been true and correct at and as of the Agreement Date and shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except to the extent such failure or failures of the representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (ii) the Seller Fundamental Representations (except for those in Section 3.8(a)) (disregarding any Materiality Qualifiers) shall have been true and correct in all material respects at and as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), in each case except to the extent that the Seller Fundamental Representations are subject to a Materiality Qualifier, in which case such representations and warranties shall have been true and correct in all respects as of the Agreement Date and shall be true and correct in all respects at and as of the Closing Date.

(b)Performance of Obligations.  The Seller shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by the Seller as of or prior to the Closing under the terms of this Agreement.

(c)No Seller Material Adverse Effect.  Since the Agreement Date, there shall have been no Seller Material Adverse Effect.

(d)Certificate of the Seller.  The Buyer shall have received a certificate dated as of the Closing Date and executed by a duly authorized officer of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying fulfillment of the conditions set forth in Sections 8.2(a), (b) and (c).

(e)Forms W-9.  The Seller shall have delivered to the Buyer an IRS Form W-9, Request for Taxpayer Identification Number and Certification, with respect to each applicable Seller Entity dated as of the Closing Date, certifying that such Seller Entity is a U.S. person.

(f)Transferred Interests. As further detailed in Schedule 8.2(f), the Buyer shall have received appropriate instruments of transfer and assignment to effect the transfer of the Transferred Interests (including, with respect to Transferred Interests that are certificated, certificates representing such Transferred Interests, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Transferred Interests), as well as copies of all necessary executed board and shareholder resolutions required to approve and register such transfers, all original statutory and other books and records of the Acquired Subsidiary (including financial and Tax records), all approval certificates, business licenses, seals (including without limitation company seal, contract seal and financial seal), and the identification of the personnel who are responsible for maintaining such items for the Acquired Subsidiary.

(g)Liens.  All Liens (other than Permitted Liens) with respect to the Acquired Assets shall have been released and terminated, and the Seller shall have delivered to the Buyer all documentation reasonably necessary to evidence such release and termination.

(h)Reserved

(i)Audited Carve-Out Financials.  The Buyer shall have received (i) the Audited Carve-Out Financials and (ii) an executed consent in form and substance reasonably satisfactory to the Buyer dated as of the Closing Date, of the Seller’s accountants, for filing with the SEC of the Audited Carve-Out Financials.

(j)Certificate of Secretary. A certificate of the Secretary or other executive officer of the Seller, dated as of the Closing Date, and attaching and certifying as to: (i) the authorizing resolutions of the Seller’s board of directors to authorize the execution, delivery and consummation of this Agreement, the other Transaction Documents and the Transactions and (ii) the incumbency and signatures of each Person signing this Agreement or the other Transaction Documents on behalf of any Seller Entity or Acquired Entity.

(k)Resignations.  The Buyer shall have received duly signed resignation letters, effective at the time of the Closing, of all officers, directors and managers of the Acquired Entities, as designated by the Buyer, from their officer, director and manager positions, as applicable, with the Acquired Entities.

(l)IP Assignment Agreements. The Buyer shall have received from the Seller (i) short-form assignment documents for all Assigned Patents and Assigned Trademarks that are suitable for recording with the appropriate Governmental Entities to perfect, record, evidence, establish and confirm the assignment, transfer, conveyance and delivery to the Buyer or a designated Affiliate of the Buyer all right, title and interest in and to the Assigned Patents and Assigned Trademarks, duly executed by the current registered owner(s); and (ii) all necessary credentials and documentation required for the transfer of the Assigned Domain Names.

(m)Transaction Documents.  The Buyer shall have received each Transaction Document duly executed by the Seller or the applicable Seller Entity.

Section 8.3Additional Conditions to the Obligations of the Seller

The obligations of the Seller to complete and effect the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by Law), in writing, by the Seller:

(a)Representations and Warranties.  (i) The representations and warranties of the Buyer Parties set forth in Article IV (other than the Buyer Fundamental Representations and disregarding any Materiality Qualifiers) shall have been true and correct at and as of the Agreement Date and shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) except to the extent such failure or failures of the representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) the Buyer Fundamental Representations (disregarding any Materiality Qualifiers) shall have been true and correct in all material respects at and as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), in each case except to the extent that the Buyer Fundamental Representations are subject to a Materiality Qualifier, in which case such representations and warranties shall have been true and correct in all respects as of the Agreement Date and shall be true and correct in all respects at and as of the Closing Date.

(b)Performance of Obligations.  The Buyer Parties shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by the Buyer Parties as of or prior to the Closing under the terms of this Agreement;

(c)No Buyer Material Adverse Effect.  Since the Agreement Date, there shall have been no Buyer Material Adverse Effect.

(d)Certificate of the Buyer Parties.  The Seller shall have received a certificate dated as of the Closing Date and executed by a duly authorized officer of each Buyer Party, in form and substance reasonably satisfactory to the Seller, certifying the fulfillment of the conditions set forth in Sections 8.3(a), (b) and (c).

(e)Certificate of Secretary. A certificate of the Secretary or other executive officer of each Buyer Party, dated as of the Closing Date, and attaching and certifying as to: (i) the authorizing resolutions of each Buyer Party’s board of directors to authorize the execution, delivery and consummation of this Agreement, the other Transaction Documents and the Transactions and (ii) the incumbency and signatures of each Person signing this Agreement or the other Transaction Documents on behalf of any Buyer Group Member.

(f)Transaction Documents.  The Seller shall have received counterparts to the Transaction Documents, duly executed by the applicable Buyer Group Member.

(g)Legal Opinions.  The Seller shall have received legal opinions from counsel to the Buyer Parent with respect to the Purchase Price Note in the forms set forth in Schedule 8.3(g).

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.1Termination

At any time prior to the Closing, this Agreement may be terminated:

(a)by the mutual written consent of the Buyer and the Seller;

(b)by the Seller or the Buyer by written notice to the other Party if any Governmental Entity having competent jurisdiction has issued, enacted or promulgated (i) a final, non-appealable Order permanently restraining, enjoining or otherwise prohibiting the purchase and sale of the Transferred Interests or the Acquired Assets or the assumption of the Assumed Liabilities or (ii) any Law that is in effect and has the effect of making the Transaction illegal or otherwise preventing the purchase and sale of the Transferred Interests or the Acquired Assets or the assumption of the Assumed Liabilities provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such Order;

(c)by the Seller or the Buyer by written notice to the other Party if the Closing shall not have occurred on or prior to [****] (as may be extended pursuant to this Section 9.1(c), the “Outside Date”); provided that if on the then-applicable Outside Date all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived (which waiver may be solely for purposes of extending the Outside Date under this Section 9.1(c)), other than (i) the conditions that by their nature are to be satisfied by actions to be taken at Closing, each of which is then capable of being satisfied, (ii) obtaining the Mandatory Regulatory Approvals, or (iii) the existence of a Closing Legal Impediment related to any Mandatory Regulatory Approval, then either the Buyer or the Seller may extend the Outside Date for a period of six (6) months to [****] by written notice to such other Party; provided further that the applicable rights of termination under this Section 9.1(c) shall not be available to (x) any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such then-applicable Outside Date, or (y) either Party if the other Party has filed an Action seeking specific performance and is actively pursuing such Action at the time of such Party’s attempt to terminate pursuant to this Section 9.1(c).

(d)by the Buyer, by written notice to the Seller, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Seller, which breach or failure to perform individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied and (ii) if capable of being cured, shall not have been cured or waived within ten (10) Business Days after the Buyer has provided the Seller written notice of such breach or failure to perform; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Buyer is, at that time, in material breach of this Agreement; or

(e)by the Seller, by written notice to the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of either Buyer Party, which breach or failure to perform (i) would cause the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied and (ii) if capable of being cured, shall not have been cured or waived within ten (10)  Business Days after the Seller has provided the Buyer written notice of such breach or failure to perform; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Seller is, at that time, in material breach of this Agreement.

Section 9.2Effect of Termination; Termination Fee

(a)In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given to the Buyer or the Seller, as applicable, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party (other than as set forth in this Section 9.2); provided, however, that notwithstanding anything in the foregoing to the contrary, (i) this Section 9.2 and Article XI shall survive any termination of this Agreement and (ii) no such termination shall relieve any Party of any Liability to any other Party resulting from any Fraud or any material breach of this Agreement prior to such termination.  The Confidentiality Agreement shall survive and not be affected by a termination of this Agreement.

(b)In the event that this Agreement is terminated:

(i)by either the Buyer or the Seller pursuant to Section 9.1(b) as a result of an Order or Law that arises from, relates to or is in connection with any Mandatory Regulatory Approval, or

(ii)by either the Buyer or the Seller pursuant to Section 9.1(c) if any Mandatory Regulatory Approval has not been obtained or otherwise remains outstanding as of the Outside Date,

then, in any such case, the Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Seller or its designees $4,000,000 (the “Termination Fee”) by wire transfer of immediately available funds. For the avoidance of doubt, in no event shall the Buyer be required to pay the Termination Fee on more than one occasion, and in circumstances where the Buyer has paid the Termination Fee such Termination Fee shall be the sole and exclusive remedy of the Seller and its Affiliates against the Buyer and its Affiliates as a result of the related termination or otherwise relating to this Agreement or the Transactions (whether framed in tort, contract or otherwise), except that no such payment shall relieve either Party of any Liability to the other Party resulting from any Fraud or any intentional breach of this Agreement.

(c)In the event that this Agreement is terminated by the Seller pursuant to Section 9.1(e) as a result of any Buyer Party’s breach of or failure to perform any covenant set forth in Section 5.2, the Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Seller or its designees an amount equal to $4,000,000 (the “Liquidated Damages”) by wire transfer of immediately available funds as liquidated damages for such breach.  For the avoidance of doubt, in no event shall the Buyer be required to pay the Liquidated Damages on more than one occasion, and in circumstances where the Buyer has paid the Liquidated Damages, such Liquidated Damages shall be the sole and exclusive remedy of the Seller and its Affiliates against the Buyer and its Affiliates as a result of the related termination or otherwise relating to this Agreement or the Transactions (whether framed in tort, contract or otherwise).

(d)If the Buyer fails to pay the Termination Fee or the Liquidated Damages when required to do so under this Section 9.2, and, in order to obtain such payment, the Seller commences an Action that results in a judgment against the Buyer for the Termination Fee or the Liquidated Damages, as the case may be, the Buyer Parties shall pay to the Seller, together with the Termination Fee or the Liquidated Damages, as the case may be, (i) interest on the Termination Fee or the Liquidated Damages, as the case may be, from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (ii) the Seller’s costs and expenses (including reasonable attorneys’ fees) arising from or in connection with such Action.

(e)The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement.  In particular, the Parties acknowledge and agree that the Liquidated Damages are not a penalty, but rather liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which the Liquidated Damages are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and otherwise in reliance on this Agreement and on the expectation of the consummation of the Transactions.

Article X
CERTAIN REMEDIES

Section 10.1Indemnification of the Buyer Indemnified Persons by the Seller

From and after the Closing, in accordance with and as limited by this Article X, the Seller agrees to indemnify, defend, compensate, reimburse and hold harmless (collectively, for purposes of this Article X, “indemnify”) the Buyer Parties, their respective Affiliates, and the Buyer Parties’ and the Buyer Parties’ respective Affiliates’ directors, officers, managers, shareholders, partners, equity holders, members, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each a “Buyer Indemnified Person”) from and against and be liable for any and all Damages suffered or incurred by any of them, whether or not involving a Third Party Claim, to the extent such Damages arise out of, relate to or result from:

(a)any breach or inaccuracy of any representation or warranty made by the Seller in (i) Article III of this Agreement, (ii) the certificate delivered by the Seller pursuant to Section 8.2(d) or (iii) the Intellectual Property Assignment and License Agreement;

(b)any breach or non-performance of any agreement, covenant or obligation to be performed by the Seller in this Agreement or the Intellectual Property Assignment and License Agreement;

(c)the following Taxes, other than to the extent included in the final determination of the Closing Net Working Capital Amount or to the extent such Taxes are Buyer Action Taxes, in each case in proportion to the Seller’s direct or indirect ownership interest in the applicable Acquired Entity immediately prior to the Closing: (i) any Pre-Closing Acquired Entity Taxes, (ii) any Taxes imposed on the Acquired Entities pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Laws as a result of an Acquired Entity having been a member of an Affiliated Group prior to the Closing, and (iii) any Taxes for which an Acquired Entity has any liability as a transferee or successor, pursuant to any Contractual obligation or otherwise, which Tax is related to the operations of the Acquired Entities on or prior to the Closing Date or to an event or transaction occurring before the Closing;

(d)any Excluded Liabilities (other than those subject to indemnification pursuant to Section 10.1(f));

(e)the matters set forth in Schedule 10.1(e), subject to the limitations set forth in said Schedule 10.1(e); or

(f)the matters set forth in Schedule 10.1(f), subject to the limitations set forth in said Schedule 10.1(f).

Section 10.2Indemnification of the Seller Indemnified Persons by the Buyer

From and after the Closing, in accordance with and as limited by this Article X, the Buyer Parties agree, jointly and severally, to indemnify the Seller, its Affiliates, and its and their respective directors, officers, managers, shareholders, partners, equity holders, members, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each a “Seller Indemnified Person”) from and against and be liable for any and all Damages suffered or incurred by any of them, whether or not involving a Third Party Claim, to the extent such Damages arise out of, relate to or result from:

(a)any breach or inaccuracy of any representation or warranty made by any Buyer Group Member in (i) Article IV of this Agreement, (ii) the certificate delivered by the Buyer Parties pursuant to Section 8.3(d) or (iii) the Intellectual Property Assignment and License Agreement;

(b)any breach or non-performance of any agreement, covenant or obligation to be performed by any Buyer Group Member in this Agreement or the Intellectual Property Assignment and License Agreement;

(c)any Assumed Liabilities;

(d)any Buyer Action Taxes; or

(e)any Third Party Claims to the extent resulting from, arising out of, relating to or caused by the operation of the Business after the Closing.

Section 10.3Indemnification Procedure

(a)Notice of Claims.  A Buyer Indemnified Person or Seller Indemnified Person claiming indemnification hereunder (a “Claiming Party”) shall give to the Seller for claims under Section 10.1 or to the Buyer Parties for claims under Section 10.2 (as applicable, the “Responding Party”) prompt written notice (such notice, the “Claim Notice”) of any good faith claim for indemnification (including as a result of a Third Party Claim, a “Claim”), but in any event (i) prior to the expiration of any survival period for such Claim as provided in Section 10.4(a) and (ii) if such Claim relates to the assertion against the Claiming Party of any claim or dispute by a third party (a “Third Party Claim”), within thirty (30) days after the assertion in writing by or on behalf of such third party of such Third Party Claim.  Notwithstanding the foregoing, no delay in providing the Claim Notice in accordance with the terms hereof (other than the failure to give notice prior to the expiration of the survival period for such Claim, as specified in Section 10.4(a)) shall affect a Claiming Party’s rights hereunder unless (and then only to the extent that) the Responding Party is materially prejudiced thereby.  The Claim Notice shall describe the nature of the Claim, the amount thereof if then known and the provision or provisions of this Agreement on which the Claim is based, and the Claiming Party shall otherwise make reasonably available to the Responding Party all relevant information which is material to the Claim and which is in the possession of the Claiming Party. Unless the Claim described in the Claim Notice is contested by the Responding Party by written notice to the Claiming Party of the amount of the Claim that is contested, given within thirty (30) days of the receipt of the Claim Notice (the “Dispute Notice”), the Claiming Party may recover such undisputed amount of the Claim described in the Claim Notice, if any, from the Responding Party, subject to the terms and limitations of this Article X.  The Claiming Party and the Responding Party shall attempt in good faith for thirty (30) days after receipt of a Dispute Notice to resolve the objections set forth therein.  If no settlement can be reached between the Claiming Party and the Responding Party with respect to a Claim after good faith negotiation during the thirty (30)-day period after the Claiming Party’s receipt of the Dispute Notice, the Parties will no longer be bound by the dispute resolution procedures in this Section 10.3(a) and either Party may commence an Action to resolve such dispute.  The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing dispute resolution proceedings will be without prejudice to the legal position of a Party in any subsequent Action.

(b)Third Party Claims.  If any Claim is a Third-Party Claim, the following provisions shall apply:

(i)Within thirty (30) days after delivery of the Claim Notice, the Responding Party will, upon written notice thereof to the Claiming Party, have the right to assume control of the defense of the Third Party Claim with counsel of the Responding Party’s choice reasonably satisfactory to the Claiming Party, provided that the Responding Party must conduct the defense of the Third Party Claim actively and diligently and must keep the Claiming Party reasonably informed of the status of the Third Party Claim and the Responding Party may not, except as set forth in Section 10.3(b)(iv), assume the control of the defense of any Third Party Claim in which equitable relief is sought against the Claiming Party or any of its Subsidiaries; and provided further that the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and the Responding Party shall consider in good faith the views of the Claiming Party and its counsel.  In conducting the defense of the Third Party Claim, the Responding Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (including with respect to the matters set forth in Schedule 10.3(b)(i)) without the prior written consent of the Claiming Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves only the payment of money damages by the Responding Party, does not impose an injunction or other equitable relief upon the Claiming Party, does not include any admission of wrongdoing on the part of the Claiming Party or its Affiliates and includes the giving by the claimant or plaintiff to the Claiming Party of a release from all Liability in respect of such Third Party Claim.

(ii)In the event that the Responding Party does not elect (or is not permitted by the terms of this Agreement) to assume the defense of any Third Party Claim, the Claiming Party shall assume and conduct the defense of the Third Party Claim, provided that the Claiming Party must conduct the defense of the Third Party Claim actively and diligently and must keep the Responding Party reasonably informed of the status of the Third Party Claim.  In conducting the defense of any Third Party Claim, the Claiming Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Responding Party (not to be unreasonably withheld, delayed or conditioned).

(iii)Subject to the terms and limitations of this Article X, the indemnifiable fees and expenses of counsel to the Claiming Party incurred in connection with a Third Party Claim shall be considered Damages for purposes of this Agreement if (A) the Claiming Party controls the defense of such Third Party Claim pursuant to the terms of this Section 10.3(b) or (B) the Responding Party assumes control of such defense and the Claiming Party reasonably concludes upon advice of legal counsel that the Claiming Party and the Responding Party have material conflicting interests or material different defenses available with respect to such Third Party Claim

(iv)With respect to a Third Party Claim within the subject matter of Section 10.1(e) in which equitable relief is sought against the Claiming Party or any of its Subsidiaries, the Responding Party shall, within thirty (30) days after delivery of the Claim Notice, notify the Responding Party whether it intends to assume the defense of such Third Party Claim.  If the Responding Party notifies the Claiming Party that it intends to assume the defense of such Third Party Claim, the Claiming Party shall, within ten (10) days of the receipt of such notice from the Responding Party, notify the Responding Party regarding whether the Claiming Party consents to the Responding Party’s assumption of the defense of such Third Party Claim, and a failure of the Claiming Party to respond within such period shall be deemed consent.  Any such notice shall reference and include the language in this Section 10.3(b)(iv).  If the Claiming Party consents to the Responding Party’s assumption of the defense of such Third Party Claim, the Responding Party shall assume the defense of such Third Party Claim subject to the rights and obligations set forth in this Agreement.  If the Claiming Party does not consent to the Responding Party’s assumption of the defense of such Third Party Claim, the Responding Party shall be relieved of all Liability with respect to such Third Party Claim under this Article X and otherwise.  If following the Responding Party’s assumption of the defense of such Claim the Claiming Party desires to assume the defense of such Claim in a circumstance other than as permitted under this Section 10.3, the Claiming Party shall have the right to do so, provided it notifies the Responding Party in writing of such election.  If the Claiming Party assumes the defense of such Third Party Claim as described in the preceding sentence, the Responding Party shall be relieved of all Liability with respect to such Third Party Claim under this Article X and otherwise and shall be entitled to share in any recovery or settlement pursuant to Schedule 10.1(e) as if the Responding Party had not ceased to control such defense.

(c)Cooperation.  The Buyer Parties and the Seller as the Responding Party or the Claiming Party, as applicable, shall reasonably cooperate with each other in the defense of any Third Party Claim hereunder and shall make available to the Party defending such Third Party Claim such materials and assistance relating thereto as is reasonably requested by such Party.

Section 10.4Survival

(a)General.

(i)The representations and warranties of the Seller set forth in (A) Section 3.1(a)-(e) (Organization, Standing and Power; Matters Relating to the Acquired Entities), Section 3.2 (Authority), Section 3.8(a) (Title to Property), and Section 3.16 (Brokers’ and Finders’ Fees) (collectively, the “Seller Fundamental Representations”) shall survive the Closing for a period of [****], at which time they shall expire; (B) Section 3.9 (Intellectual Property) shall survive the Closing for a period of [****], at which time they shall expire; and (C) Section 3.11 (Taxes) shall survive [****].

(ii)The representations and warranties of the Buyer Parties set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), Section 4.7 (Brokers’ and Finders’ Fees) and Section 4.11 (Purchase Price Note and Earnout Note) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing for a period of [****], at which time they shall expire.

(iii)All representations and warranties not otherwise set forth in Section 10.4(a)(i) or Section 10.4(a)(ii) (such representations and warranties, together with the representations and warranties set forth in Section 3.9 (Intellectual Property) and Section 3.11 (Taxes), collectively, the “Non-Fundamental Representations”) made by either Party contained in this Agreement, the certificates delivered pursuant to Section 8.2(d) or Section 8.3(d), the Bills of Sale or the Intellectual Property Assignment and License Agreement shall survive the Closing for a period of [****], at which time they shall expire.

(iv)The covenants and agreements contained in this Agreement shall continue and survive the Closing until all obligations with respect thereto shall have been performed or satisfied or have been terminated in accordance with their terms (or if no period for performance is specified therein, such covenants and agreements shall survive indefinitely). Notwithstanding the foregoing, no Claim for indemnification under Section 10.1(b) or Section 10.2(b) based upon any breach of a covenant or agreement in this Agreement to be performed or complied with before or at the Closing may be made or asserted by any Person, and no obligation to indemnify in respect thereof shall exist, unless written notice thereof is provided in accordance with the terms hereof within [****] of the Closing Date.

(v)A claim based on Fraud may be brought at any time.

(b)Survival of Claims until Final Determination. No Claim for indemnification in respect of Damages arising in connection with this Agreement may be made or asserted by any Person, and no obligation to indemnify in respect thereof shall exist, unless written notice of such Claim shall have been given as provided in this Article X on or prior to the last day of the survival period specified in Section 10.4(a) relating to the provision(s) of this Agreement on which such Claim is based. For each Claim for indemnification hereunder regarding a representation, warranty, covenant or agreement that is properly made in writing in accordance with the terms hereof before the expiration of such representation, warranty, covenant or agreement, the representation, warranty, covenant or agreement that is the basis for such Claim shall survive until, but only for the purpose of, the final determination and satisfaction of such Claim.

(c)Effect on Statute of Limitations.  It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Article X is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be deemed to have been reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge and agree that the time periods set forth in this Article X for the assertion of Claims under this Agreement are the result of arms’ length negotiation between the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 10.5Limitations

(a)Threshold on Indemnification.

(i)The Buyer Indemnified Persons shall not be entitled to indemnification under Section 10.1(a) with respect to Seller Non-Fundamental Representations (A) unless and until the aggregate amount of all indemnifiable Damages suffered or incurred by all Buyer Indemnified Persons under Section 10.1(a) with respect to Seller Non-Fundamental Representations exceeds the Threshold (in which case, the Seller will be obligated to indemnify the Buyer Indemnified Persons for all such Damages, including the Threshold) and (B) for any Claim, unless and until such Buyer Indemnified Persons have suffered or incurred aggregate indemnifiable Damages arising out of such Claim or series of related Claims under Section 10.1(a) with respect to Seller Non-Fundamental Representations in excess of $[****] (the “Eligible Claims Threshold”) (provided that any such Claim or series of related Claims not exceeding such amount shall not count towards the Threshold and shall not be indemnifiable under this Article X).  Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a)(i) shall not apply with respect to the Seller Fundamental Representations or with respect to Fraud.

(ii)The Seller Indemnified Persons shall not be entitled to indemnification under Section 10.2(a) with respect to Buyer Non-Fundamental Representations (A) unless and until the aggregate amount of all indemnifiable Damages suffered or incurred by all Seller Indemnified Persons under Section 10.2(a) with respect to Buyer Non-Fundamental Representations exceeds the Threshold (in which case, the Buyer Parties will be obligated to indemnify the Seller Indemnified Persons for [****]) and (B) for any Claim, unless and until such Seller Indemnified Persons have suffered or incurred aggregate indemnifiable Damages arising out of such Claim or series of related Claims under Section 10.2(a) with respect to Buyer Non-Fundamental Representations in excess of the Eligible Claims Threshold (provided that any such Claim or series of related Claims not exceeding such amount shall not count towards the Threshold and shall not be indemnifiable under this Article X).  Notwithstanding the foregoing, the limitations set forth in this Section 10.5(a)(ii) shall not apply with respect to the Buyer Fundamental Representations or with respect to Fraud.

(b)Cap on Indemnification.

(i)Seller’s Liabilities

(A)The Seller’s total Liability (1) under Section 10.1(a) (with respect to the Seller Non-Fundamental Representations) and (2) under Section 12(a)(ii) of the Supply Agreement shall not exceed (in the aggregate) the General Representations Cap (without giving effect to any adjustment in Section 10.5(b)(i)(B)).

(B)The Seller’s total Liability under Section 10.1(f) with respect to the Specified Environmental Liabilities (if any) shall not exceed (in the aggregate and when combined with the Seller’s total Liability (1) under Section 10.1(a) (with respect to the Seller Non-Fundamental Representations) and (2) under Section 12(a)(ii) of the Supply Agreement) the General Representations Cap; provided, however, that solely in the event that there are Specified Environmental Liabilities for which the Seller has Liability pursuant to Section 10.1(f), the General Representations Cap will be increased by the amount of such Specified Environmental Liabilities up to the Environmental Excess Amount.  All Specified Environmental Liabilities shall, for the purposes of the limitations in this Section 10.5(b)(i)(B), apply towards determining the Seller’s total Liability under Section 10.1(f), regardless of whether such Liabilities are incurred before or after the Closing, incurred by the Seller or the Buyer (or any of their respective Affiliates) or subject to any indemnification claim by any Buyer Indemnified Person.

(C)The limitations set forth in Sections 10.5(b)(1)(A) and 10.5(b)(1)(B) shall not apply to the Seller Fundamental Representations.

(D)The Seller’s total Liability under (1) Section 10.1(e) and (2) Section 12(a)(i) of the Supply Agreement shall not exceed (in the aggregate) the Special Indemnification Matters Cap.

(E)The Seller’s maximum aggregate Liability pursuant to (a) Section 10.1, (b) Section 12(a)(i) of the Supply Agreement and (c) Section 12(a)(ii) of the Supply Agreement shall not exceed (in the aggregate) the Aggregate Cap. All Liabilities within the subject matter of Section 10.1(f) shall, for the purposes of the limitations in this Section 10.5(b)(1)(E), apply towards the Seller’s total Liability under Section 10.1, regardless of whether such Liabilities are incurred before or after the Closing, incurred by the Seller or the Buyer (or any of their respective Affiliates) or subject to any indemnification claim by any Buyer Indemnified Person.

(F)Notwithstanding the foregoing, the limitations set forth in this Section 10.5(b)(i) shall not apply with respect to Fraud.

(ii)Buyer’s Liabilities

(A)The Buyer Parties’ total Liability under Section 10.2(a) (with respect to the Buyer Non-Fundamental Representations) shall not exceed (in the aggregate) the General Representations Cap (without giving effect to any adjustment in Section 10.5(b)(i)(B)); provided, that the foregoing limitation shall not apply with respect to the Buyer Fundamental Representations.

(B)The Buyer Parties’ maximum aggregate Liability pursuant to Section 10.2 shall not exceed the Aggregate Cap.

(C)Notwithstanding the foregoing, the limitations set forth in this Section 10.5(b)(ii) shall not apply with respect to Fraud.

(c)Damages Net of Insurance and other Third Party Recovery; Effect on Insurance and other Third Party Recovery.  The indemnities provided for in this Article X are not intended and shall not be deemed to limit, condition, reduce or supplant the primary availability of any insurance or third-party coverage or indemnification that would be available to the Claiming Party in the absence of such indemnities.  For all purposes of this Article X, “Damages” shall be calculated net of the amount of any insurance or third-party indemnification or other reimbursement or coverage actually received by the applicable Claiming Party (or any Affiliate thereof) from insurance policies or third parties in connection with such Damages, net of all applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto, and all reasonable fees, costs and expenses incurred in connection with the collection of any such proceeds.  The applicable Claiming Party will (and will cause any Affiliate thereof to) use commercially reasonable efforts to obtain such insurance proceeds or third party-indemnification or other coverage; provided that the Claiming Party shall not be obligated to commence any Action with respect thereto.  If a Claiming Party (or any Affiliate thereof) receives an amount under insurance or third-party indemnification or other reimbursement or coverage with respect to Damages at any time subsequent to any indemnification provided by a Responding Party, then such Claiming Party shall promptly reimburse the Responding Party for any such payment made up to such amount received by the Claiming Party (and any Affiliate thereof) (net of applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto, and all reasonable fees, costs and expenses incurred in connection with the collection of any such proceeds).

(d)Working Capital Matters; Mitigation.  No Buyer Indemnified Person shall be entitled to indemnification for any Damages to the extent that a specific amount relating to the matter giving rise to such Damages was taken into account as a Liability for purposes of calculating the Adjustment Amount; provided, however, that this Section 10.5(d) shall not limit the amount to which any Buyer Indemnified Person would otherwise be entitled to indemnification for any Damages in excess of such amount taken into account for purposes of calculating the Adjustment Amount.  Any Damages under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.  The Buyer’s indemnification obligations under Section 10.2 and the Seller’s indemnification obligations under Section 10.1 shall not limit the Buyer Indemnified Parties’ rights to indemnification under Section 10.1 or the Seller Indemnified Persons’ rights to indemnification under Section 10.2, respectively, regardless of whether such obligations to indemnify and rights to indemnification arise out of the same facts and circumstances.  By way of example only and not of limitation, if a Seller Indemnified Person suffers Damages from an Assumed Liability and the facts giving rise to such Assumed Liability also give rise to a breach of this Agreement for which a Buyer Indemnified Person is entitled to indemnification pursuant to Section 10.1, the right of such Buyer Indemnified Person to receive indemnification from the Seller under Section 10.1 shall apply notwithstanding that the Buyer remains obligated to indemnify the Seller for Damages from such Assumed Liability under Section 10.2.  Schedule 10.5(d) sets forth illustrative examples of the Parties’ intention with respect to situations in which the same fact pattern creates overlapping indemnification obligations.  A Claiming Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to mitigate any Damage upon becoming aware of any event which would reasonably be expected to, or does, give rise to such Damages.

(e)Set Off; Payments by the Seller. Neither the Buyer Parties nor the Seller shall have any right to set off any amounts owed to a Buyer Indemnified Person or a Seller Indemnified Person, respectively, under this Article X against any payments to be made by either of them or their respective Affiliates under any other provisions of this Agreement or any other Transaction Document, except that, if the Seller is determined to be required to indemnify a Buyer Indemnified Person under this Article X, if the Seller has a payment obligation to the Buyer under Section 2.9(d)(i), or if the Seller or an Affiliate of the Seller is otherwise determined to be liable to a Buyer Indemnified Person under any Transaction Document, the Buyer Indemnified Persons, prior to receiving from the Seller or any Affiliate of the Seller any cash payment for Claims under this Article X, any cash payment under Section 2.9(d)(i) or any other cash payment under any Transaction Document, shall first set off any such amounts owed to a Buyer Indemnified Person against any unpaid amount of the Purchase Price Note or, if there are no amounts available for setoff under the Purchase Price Note, the Earnout Note (when and if issued in accordance with Section 2.11(a)) as provided herein and therein, with such amount being first set off against any unpaid interest and then against any unpaid principal on such note.

(f)Specific Indemnity Matters. Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Persons’ sole and exclusive remedy in connection with Damages within the subject matter of Schedule 10.1(e) shall be pursuant to Section 10.1(e).

Section 10.6Exclusive Remedies

Except as expressly set forth in Sections 2.6(b), 6.4 and Article IX, the Parties each acknowledge and agree (on behalf of themselves and their respective Affiliates) that from and after the Closing the indemnification provisions set forth in this Article X shall be the sole and exclusive remedy of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to any and all claims or disputes, whether in contract, tort, law, equity or otherwise, relating to the subject matter of this Agreement (including the certificates delivered pursuant to Section 8.2(d) and Section 8.3(d)), the Bills of Sale or the Intellectual Property Assignment and License Agreement. Notwithstanding anything to the contrary in the foregoing, and without limiting the Buyer Indemnified Persons’ and the Seller Indemnified Persons’ rights to indemnification under Section 10.1 and Section 10.2, respectively, nothing contained in this Section 10.6 shall limit (a) any rights or remedies arising out of or related to any Transaction Document other than those expressly set forth in the first sentence of this Section 10.6, (b) any rights or remedies (including rights to indemnification) set forth in any Transaction Document or (c) any equitable remedies, including those described in Section 11.8.  In no event shall the Buyer, its successors or its permitted assigns be entitled to claim or seek rescission of the Transactions.

Section 10.7Characterization of Indemnity Payments

Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Cash Purchase Price for all Tax purposes.

Section 10.8Materiality; Investigation

(a)For purposes of determining the amount of any Damages arising out of, relating to or resulting from any breach of or inaccuracy in any representation or warranty made in this Agreement, but not for purposes of determining whether or not such breach or inaccuracy has occurred, such representations and warranties shall be considered without giving effect to any limitation or qualification as to “material”, “materially”, “in all material respects”, “Seller Material Adverse Effect”. “Buyer Material Adverse Effect” or any other derivation of the word “material”, in any case, other than with respect to the use of the word “material” in the term “Material Contract” itself.

(b)The right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement set forth in this Agreement.

Article XI
GENERAL PROVISIONS

Section 11.1Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by reputable overnight courier service (charges prepaid), upon receipt, (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (c) if sent by email (with confirmation of delivery), on the date sent to such recipient if sent during the normal business hours of the recipient, and on the next Business Day if sent after the normal business hours of the recipient, and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as the applicable Party shall provide by like notice to the other Parties:

(a)if to the Buyer or the Buyer Parent (for the avoidance of doubt, notice to either the Buyer or the Buyer Parent shall constitute notice to both), to:

SMART Global Holdings, Inc.
39870 Eureka Drive
Newark, California  94560
Email: [****]
Attention:  Bruce Goldberg, General Counsel

with a copy to (not constituting notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California  94025
Attention:   Warren Lazarow
E-mail:  wlazarow@omm.com

and

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California  92660
Attention:  Andor D. Terner and Nikole Kingston
E-mail:  aterner@omm.com; nkingston@omm.com

(b)if to the Seller, to:

Cree, Inc.
4600 Silicon Dr.
Durham, North Carolina 27703
Email:  [****]
Attention:  Bradley D. Kohn, General Counsel and Corporate Secretary

with a copy to (not constituting notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Wells Fargo Capitol Center
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Email:  groach@smithlaw.com
Attention:  Gerald F. Roach

Section 11.2Counterparts

This Agreement, and any amendments hereto, may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Signatures delivered by facsimile transmission or other electronic means (e.g., PDF) shall be binding for all purposes hereof.

Section 11.3Entire Agreement; Nonassignability; Parties in Interest

This Agreement, the Confidentiality Agreement and the other Transaction Documents (together with all schedules and exhibits thereto as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  Except as set forth in the last sentence of this Section 11.3, no Party may assign its rights or delegate its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted assignment in violation of this Section 11.3 shall be null and void.  This Agreement and the rights and obligations hereunder shall be binding upon and inure solely to the benefit of the Parties and their respective successors, heirs, legal representatives and permitted assigns.  Except as set forth in Article X and Section 11.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  It is the current intention of the Buyer Parties that the assets, liabilities and employees of the Business that are located in the U.S. will be acquired, assumed and hired by Buyer or another U.S.-based Buyer Group Member, and that the assets, liabilities and employees of the Business that are located outside of the U.S. will be acquired, assumed and hired by Buyer Parent or another non U.S.-based Buyer Group Member.  Notwithstanding the limitations on assignment contemplated by this Section 11.3, the Parties will cooperate in good faith at the Buyer’s sole cost and expense to facilitate such structuring approach by the Buyer Parties, and, subject to Section 11.14, the Buyer Parties are expressly permitted to assign their rights and obligations under this Agreement to any Buyer Group Member for the foregoing purposes and no such assignment shall require the consent of the Seller.

Section 11.4Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 11.5Amendment; Waiver

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by the Parties from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by each of the Parties (or by the Party providing the waiver, in the case of a waiver), and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given.  No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided in this Agreement (including in Section 10.6), the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that the Parties may otherwise have at law or in equity.

Section 11.6Governing Law; Consent to Jurisdiction

This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court shall not have jurisdiction, any state or federal court sitting in Delaware), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and waives any objection to venue laid therein. Process in any Action referred to in the preceding sentence may be served on any Party anywhere in the world using any of the means described in Section 11.1, which the Parties agree shall constitute effective service of process.  The Parties expressly disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods.

Section 11.7Expenses

Except as otherwise expressly provided for in this Agreement, whether or not the Transactions are completed, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the Transactions (including reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”) shall be paid by the Party incurring such costs and expenses.

Section 11.8Equitable Remedies

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary Damages. Except as otherwise set forth in this Section 11.8, including the limitations set forth herein, the Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 9.1, the Buyer Parties, on the one hand, and the Seller, on the other hand, shall, in the event of any breach or threatened breach by the Seller, on the one hand, or any Buyer Party, on the other hand, of any of their respective covenants or agreements set forth in this Agreement, be entitled to obtain equitable relief, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Party, and to specifically enforce the terms and provisions of this Agreement, or to enforce compliance with the covenants and agreements of the other Party under this Agreement. The Parties have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 11.8.

(b)Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance when available pursuant to the terms of this Agreement to prevent or restrain breaches of this Agreement by such Party (other than challenging the existence of a breach or threatened breach), and to specifically enforce the terms and provisions of this Agreement, or to enforce compliance with the covenants and agreements of such Party under this Agreement. A Party seeking an injunction or other Order or to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or other Order. Each Party further agrees that (i) by seeking the remedies provided for in this Section 11.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (ii) nothing set forth in this Section 11.8 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.8 prior to, or as a condition to, exercising any termination right under Article IX, nor shall the commencement of any Action pursuant to this Section 11.8 or anything set forth in this Section 11.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 11.9Attorneys’ Fees

Should any Party institute any Action to enforce any provision of this Agreement or for Damages by reason of alleged breach of any provision of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party such reasonable out of pocket expenses (including attorneys’ fees and expenses) incurred by the prevailing party in connection with any such Action.

Section 11.10Waiver of Conflicts; Privilege

(a)Each of the Parties acknowledges and agrees that Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Smith Anderson”) has acted as counsel to the Seller and its Affiliates (including, prior to the Closing, the Acquired Subsidiary) in connection with the negotiation of this Agreement, the other Transaction Documents and the Transactions. The Buyer hereby consents and agrees to, and agrees to cause the Acquired Subsidiary to consent and agree to, Smith Anderson representing the Seller and any of its Affiliates (collectively, the “Seller Parties”) or any director, shareholder, officer or employee of the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to the Buyer and its Affiliates (including the Acquired Subsidiary). In connection with the foregoing, the Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Acquired Subsidiary to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Smith Anderson’s prior representation of the Acquired Subsidiary or the Business and (ii) Smith Anderson’s representation of the Seller Parties prior to and after the Closing. The Buyer represents that the Buyer’s legal counsel has explained and helped the Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Smith Anderson and the Buyer’s consent with respect to this waiver is fully informed.

(b)The Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Acquired Subsidiary, that all pre-Closing communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, in any form or format whatsoever between or among Smith Anderson, on one hand, and the Acquired Subsidiary, the Business, or any of their respective directors, officers, employees or other representatives, on the other hand, to the extent related in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Seller on behalf of the Seller Parties and shall not pass to or be claimed by the Buyer or the Acquired Subsidiary. For the avoidance of doubt, any attorney-client privilege, attorney work-product protection or other similar protection in any form or format whatsoever between or among Smith Anderson, on the one hand, and the Acquired Subsidiary, the Business or any of their respective directors, officers, employees or other representatives, on the other hand, to the extent not related to the negotiation, documentation and consummation of the Transactions shall belong to the Acquired Subsidiary and the Buyer, respectively, and shall be controlled, and may be waived, only by the Acquired Subsidiary or the Buyer, as applicable, and shall not be controlled, waived, claimed or used by any Seller Entity following the Closing.

(c)Notwithstanding the foregoing, if a dispute arises between the Buyer or the Acquired Subsidiary, on the one hand, and a third party other than a Seller Party on the other hand, the Buyer or the Acquired Subsidiary may assert the attorney-client privilege, attorney work-product protection or other similar protection for the benefit of the Seller Parties, the Buyer or the Acquired Subsidiary to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither the Buyer nor the Acquired Subsidiary may waive such privilege without the prior written consent of the Seller. If the Buyer or the Acquired Subsidiary is legally required by Order of any Governmental Entity or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications following the Closing, the Buyer shall as soon as reasonably practicable notify the Seller in writing (including by making specific reference to this Section 11.10) so that the Seller can seek a protective order, and the Buyer agrees to use commercially reasonable efforts, at the Seller Parties’ expense, to assist therewith.

(d)To the extent that files or other materials maintained by Smith Anderson that contain Privileged Deal Communications constitute property of its clients, only the Seller Parties shall hold such property rights and Smith Anderson shall have no duty to reveal or disclose any Privileged Deal Communications contained in such files or other materials or any other Privileged Deal Communications by reason of any attorney-client relationship between Smith Anderson, on the one hand, and the Acquired Subsidiary, on the other hand.

(e)The Buyer agrees that it will not, and that it will cause the Acquired Subsidiary not to, use any Privileged Deal Communications against the Seller Parties in connection with any dispute between the Seller, on the one hand, and the Buyer and the Acquired Subsidiary, on the other hand, with respect to this Agreement or the Transactions.

(f)This Section 11.10 is intended for the benefit of, and shall be enforceable by, the Seller and Smith Anderson. This Section 11.10 shall be irrevocable, and no term of this Section 11.10 may be amended, waived or modified without the prior written consent of the Seller and Smith Anderson. This Section 11.10 shall not limit in any manner Section 2.3(d).

Section 11.11Currency

Whenever any payment hereunder is to be paid in “cash,” payment shall be made in the legal tender of the United States and the method for payment shall be by wire transfer of immediately available funds.  In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 11.12Seller Disclosure Schedule and Buyer Disclosure Schedule

The Parties acknowledge and agree that (a) the disclosure by the Seller or the Buyer Parties of any matter in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, respectively, shall not be deemed to constitute an indication, admission or acknowledgement by the Seller or the Buyer Parties, respectively, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant (nor shall it establish a standard of care or materiality for any purpose whatsoever), and matters that are included in the Seller Disclosure Schedule or the Buyer Disclosure Schedule that are not required by this Agreement to be so included are for informational purposes only and do not necessarily include other matters of a similar nature; (b) if any section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, respectively, or the statements contained in any Section of this Agreement reasonably apparent on the face of such disclosure, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, respectively; (c) except as provided in the preceding clause (b), headings have been inserted in the Seller Disclosure Schedule and the Buyer Disclosure Schedule for convenience of reference only; (d) neither the Seller Disclosure Schedule nor the Buyer Disclosure Schedule nor the information and statements contained therein are intended to constitute, and shall not be construed as constituting, representations or warranties of any Party or creating any covenant and shall not expand or enlarge any of the representations or warranties set forth in Article III or Article IV, as applicable; (e) any additional matters set forth for informational purposes do not necessarily include other matters of a similar nature; and (f) all references to representations and warranties contained in this Agreement or the other Transaction Documents shall be deemed to be references to such representations and warranties as qualified and limited by the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable.

Section 11.13Local Agreements

(a)The Parties do not intend this Agreement to transfer title to any Transferred Interests or Acquired Assets or to cause the assumption of any Assumed Liabilities in any jurisdiction in which such transfer or assumption is required to be made pursuant to a Local Agreement, and any such Transferred Interests, Acquired Assets and Assumed Liabilities, as applicable, shall only be transferred by the applicable Local Agreement. The Local Agreements shall not provide for any additional rights or obligations of the Seller Entities, on the one hand, or the Buyer, on the other hand, not provided for in this Agreement. The Seller and the Buyer shall reasonably cooperate in the preparation of such Local Agreements, which shall be prepared in a manner consistent in all respects with the terms of this Agreement with only such changes as necessary to comply with Law of such foreign jurisdictions.

(b)To the extent that the provisions of a Local Agreement are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)the provisions of this Agreement shall prevail; and

(ii)so far as permissible under Law of the relevant jurisdiction, the Seller and the Buyer shall cause the provisions of the relevant Local Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(c)Each Party shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transactions) against the other Parties or any of their respective Affiliates in respect of or based upon any of the Local Agreements, except to the extent necessary to enforce any transfer of Transferred Subsidiary Interests or the Acquired Assets or assumption of the Assumed Liabilities in a manner consistent with the terms of this Agreement.  All such claims (except as referred to above) shall be brought and be subject to the provisions, rights and limitations set out in this Agreement, and no Party shall be entitled to recover Damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Agreements (but without prejudice to the establishment of the existence of the claim hereunder).

Section 11.14Buyer Parent Guarantee

The Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees (the “Buyer Parent Guarantee”) the prompt and full payment and performance of any and all obligations (including payment obligations and other covenants) of each Buyer Group Member under this Agreement and the other Transaction Documents (the “Buyer Group Obligations”).  The Buyer Parent Guarantee shall not be released, discharged or otherwise affected by (a) any acceleration, extension, modification or renewal in respect of any Buyer Group Obligations by operation of Law or otherwise, (b) any amendment, waiver or modification of this Agreement or any other Transaction Document or (c) any other provisions of Law applicable to guarantees.  The Buyer Parent Guarantee is a guarantee of payment and performance and not of collection, and the Seller and its Affiliates shall not be obligated to enforce or exhaust their respective remedies against the Buyer Group Members before proceeding to enforce the Buyer Parent Guarantee.  The Buyer Parent hereby irrevocably waives any and all rights and defenses under, and each other provision of, any Law that restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of payment or performance by an obligor with respect to whose obligations the guarantee or surety is provided.  The Buyer Parent Guarantee shall survive the Closing and remain in effect for so long as any Buyer Group Member has obligations under any Transaction Document.  The Buyer Parent agrees that so long as the Buyer Group Obligations remain outstanding, the Buyer Parent will operate in the Ordinary Course of Business and not dispose of (by dividend, distribution, sale, transfer, or otherwise) all or substantially all of its assets other than to Affiliates that shall also agree in writing to become a guarantor of the Buyer Group Obligations under the terms and conditions of this Section 11.14.

SIGNATURE PAGE FOLLOWS

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Buyer Parties and the Seller have executed and delivered this Asset Purchase Agreement as of the Agreement Date.

BUYER:
CHILI ACQUISITION, INC.
By:	/s/ Jack Pacheco
Name:	Jack Pacheco
Title:	President & CEO

BUYER PARENT:
SMART GLOBAL HOLDINGS, inC.
By:	/s/ Mark Adams
Name:	Mark Adams
Title:	President & CEO

SELLER:
CREE, INC.
By:	/s/ Gregg A. Lowe
Name:	Gregg A. Lowe
Title:	President and Chief Executive Officer